      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 2002

                                                      REGISTRATION NO. 333-82646
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            PRINTCAFE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

               DELAWARE                                 7379                                25-1854929
   (State or other jurisdiction of          (Primary standard industrial                 (I.R.S. employer
    incorporation or organization)          classification code number)               identification number)

                               FORTY 24TH STREET
                              PITTSBURGH, PA 15222
                                 (412) 456-1141
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                  MARC D. OLIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               FORTY 24TH STREET
                              PITTSBURGH, PA 15222
                                 (412) 456-1141
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                 DAVID A. GERSON, ESQ.                                     MARK G. BORDEN, ESQ.
                KIMBERLY A. TAYLOR, ESQ.                                 PETER N. HANDRINOS, ESQ.
              MORGAN, LEWIS & BOCKIUS LLP                                   HALE AND DORR LLP
                   ONE OXFORD CENTRE                                         60 STATE STREET
                  THIRTY-SECOND FLOOR                                        BOSTON, MA 02109
                  PITTSBURGH, PA 15219                                  TELEPHONE: (617) 526-6000
               TELEPHONE: (412) 560-3300                                FACSIMILE: (617) 526-5000
               FACSIMILE: (412) 560-3399

                             ---------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS            Subject to completion             May 17, 2002

--------------------------------------------------------------------------------

7,500,000 SHARES

[Printcafe Logo]

Printcafe Software, Inc.

COMMON STOCK
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. All of the shares of common stock are being sold by Printcafe Software. We expect the public offering price to be between $7.00 and $9.00 per share.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PCAF."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to Printcafe Software, Inc.        $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to 1,125,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth in "Underwriting."
Delivery of the shares will be made on or about           , 2002.

UBS WARBURG
               ROBERTSON STEPHENS
                               U.S. BANCORP PIPER JAFFRAY
                                             MCDONALD INVESTMENTS INC.

[Inside front cover]

This graphic describes the complex interactions between parties in the printing industry supply chain. The graphic depicts ten labeled symbols representing parties in the printing industry supply chain and directional arrows running between the parties to illustrate their interaction with one another. The title "The $240B* printing industry supply chain: complex and inefficient" with the word "Problem" showing behind the text appears above the graphic. The words "Source *U.S. Department of Commerce, 2000" and "Covers printed using Printcafe Web-based products." appear at the bottom of the page.

[Gate-fold]

This graphic depicts the utilization of three of our software products (EnterpriseSite, PrinterSite, and SupplierSite (which includes a notation stating, "Expected to be available Q4 2002")) by target segments in the printing industry supply chain (print buyers, printers, and print industry suppliers). Our three software products are represented by rectangles. Directional arrows between the products and the target market segments illustrate the types of customers that could use our products. The arrows and bullet points illustrate how we enable printers and print buyers to increase efficiencies in each stage of the printing process. The title "Printcafe Software Products" appears above the graphic in the upper left corner of the page, with the word "Solution" showing behind the text. Two sentences appear below the subtitle that describe the benefits to print buyers and printers: "Our integrated software solutions enable printers and print buyers to increase their efficiency in each stage of the print production process." and "We offer Web-based software products that facilitate collaboration between printers and print buyers, as well as enterprise resource planning and supply chain planning and execution software." The logo "printCafe(TM) The operating system for print.(TM)" appears in the lower right corner of the page.

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................    1
The offering..........................    2
Summary consolidated financial data...    3
Risk factors..........................    4
Information regarding forward-looking
  statements..........................   17
Use of proceeds.......................   18
Dividend policy.......................   18
Capitalization........................   19
Dilution..............................   21
Selected consolidated financial
  data................................   22
Management's discussion and analysis
  of financial condition and results
  of operations.......................   23
Business..............................   40
Management............................   51
Related party transactions............   60
Principal stockholders................   64
Description of capital stock..........   66
Shares eligible for future sale.......   69
Underwriting..........................   71
Legal matters.........................   74
Experts...............................   74
Where you can find more information...   74
Index to consolidated financial
  statements..........................  F-1


--------------------------------------------------------------------------------

Logic(R), PrintSmith(R), Proteus(R), and Prograph(R) are our registered trademarks and printCafe, the printCafe logo, and all other names of our products are our trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including           , 2002 (the 25th day after the commencement of
this offering), all dealers that buy, sell, or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

--------------------------------------------------------------------------------

Prospectus summary


You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.


OUR BUSINESS


We offer integrated software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity and enable printers to increase revenues. Our procurement applications, which are designed for print buyers, integrate with our software solutions designed for printers, and facilitate collaboration between printers and print buyers over the Web. Our software solutions for the printing industry supply chain have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.



We believe that we offer the only integrated software solutions that enable printers and print buyers to increase efficiencies in each stage of the print production process, from specification and purchasing to manufacturing and distribution. We provide enterprise resource planning systems, which enable printers to manage internal business systems and processes; procurement systems, which streamline the purchasing process; and collaborative supply chain planning and execution systems, which automate the print production process for printers and print buyers. Since our inception in 1987, we have continually developed our software, targeted to the specific needs of the printing industry supply chain, by drawing on our years of experience in the printing industry and leveraging our relationships with our strategic partners and customers. We also provide our customers with maintenance and professional services, including consulting, implementation, and training. Our objective is to be the leading developer and provider of software solutions for the global printing industry supply chain.



The production of printed material is complex and requires collaboration among multiple parties throughout the process to ensure that the final product accurately reflects the print buyer's design and meets its quality, cost, and delivery expectations. Printing jobs are often highly customized, involving last minute changes, and requiring numerous interactions among print buyers, printers, and print industry raw material suppliers. The characteristics of the printing industry lead to production inefficiencies throughout the supply chain. Printers, print buyers, and print industry raw material suppliers seek solutions that enable them to interact more efficiently with other participants in the print production process.



Our solutions consist of both client/server software applications and hosted Web-based products. Our client/server-based enterprise resource planning systems and supply chain management products operate with a variety of databases and operating systems. Our Web-based products, which we host at our facility, are deployed on an Oracle database and are developed using readily available Web development tools. We expect to release an international version of our enterprise resource planning system for large commercial printers in the second quarter of 2002, expanding our reach into global markets.



For the year ended December 31, 2001, we had $41.9 million of total revenue, $(8.7) million of EBITDA, net of other charges, which represents the net loss we would have shown if we did not take into consideration our total other expense (which includes interest expense), depreciation, amortization, stock-based compensation and warrants, and restructuring charges, and $75.6 million of net loss attributable to common stock. For the quarter ended March 31, 2002, we had $11.7 million of total revenue, $0.3 million of EBITDA, net of other charges, and $13.5 million of net loss attributable to common stock.

                            ------------------------


Founded in 1987 as Prograph Management Systems, Inc., our predecessor company, Prograph Systems, Inc., reincorporated in Delaware in February 2000 and changed its name to printCafe, Inc. in February 2000. In February 2002, printCafe, Inc. changed its name to Printcafe Software, Inc.



Creo Inc., formerly Creo Products Inc., a leading supplier of pre-press equipment and workflow software to the graphic arts industry and a publicly-traded Canadian corporation, is our largest stockholder, through its wholly-owned subsidiary Creo SRL, and will own 27.7% of our outstanding common stock following completion of this offering. Creo has two representatives on our board of directors and is a party to several commercial agreements with us, including a strategic alliance agreement, a $23.6 million loan agreement through its wholly-owned subsidiary, Iris Graphics Inc., and a sales channel agreement with another wholly-owned subsidiary, Creo Scitex America, Inc. Obligations under the loan agreement with Iris Graphics are secured by substantially all of our assets. As of March 31, 2002, we were not in compliance with the quarterly cash flow covenant of this agreement, which would have resulted in an additional 3% of interest until the default was cured. Iris Graphics waived compliance with this covenant through June 30, 2002. We intend to repay this loan in full with a portion of the net proceeds of this offering.



Our principal executive offices are located at Forty 24th Street, Pittsburgh, PA 15222, and our telephone number at that location is (412) 456-1141. Our Web site address is www.printcafe.com. The information contained on our Web site is not a part of this prospectus. Unless the context requires otherwise, references in this prospectus to "we," "our," and "us" refer to Printcafe Software, Inc. and its subsidiaries.

The offering

Common stock offered by Printcafe
Software............................     7,500,000 shares

Common stock outstanding after this
offering............................     22,696,275 shares


Use of proceeds.....................     For repayment of $34.8 million in debt,
                                         for working capital, and for general
                                         corporate purposes.


Proposed Nasdaq National Market
symbol..............................     PCAF

Unless otherwise stated, all information in this prospectus assumes:

- the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering; and

-  no exercise of the over-allotment option granted to the underwriters.


The number of shares of common stock to be outstanding immediately after this offering is based upon the number of shares of common stock outstanding as of April 30, 2002 and excludes the following as of April 30, 2002:


- 21,872 shares of our common stock reserved for issuance under our 1999 stock option plan, all of which shares are subject to outstanding options, with a weighted average exercise price of $35.32 per share;


- 250,668 shares of our common stock reserved for issuance under our 2000 stock incentive plan, all of which shares are subject to outstanding options, with a weighted average exercise price of $93.69 per share;



- 1,701,694 shares of our common stock reserved for issuance under our 2002 key executive stock incentive plan, all of which shares are subject to outstanding options, with an exercise price of $1.90 per share;



- 1,700,000 shares of our common stock reserved for issuance under our 2002 stock incentive plan, of which 847,585 shares are subject to outstanding options, with an exercise price of $7.00 per share;


- 750,000 shares of our common stock reserved for issuance under our 2002 employee stock purchase plan, none of which shares are outstanding; and

- 296,069 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $111.87 per share.

Summary consolidated financial data

The following summary consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                                   THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,            MARCH 31,
                                                 -------------------------------   -------------------
                                                   1999       2000        2001       2001       2002
CONSOLIDATED STATEMENTS OF OPERATIONS DATA               (in thousands, except per share data)
------------------------------------------------------------------------------------------------------
Total revenue..................................  $  4,411   $  25,334   $ 41,868   $  9,561   $ 11,715
Gross profit...................................     2,996      14,676     30,272      6,395      9,034
Loss from operations...........................   (10,736)    (89,568)   (64,741)   (18,625)    (8,342)
Net loss attributable to common stock..........   (10,919)   (100,576)   (75,638)   (23,147)   (13,479)
Net loss per share, basic and diluted..........  $ (43.41)  $ (309.76)  $(211.11)  $ (64.03)  $ (37.25)
Weighted average shares, basic and diluted.....       252         325        358        361        362



                                                                                    THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,           MARCH 31,
                                                  -------------------------------   ------------------
                                                    1999       2000        2001       2001      2002
OTHER FINANCIAL DATA                                                 (in thousands)
------------------------------------------------------------------------------------------------------
EBITDA, net of other charges(1).................  $ (2,456)  $ (41,698)  $ (8,667)  $ (5,431)  $   270
Net cash used in operating activities...........      (531)    (39,720)   (17,863)    (7,076)   (5,121)
Net cash used in investing activities...........       (88)    (30,005)    (2,488)      (902)     (416)
Net cash provided by financing activities.......       563      84,931     13,793      3,750       567


(1) EBITDA, net of other charges, is not a measurement that is in accordance with generally accepted accounting principles and is presented as other financial data. EBITDA, net of other charges, represents the net loss we would have shown if we did not take into consideration our total other expense (which includes interest expense), depreciation, amortization, stock-based compensation and warrants, and restructuring charges. EBITDA, net of other charges, is presented as supplemental information and should not be considered as an alternative to net income as an indicator of our operating performance, or to cash flow from operating activities as an indicator of our liquidity. EBITDA, net of other charges, as presented herein may not be comparable to similarly titled measures reported by other companies. We believe that EBITDA, net of other charges, serves as an important operating measurement when evaluating our performance.


                                                                   MARCH 31, 2002
                                                              -------------------------
                                                                            PRO FORMA
                                                                ACTUAL     AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA                               (unaudited, in thousands)
---------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $   3,678      $23,532
Working capital (deficit)...................................     (3,342)      20,377
Total assets................................................     70,664       90,517
Long-term obligations, less current portion.................     32,258        4,000
Obligations under capital leases, less current portion......         22           22
Redeemable preferred stock..................................    136,669           --
Total stockholders' equity (deficit)........................   (118,340)      66,833



The preceding table presents a summary of our balance sheet data as of March 31, 2002:


-  on an actual basis; and


- on a pro forma as adjusted basis to give effect to: (i) the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock; (ii) the sale of 7,500,000 shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions, the estimated offering expenses, the repayment of $34.6 million of debt outstanding as of March 31, 2002, and a debt prepayment fee of $3.5 million; and (iii) the classification of debt origination costs of $2.5 million as an extraordinary item upon consummation of this offering.

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below as well as all of the other information contained in this prospectus before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

CREO COULD SUBSTANTIALLY INFLUENCE CORPORATE ACTIONS THAT CONFLICT WITH THE INTERESTS OF OUR PUBLIC STOCKHOLDERS.

Creo Inc. is our largest stockholder, has two representatives on our board of directors, and is a party to several commercial agreements with us.

After this offering, Creo, through its wholly-owned subsidiary, Creo SRL, will beneficially own 6,291,672 shares of our common stock, which currently represents 41.3% of the voting power of our common stock and will represent 27.7% of the voting power of our common stock immediately after this offering. In addition, the two members of our board of directors appointed by Creo, Amos Michelson, chairman of our board of directors, and Judi Hess, are employees of Creo. Creo could use its stock ownership or representation on our board of directors to substantially influence corporate actions that conflict with the interests of our public stockholders, such as:

-  approving or defeating mergers or takeover attempts;

- changing the size and composition of our board of directors and committees of our board of directors;

-  causing us to issue or dispose of securities;

-  amending our governing documents;

- determining the amount and timing of any dividends paid to holders of our common stock; and

-  otherwise controlling the outcome of stockholder votes.

OUR LIMITED OPERATING HISTORY AS A COMBINED ENTITY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

We completed six acquisitions between October 1999 and April 2000. Our limited operating history as a combined entity makes an evaluation of our current business and prospects difficult. Due to our limited operating history as a combined entity, we believe that period-to-period comparisons of our revenue and results of operations are not meaningful. As a result, you should not rely on results of our operations for any prior period as an indication of future performance.

IF OUR SOFTWARE PRODUCTS DO NOT ACHIEVE BROAD MARKET ACCEPTANCE, WE MAY NOT BECOME PROFITABLE AND OUR STOCK PRICE COULD DECLINE.

Most print buyers, printers, and print industry raw material suppliers currently coordinate the design, specification, purchasing, and manufacture of print orders either through a combination of telephone,

--------------------------------------------------------------------------------
 4

RISK FACTORS
--------------------------------------------------------------------------------

facsimile, e-mail, and paperwork or through proprietary software solutions. Web-based products are relatively new and rapidly evolving, and these products change the way in which print buyers, printers, and print industry raw material suppliers interact with one another. Widespread commercial acceptance of our Web-based products is important to our future success. To date, most of our sales have been to printers, and our future growth is dependent upon our ability to increase sales to print buyers. The growth of our business also depends on our ability to enhance and develop our software products and to identify and develop new products that serve the needs of our customers. The adoption of our products may be hindered by:

- the reluctance of existing and potential customers to change their current print management practices;

- the emergence of new technologies that cause our products to be less competitive or obsolete;

-  the reluctance of our existing and potential customers to accept our prices;
   and

- the decision by existing or potential customers to use the products and services of our competitors.

If our existing and potential customers do not adopt our software products, we may be unable to continue to grow our business and increase our revenues. As a result, we may not become profitable, or maintain profitability, and our stock price could decline.

THE TERMINATION OF OUR AGREEMENTS WITH CREO WOULD SERIOUSLY HARM OUR OPERATING RESULTS.


We have a strategic alliance agreement, a sales channel agreement, and a license agreement with Creo. We also have a loan agreement with Iris Graphics, a wholly-owned subsidiary of Creo. The loan agreement contains restrictive covenants affecting our business, including limitations on our product development expenditures, capital expenditures, and investments, and on our ability to incur additional indebtedness and pay dividends, as well as requirements that we satisfy certain financial covenants. Our obligations under the loan agreement are secured by substantially all of our assets, including all of the common stock of our U.S. subsidiaries and two-thirds of the stock of our United Kingdom subsidiary. As of March 31, 2002, the annual interest rate was 19.0%, 12.0% of which is currently payable and 7% of which is deferred until maturity. In connection with the loan agreement we granted Iris Graphics a warrant to purchase 368,305 shares of our common stock at an exercise price of $0.02 per share. We intend to use a portion of the proceeds of this offering to repay the loan to Iris Graphics.


The license agreement grants Creo a non-exclusive, world-wide license, including the right to modify and sell our products on its own behalf, of substantially all of our intellectual property in the event of our failure to carry on our business or certain other events. To secure our obligations under this agreement, we agreed to escrow the source code for our software. The license agreement will terminate upon repayment in full of the Iris Graphics loan.

Under the strategic alliance agreement, we agreed with Creo to undertake joint sales and marketing efforts, not to compete with each other's business, and not to solicit the employment of each other's employees. In addition, we granted Creo an exclusive and perpetual right to provide, and a right of first refusal to develop, any content management and workflow products for us. Because we have granted these rights to Creo, we may not be able to obtain terms as favorable as those that might otherwise be available if we were able to negotiate freely with third parties. If Creo develops any of these products for us, we are required to reimburse Creo's development costs, which would increase our expenses, and we and Creo would jointly own the technology, which could limit our ability to use or modify the technology. Any improvement, modification, or development of an existing Creo product would remain the sole property of Creo, and we would have to license it from Creo, which

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

would increase our expenses. Under the sales channel agreement, Creo has agreed to provide sales representatives to sell our Web-based products in North America.

The strategic alliance agreement does not specify a termination date. The sales channel agreement renews annually if the parties agree upon renewal terms. Creo may terminate the strategic alliance agreement or the sales channel agreement if we breach any provision of the agreements and do not remedy that breach within 30 days. If the agreements were to terminate, we would lose access to Creo's sales force and the other benefits derived from our joint marketing efforts, and Creo would be permitted to compete with us. The termination of these agreements and the resulting loss of these benefits would, among other things, reduce our revenues and significantly harm our business.

THE SALES CYCLE FOR MANY OF OUR PRODUCTS IS LONG, WHICH COULD CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY AND INCREASE THE RISK OF AN OPERATING LOSS FOR ANY GIVEN FISCAL QUARTER.

A customer's decision to purchase and implement many of our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. Approval at a number of management levels within a customer's organization is typical for many of our products. Companies often consider a wide range of issues before committing to purchase our software, including anticipated benefits and cost savings, ease of installation, ability to work with existing computer systems, functionality, and reliability. Many of our potential customers may be addressing these issues for the first time, and the use of our products may represent a significant change in their current print management practices. As a result, we often devote significant time and resources to educate potential customers about the use and benefits of our products. The sales process for most of our products frequently takes several months to complete, which may have an adverse impact on the timing of our revenue, and our operating results could be adversely affected.

IF THE WEB DOES NOT CONTINUE TO DEVELOP AS A MEDIUM FOR CONDUCTING BUSINESS TRANSACTIONS, THE DEMAND FOR OUR WEB-BASED PRODUCTS MAY DECLINE.

The failure of the Web to develop as a medium for conducting business transactions could be limited by a number of factors, including the use of the Web in general, the relative ease of conducting business on the Web, concerns about transaction security, and potential taxation of transactions on the Web. A decline in the demand for Web-based products capable of connecting large numbers of print buyers, printers, and print industry raw material suppliers, enabling automated transaction execution, and integrating complex supply chains could diminish the market for our Web-based products. If the market for Web-based print management products fails to grow or grows more slowly than we anticipate, then our operating results would be adversely affected.

FOLLOWING THIS OFFERING, WE WILL HAVE $4.0 MILLION OF DEBT OUTSTANDING, WHICH IS SECURED BY SOME OF OUR TANGIBLE AND INTANGIBLE PROPERTY. WE MAY REQUIRE ADDITIONAL FUNDING TO REPAY THIS DEBT AND TO FUND OPERATIONS. IF WE ARE UNABLE TO OBTAIN FUNDS ON ACCEPTABLE TERMS, OUR BUSINESS WILL BE HARMED.


As of March 31, 2002, we had an accumulated deficit of $201.2 million. As of April 30, 2002, we had a total of $38.8 million in debt outstanding, including $24.1 million under a term loan from Iris Graphics Inc., a wholly-owned subsidiary of Creo. Our loan agreement with Iris Graphics requires us to pay additional interest if we are in default of any of the financial covenants. As of March 31, 2002, we were not in compliance with a cash flow covenant of this term loan and obtained a waiver of this default. If we are in default of any financial covenants and are unable to obtain a waiver from Iris Graphics, we would be required to pay an additional 3% of interest until the default was cured. If we fail to comply with any other requirements of the loan agreement, then Iris Graphics could declare all


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outstanding amounts, together with accrued interest, to be immediately due and payable. If we could not repay these amounts, then Iris Graphics could proceed against the collateral, which would seriously harm our ability to continue our business. We intend to repay this term loan in full with a portion of the proceeds of this offering. As of March 31, 2002, we were also in default of certain covenants contained in our loan agreement with National City Bank. We obtained a waiver of this default through January 2003. We intend to repay the National City loan with a portion of the proceeds of this offering.



We currently anticipate that $34.8 million of our total debt outstanding as of April 30, 2002 will be repaid with the proceeds of this offering. Following completion of this offering, our outstanding debt will include a $4.0 million note to the former shareholders of M Data, Inc., a company we acquired in March 2000. Obligations under the note are secured by all of the intellectual property of our subsidiary, M Data, Inc., and further secured by a license agreement for related intellectual property owned by our subsidiary, PrintCafe Systems, Inc. We may need to raise additional funds to pay off our remaining debt. Our lenders have security interests in some of our assets. If we fail to comply with the terms of these loan arrangements, these lenders could proceed against the collateral securing their loans. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us or at all. If adequate funds are not available to us on acceptable terms, our business will be harmed.


THE CHAIRMAN OF OUR BOARD OF DIRECTORS MAY HAVE DUTIES TO CREO THAT CONFLICT WITH HIS DUTIES TO PRINTCAFE SOFTWARE AND OUR STOCKHOLDERS, AND WE DO NOT HAVE ANY PLAN OR AGREEMENT TO RESOLVE POTENTIAL CONFLICTS.

Currently, Amos Michelson is both the chairman of our board of directors and the chief executive officer and a director of Creo. Mr. Michelson has fiduciary duties to manage Creo, including its investments in subsidiaries and affiliates, in a manner beneficial to Creo and its stockholders. Similarly, our directors and officers, including Mr. Michelson, have fiduciary duties to manage our company in a manner beneficial to us and our stockholders. In some circumstances, Mr. Michelson's duties to Creo and its stockholders, including his time commitments, may conflict with his duties, as a director of our company, to us and our stockholders. Judi Hess, President of Graphic Arts for Creo, is also a member of our board of directors. We do not have any plan or agreement with Creo that would determine how to resolve potential conflicts of interest. Moreover, we may not be able to resolve any potential conflicts, and any resolution may be less favorable than if we were dealing with an unaffiliated party. Mr. Michelson and Ms. Hess were elected to our board of directors under the terms of a voting agreement between us and some of our stockholders. The voting agreement terminates upon the completion of this offering.

THE SLOWDOWN IN THE ECONOMY HAS AFFECTED THE MARKET FOR INFORMATION TECHNOLOGY SOLUTIONS, INCLUDING DEMAND FOR OUR SOFTWARE PRODUCTS, AND OUR FUTURE FINANCIAL RESULTS MAY DEPEND, IN PART, UPON WHETHER THIS SLOWDOWN CONTINUES.

A downturn in the demand for information technology products among our current and potential customers may result in decreased revenues or a lower growth rate for us. Potential customers may delay or forego the purchase of our products or may demand lower prices in order to purchase our products. A reduction in the demand for our software products or in the average selling price of our products would reduce our operating margins and adversely affect our operating results.

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COMPETITION IN THE PRINTING INDUSTRY SUPPLY CHAIN FOR SOFTWARE PRODUCTS IS
INTENSE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

Our current and potential competitors include companies that offer software products and services to the printing industry supply chain, and companies that offer software products for enterprise resource planning, supply chain management, and procurement that are not customized for the printing industry. We expect competition to increase in the future. Some of our current or potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing, and other resources. As a result, these competitors may be able to devote greater resources to the development, promotion, sale, and support of their products. In addition, these companies may adopt aggressive pricing policies and leverage their customer bases to gain market share. Moreover, our current and potential competitors may develop software products that are superior to or achieve greater market acceptance than ours. If we are unable to offer competitive software products and services, then our revenues will decline.

IF OUR SOFTWARE PRODUCTS DO NOT INTEGRATE WITH OUR CUSTOMERS' EXISTING SYSTEMS, ORDERS FOR OUR SOFTWARE PRODUCTS WILL BE DELAYED OR CANCELED, WHICH WOULD HARM OUR BUSINESS.

Many of our customers require that our software products be designed to integrate with their existing systems. We may be required to modify our software product designs to achieve a sale, which may result in a longer sales cycle, reduced operating margins, and increased research and development expense. In some cases, we may be unable to adapt or enhance our software products to meet these challenges in a timely and cost-effective manner, or at all. If our software products do not integrate with our customers' existing systems, implementations could be delayed or orders for our software products could be canceled, which would harm our business, financial condition, and results of operations.

IF WE FAIL TO DEVELOP AND SELL NEW PRODUCTS THAT MEET THE EVOLVING NEEDS OF OUR CUSTOMERS, OR IF OUR NEW PRODUCTS FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED.

Our success depends on our ability to anticipate our customers' evolving needs and to develop and market products that address those needs. The timely development of these products, as well as any additional new or enhanced products, is a complex and uncertain process. We may experience design, marketing, and other difficulties that could delay or prevent our development, introduction, or marketing of these and other new products and enhancements. We may not have sufficient resources to anticipate technological and market trends, or to manage long development cycles. The introduction of new or enhanced products also requires that we manage the transition from existing products to these new or enhanced products in order to minimize disruption in customer ordering patterns. We are currently in the process of developing software for print industry raw material suppliers. If we are unable to attract raw material suppliers as customers, then our Web-based products may not be as attractive to printers and print buyers and our business may be harmed. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our ability to continue to sell our products and grow our business would be harmed.

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IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT, RESEARCH AND DEVELOPMENT,
AND SALES AND MARKETING PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY IMPLEMENT
OUR BUSINESS STRATEGY.

Our future success depends on the continued services of our current key management and research and development personnel, including Marc D. Olin, our President and Chief Executive Officer, and Joseph J. Whang, our Chief Financial Officer and Chief Operating Officer. Although we have entered into employment agreements with Messrs. Olin and Whang, either of them may terminate his agreement at any time. Our future success also depends on our ability to identify, attract, train, and retain a substantial number of highly skilled managerial, sales and marketing, research and development, and technical personnel. Competition for top management and technical personnel is intense, and we may not be able to recruit and retain the personnel we need. The loss of any of our key management personnel, or the inability to identify, attract, retain, and integrate additional qualified personnel, would make it difficult for us to manage our business successfully and pursue our strategic objectives.

IF WE ARE UNABLE TO OBTAIN LICENSES OF THIRD-PARTY TECHNOLOGY ON ACCEPTABLE TERMS, OUR BUSINESS WOULD BE HARMED.

We integrate third-party licensed technology with our products. For example, our Web-based products are deployed on an Oracle database. From time to time we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on acceptable terms. Our inability to maintain or acquire any third-party licenses required in our current products, including licenses from Oracle, or required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at additional cost, which could seriously harm our business, financial condition, and results of operations.

INCREASING GOVERNMENTAL REGULATION OF THE WEB AND LEGAL UNCERTAINTIES COULD DECREASE DEMAND FOR OUR WEB-BASED PRODUCTS OR INCREASE OUR COST OF DOING BUSINESS.

In addition to regulations applicable to businesses generally, we are subject to laws and regulations directly applicable to the Web. Although there are currently few laws and regulations governing the Web, federal, state, local, and foreign governments are considering a number of legislative and regulatory proposals. As a result, a number of laws or regulations may be adopted regarding:

-  the pricing and taxation of goods and services offered over the Web;

-  intellectual property ownership; and

-  the characteristics and quality of goods and services offered over the Web.

Existing laws regarding property ownership, copyright, trademark, and trade secrets may be applied to the Web. The adoption of new laws or the adaptation of existing laws to the Web may decrease the growth in the use of the Web, which could in turn decrease the demand for our Web-based products, increase our cost of doing business, or otherwise adversely impact our ability to become profitable.

The growth of Web-based commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Web. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. The Internet Tax Non-Discrimination Act prevents imposition of such taxes through November 2003. If the federal moratorium on state and local taxes on Web sales is not renewed, or if it is terminated before its expiration, then sales of goods and services over the Web could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Web-based commerce, including sales of subscriptions to our Web-based products.

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WE HAVE LIMITED EXPERIENCE OPERATING INTERNATIONALLY, WHICH MAY MAKE IT
DIFFICULT AND COSTLY TO EXPAND IN OTHER COUNTRIES.

To date, we have derived almost all of our revenue from sales to customers in North America. As part of our business strategy, we plan to expand our international operations, focusing initially on the European market. We face many barriers to competing successfully internationally, including:

-  varying technology standards and capabilities;

-  insufficient or unreliable telecommunications infrastructure and Web access;

-  difficulties staffing and managing foreign operations;

-  fluctuations in currency exchange rates;

-  reduced protection for intellectual property rights in some countries; and

-  import and export restrictions and tariffs.

As a result of these factors, we may not be able to successfully market, sell, or deliver our products in international markets.

UNPLANNED SYSTEM INTERRUPTIONS, CAPACITY CONSTRAINTS, OR SECURITY BREACHES COULD DISRUPT OUR BUSINESS AND DAMAGE OUR REPUTATION.

We must offer customers of our Web-based products reliable, secure, and continuous service to attract and retain customers and persuade them to increase their reliance on our software products. As the volume of data traffic on our hosted Web sites increases, we must continually upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. Our operations also depend in part on our ability to protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, unauthorized user access, physical break-ins, and similar events. Any interruption or increase in response time of our software products could damage our reputation, reduce customer satisfaction, and decrease usage of our services and the purchase of our products.

The secure transmission of confidential information over public networks is a fundamental requirement for online communications and transactions. Third parties may attempt to breach our security or that of our customers. Any breach in our online security could make us liable to our customers, damage our reputation, and cause a decline in our revenues. We may need to spend significant resources to license technologies to protect against security breaches or to address problems caused by a security breach.

IF OUR TECHNOLOGIES CONTAIN UNDETECTED ERRORS OR DEFECTS, WHICH INTERRUPT OUR OPERATIONS OR THOSE OF OUR CUSTOMERS, OUR BUSINESS COULD BE HARMED.

Our technologies are highly technical and may contain undetected software code or other errors or suffer unexpected failures. Because of their nature, our client/server-based enterprise resource planning and other products can only be fully tested when deployed in our customers' networks. These errors or failures may disrupt our operations or those of our customers, damage our reputation, and result in loss of, or delay in, market acceptance of our software products. We may discover software errors in new releases of our software products after their introduction. We may experience delays in release, legal action by our customers, lost revenues, and customer frustration during the period required to correct these errors. Any of these problems would adversely affect our operating results.

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IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION
COULD BE HARMED.

We regard our patents, copyrights, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success. We rely on patent, trademark, and copyright law, trade secret protection, and confidentiality and/or license agreements with our employees, customers, and strategic partners to protect our proprietary rights. These precautions may not prevent misappropriation or infringement of our intellectual property.

In addition, the status of United States patent protection in the software and Web industries is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. We do not know if any of our future patent applications will result in a patent being issued within the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. In addition, the laws in foreign countries may not protect our proprietary rights to the same extent as laws in the United States.

WE MAY FACE INTELLECTUAL PROPERTY CLAIMS THAT COULD BE COSTLY TO DEFEND AND COULD PREVENT US FROM SELLING OUR SOFTWARE PRODUCTS.

Third parties may infringe or misappropriate our intellectual property or assert infringement claims against us. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others that relate to our software products. From time to time we receive communications from third parties asserting that our products infringe, or may infringe, the intellectual property rights of third parties. Intellectual property litigation is expensive and time consuming and could divert management's attention from our business operations. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements with third parties. These royalty or license agreements, if required, may not then be available on acceptable terms, if at all. If we cannot develop or license non-infringing technology, then our operating results would be adversely affected.

RISKS RELATED TO OUR FINANCIAL RESULTS

WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT FUTURE NET LOSSES, WHICH MAY CONSTRAIN OUR ABILITY TO GROW OUR BUSINESS.


We incurred a net loss of $70.0 million for the year ended December 31, 2001 and of $10.1 million for the three months ended March 31, 2002, and we anticipate that we will continue to incur net losses for the forseeable future. If we continue to incur net losses, then we may not be able to hire additional personnel or make necessary investments in capital equipment, sales, marketing, customer support, or product development programs. We do not know when or if we will become profitable. To become profitable, we must generate significantly higher revenues and continue to control our costs, and we cannot assure you that we will be able to do either.


AS A RESULT OF OUR ACQUISITIONS, WE HAVE RECORDED A SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS THAT WILL ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS AND EXPERIENCED AN INCREASE IN REVENUES AND OPERATING EXPENSES THAT MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE.


As of March 31, 2002, we had unamortized goodwill of $22.5 million from acquisitions completed from October 1999 through April 2000, and we had other unamortized intangible assets of $26.6 million. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested annually


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for impairment, or more frequently when events or circumstances occur indicating that goodwill might be impaired. We adopted SFAS No. 142 effective January 1, 2002. Any future write-off of goodwill or intangible assets could be significant and would likely harm our operating results.

As a result of the acquisitions completed from October 1999 through April 2000, our revenues and operating expenses for the year ended December 31, 2000 increased significantly over those for the year ended December 31, 1999. You should not rely on these results as an indication of our future performance. We are unlikely to experience a similar increase in the future due to acquisitions.

OUR OPERATING EXPENSES ARE LIKELY TO INCREASE AS WE EXPAND OUR BUSINESS. IF OUR REVENUES DO NOT CORRESPONDINGLY INCREASE, OUR OPERATING RESULTS WOULD SUFFER.

We expect to increase our operating expenses to:

-  expand our sales and marketing organization and activities;

-  continue to develop our technology and products; and

-  hire additional personnel.

We expect that our operating expenses will continue to increase in absolute dollars and may increase as a percentage of revenues. If our revenues do not correspondingly increase, then our operating results would suffer.

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED. ANY ADDITIONAL FINANCING MAY RESULT IN RESTRICTIONS ON OUR OPERATIONS OR SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents, and cash from operations, will be sufficient for us to meet our anticipated cash needs for working capital, capital expenditure, and debt service requirements for at least the next 12 months. We may, however, need additional financing sooner if we:

-  fail to achieve our anticipated revenue levels;

- need to make unplanned expenditures or change our pricing structure in response to competition;

-  decide to develop products ahead of schedule; or

-  decide to acquire complementary products, businesses, or technologies.


As of April 30, 2002, we had a total of $38.8 million in outstanding debt. We anticipate that $34.8 million of our total debt will be repaid with the proceeds of this offering. The remaining $4.0 million of debt matures in December 2004. We may need to raise additional funds to pay off all of our debt.


If we raise additional funds through public or private equity or convertible debt financings, then your percentage ownership of the company will be reduced. In addition, these transactions may dilute the value of our common stock. We may issue securities with rights, preferences, and privileges that are senior to our common stock without further action by our stockholders. We may not be able to raise additional funds on terms satisfactory to us, or at all. If adequate funds are not available to us on acceptable terms, our business will be harmed.

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WE MAY FAIL TO MEET QUARTERLY FINANCIAL EXPECTATIONS, WHICH MAY CAUSE THE MARKET
PRICE OF OUR COMMON STOCK TO DECLINE.

Our operating results are difficult to predict and may vary significantly from quarter to quarter in the future. Our historical financial results are not indicative of our future results. Our quarterly operating results may fluctuate as a result of many factors, including, but not limited to:

-  the size and timing of sales and deployment of our products;

-  market acceptance of and demand for our products;

-  variation in capital spending budgets of our customers;

-  the mix of distribution channels through which our products are sold;

-  the impairment of goodwill related to our past acquisitions;

-  the costs of integrating acquired companies;

-  technical difficulties or system outages;

- the amount and timing of operating costs and capital expenditures relating to expansion of our business;

- the announcement or introduction of new products or services by our competitors;

-  changes in our pricing structure or that of our competitors; and

-  the relatively fixed nature of our operating expenses.

As a result of the above factors, our quarterly operating results may fall below market analysts' expectations in future quarters, which could lead to a decline in the market price of our common stock.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

Prior to this offering, our common stock has not been publicly traded. An active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the initial offering price.

The market price for shares of our common stock is likely to be volatile due to a number of factors, including:

-  actual or anticipated fluctuations in our quarterly operating results;

-  changes in our relationship with Creo;

- changes in, or our failure to meet, analysts' or investors' estimates or expectations;

-  changes in market valuations of similar companies;

- announcements of significant contracts or new products and services by us or our competitors;

- acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

-  general conditions in the printing industry;

-  additions or departures of key personnel;

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-  release of lock-up or other transfer restrictions on shares of our common stock or sales of additional shares of common stock; and

-  other events or factors that negatively affect the stock market.

WE MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION, WHICH COULD DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS AND HARM OUR OPERATING RESULTS.

The stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies. These broad market fluctuations may cause the market price of our common stock to decline. Securities class action litigation has often been brought against a company following periods of volatility with respect to that company's stock price. We may become involved in this type of litigation in the future. This type of litigation would be expensive and would divert management's attention and resources from our business, which could adversely affect our operating results.

OUR EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

Upon completion of this offering, our executive officers, directors, and 5% stockholders will beneficially own, in the aggregate, approximately 62% of our outstanding common stock. As a result, these stockholders, acting together, would be able to control all matters requiring the approval of a majority of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of control could delay or prevent a change in control of our company, deprive our stockholders of a premium upon the sale of our company or assets, or adversely affect the market price of our common stock.

OUR GOVERNING DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

Provisions of our certificate of incorporation and our bylaws may have the effect of delaying or preventing an acquisition of us or changes in our management. Our certificate of incorporation provides for classification of our board of directors into three classes and provides that our directors may only be removed for cause. Accordingly, stockholders may elect only a minority of our board at any annual meeting, which may have the effect of delaying or preventing changes in management or control. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may restrain large stockholders, in particular those owning 15% or more of our outstanding voting stock, from consummating a merger or business combination with us. These restrictions could limit the price that investors might be willing to pay in the future for our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO FALL.

Additional sales of our common stock in the public market after this offering, or the perception that additional sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 22,696,275 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining 15,196,275 shares of common stock outstanding after this offering will be available for sale, assuming the effectiveness of lock-up and other agreements under

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which some of our stockholders have agreed not to sell or otherwise dispose of an aggregate of 15,004,982 shares of common stock in the public market, as follows:

                        NUMBER OF SHARES             DATE OF AVAILABILITY FOR SALE
----------------------------------------------------------------------------------------------------------
                                   188,275                (date of prospectus)
                                     3,018             (90 days after prospectus)
                                12,079,997            (180 days after prospectus)
                                 2,924,985   (at various times, beginning in January 2003,
                                               upon the expiration of applicable holding
                                                        periods under Rule 144)


Any or all of the 14,953,796 shares subject to a lock-up agreement with UBS Warburg may be released prior to expiration of the 180-day lock-up period at the discretion of UBS Warburg. To the extent shares are released before the expiration of the lock-up period and these shares are sold in the public market, the market price of our common stock could decline. Immediately following the 180-day lockup period, 12,596,652 shares of our common stock outstanding after this offering, including 516,655 shares underlying vested options, will become available for sale, subject in some cases to volume and other limitations. In addition, 10,332 shares underlying vested options will be available for sale 90 days after the date of the prospectus. The remaining shares of our common stock will become available for sale at various times thereafter upon the expiration of one-year holding periods, subject to volume limitations and other requirements of Rule 144 of the Securities Act of 1933.


WE MAY ENGAGE IN FUTURE ACQUISITIONS OR INVESTMENTS THAT COULD DILUTE YOUR INVESTMENT AND CAUSE US TO INCUR SIGNIFICANT EXPENSES THAT HARM OUR OPERATING RESULTS.

To expand our business and our customer base, we may pursue strategic acquisitions or investment opportunities that we believe would complement our business or enhance our technological capabilities. Integrating any newly acquired businesses, products, services, or technologies may be expensive and time-consuming and may strain our personnel and resources. To finance any acquisitions or investments, we may need to raise additional funds through public or private equity or debt financings. Equity financings would dilute the ownership interests of our existing stockholders. In addition, we may not be able to operate any acquired business successfully or effectively integrate any acquired products, services, or technologies. Future acquisitions could also result in large and immediate write-offs or the incurrence of additional debt and contingent liabilities, either of which would harm our operating results.

YOU WILL INCUR IMMEDIATE DILUTION BECAUSE THE INITIAL PUBLIC OFFERING PRICE OF A SHARE OF OUR COMMON STOCK WILL EXCEED ITS TANGIBLE BOOK VALUE.


The initial public offering price of our common stock will be substantially higher than the tangible book value per share of the common stock outstanding immediately after the completion of this offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately $6.98 in the book value per share of the common stock from the price you pay. The exercise of outstanding options and warrants may result in further dilution.


OUR MANAGEMENT MAY USE THE PROCEEDS OF THIS OFFERING IN WAYS THAT MAY NOT INCREASE OUR PROFITABILITY OR OUR MARKET VALUE.

Our management will have considerable discretion in how we use the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do

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not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

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Information regarding forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained in the sections titled "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," and "Business," as well as elsewhere in this prospectus. These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

-  marketing and commercialization of our products under development;

-  our estimates for future revenue and profitability;

- our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

-  our use of the net proceeds from this offering;

- our estimates regarding our capital requirements and our needs for additional financing, including our expectations regarding our ability to repay our existing debt;

- plans for future products and services and for enhancements of existing products and services;

-  our ability to attract customers; and

-  sources of revenue and anticipated revenue.

In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "plan," "expect," "intend," "believe," "goal," "estimate," "anticipate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that we will receive net proceeds of approximately $54.5 million from the sale of the shares of common stock offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $62.8 million.


We currently intend to use approximately $34.8 million of the net proceeds of this offering for repayment of outstanding debt as indicated below. We intend to use the remaining net proceeds for working capital and other general corporate purposes. We have not yet allocated any other specific amount of the net proceeds of this offering. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies, or products that we believe to be complementary to our business. We currently have no commitments or agreements with respect to any acquisitions. Our management retains broad discretion to use the net proceeds as necessary to address our future business needs. Pending use of the net proceeds as described above, we intend to invest these funds in short-term, interest-bearing, investment grade securities.



In connection with the acquisitions we completed from October 1999 through April 2000, we incurred $68.0 million in debt. In December 2001, as part of a debt and equity financing we repaid $27.6 million of this debt and modified the payment terms of $12.0 million of this debt. As of April 30, 2002, we had total outstanding debt of $38.8 million. The outstanding indebtedness that we intend to repay with a portion of the net proceeds of this offering, the interest rates as of March 31, 2002, and the maturity dates with respect to such debt are summarized in the following table:



                                                               INTEREST RATE AS OF
HOLDER                                  AMOUNT TO BE REPAID         MARCH 31, 2002    MATURITY DATE
---------------------------------------------------------------------------------------------------
National City Bank....................  $       0.5 million                  7.62%        July 2004
National City Bank....................          2.0 million                  4.75%           Demand
Former stockholders of Hagen                    8.2 million                 19.00%    December 2005
  Systems.............................
Iris Graphics Inc.....................         24.1 million(1)              19.00%    December 2007
                                        -------------------
  Total...............................  $      34.8 million
                                        ===================


---------------

(1)In accordance with the terms of a prepayment agreement with Iris Graphics, we are required to repay the entire outstanding balance of this loan and a prepayment fee of $3.5 million upon completion of this offering.

Dividend policy

We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock. We expect to retain any future earnings to fund the development and operation of our business. Our board of directors will determine future dividends, if any.

--------------------------------------------------------------------------------
 18

--------------------------------------------------------------------------------

Capitalization


The following table describes our capitalization as of March 31, 2002:


-  on an actual basis;

- on a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering; and


- on a pro forma as adjusted basis to give effect to: (i) the conversion of all outstanding shares of our preferred stock into common stock; (ii) the receipt of the net proceeds from the sale by us of the shares of common stock in this offering at an assumed initial public offering price of $8.00 per share, after deducting the estimated underwriting discounts and commissions, the estimated offering expenses, the repayment of $34.6 million of debt outstanding as of March 31, 2002, and a debt prepayment fee of $3.5 million; and (iii) the classification of debt origination costs of $2.5 million as an extraordinary item upon consummation of this offering, as described in "Use of proceeds."



                                                                     MARCH 31, 2002
                                                          ------------------------------------
                                                                                   PRO FORMA
                                                           ACTUAL     PRO FORMA   AS ADJUSTED
                                                           (in thousands, except share data)
                                                                      (unaudited)
----------------------------------------------------------------------------------------------
Current portion of long-term debt.......................  $   1,354   $   1,354     $     --
Current portion of capital lease obligations............         51          51           51
                                                          =========   =========     ========
Long-term debt, less current portion....................  $  32,258   $  32,258     $  4,000
Obligations under capital leases, less current
  portion...............................................         22          22           22
Series B redeemable convertible preferred stock, $0.0001
  par value; 31,186,312 shares authorized, issued, and
  outstanding, actual; no shares authorized, issued, or
  outstanding, pro forma and pro forma as adjusted......     24,391          --           --
Series C redeemable convertible preferred stock, $0.0001
  par value; 1,915,080 shares authorized, issued, and
  outstanding, actual; no shares authorized, issued, or
  outstanding, pro forma and pro forma as adjusted......     10,734          --           --
Series D redeemable convertible preferred stock, $0.0001
  par value; 283,125 shares authorized, issued, and
  outstanding, actual; no shares authorized, issued, or
  outstanding, pro forma and pro forma as adjusted......      2,469          --           --
Series E-1 redeemable convertible preferred stock,
  $0.0001 par value; 20,333,333 shares authorized,
  17,375,000 shares issued and outstanding, actual; no
  shares authorized, issued, or outstanding, pro forma
  and pro forma as adjusted.............................     81,131          --           --
Series F redeemable convertible preferred stock, $0.0001
  par value; 4,525,602 shares authorized, 4,481,706
  shares issued and outstanding, actual; no shares
  authorized, issued, or outstanding, pro forma and pro
  forma as adjusted.....................................     17,945          --           --


--------------------------------------------------------------------------------

CAPITALIZATION
--------------------------------------------------------------------------------


                                                                     MARCH 31, 2002
                                                          ------------------------------------
                                                                                   PRO FORMA
                                                           ACTUAL     PRO FORMA   AS ADJUSTED
                                                           (in thousands, except share data)
                                                                      (unaudited)
----------------------------------------------------------------------------------------------
Stockholders' equity (deficit):
  Series A convertible preferred stock, $0.0001 par
     value; 2,455,798 shares authorized, issued, and
     outstanding, actual; no shares authorized, issued,
     or outstanding, pro forma and pro forma as
     adjusted...........................................  $      --   $      --     $     --
  Series A-1 convertible preferred stock, $0.0001 par
     value; 10,090,707 shares authorized, 9,815,249
     shares issued, and 9,609,558 shares outstanding,
     actual; no shares authorized, issued, or
     outstanding, pro forma and pro forma as adjusted...          1          --           --
  Common stock, $0.0001 par value; 100,000,000 shares
     authorized, actual, pro forma, and pro forma as
     adjusted; 361,865 shares issued, and 347,608 shares
     outstanding, actual; 15,217,387 shares issued and
     15,196,275 shares outstanding, pro forma;
     22,717,387 shares issued and 22,696,275 shares
     outstanding, pro forma as adjusted.................         --           1            2

  Additional paid-in capital............................     86,488     223,158      277,628
  Warrants..............................................      8,651       8,651        8,651
  Deferred compensation.................................    (10,031)    (10,031)     (10,031)
  Foreign translation adjustment........................        (51)        (51)         (51)
  Retained deficit......................................   (201,171)   (201,171)    (207,139)
  Treasury stock........................................     (1,807)     (1,807)      (1,807)
  Notes receivable from common stockholders.............       (420)       (420)        (420)
                                                          ---------   ---------     --------
     Total stockholders' equity (deficit)...............   (118,340)     18,330       66,833
                                                          ---------   ---------     --------
       Total capitalization.............................  $  50,610   $  50,610     $ 70,855
                                                          =========   =========     ========



The number of shares of common stock outstanding set forth in the table above excludes the following as of March 31, 2002:


- 21,872 shares of our common stock reserved for issuance under our 1999 stock incentive plan, all of which shares are subject to outstanding options, with a weighted average exercise price of $35.32 per share;


- 250,668 shares of our common stock reserved for issuance under our 2000 stock incentive plan, all of which shares are subject to outstanding options, with a weighted average exercise price of $93.69 per share;



- 1,701,694 shares of our common stock reserved for issuance under our 2002 key executive stock incentive plan, all of which shares are subject to outstanding options, with an exercise price of $1.90 per share;



- 1,700,000 shares of our common stock reserved for issuance under our 2002 stock incentive plan; options to purchase 847,585 shares, with an exercise price of $7.00 per share, were granted in April 2002;



- 750,000 shares of our common stock reserved for issuance under our 2002 employee stock purchase plan, none of which shares are outstanding; and



- 296,069 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $111.87 per share.


--------------------------------------------------------------------------------
 20

--------------------------------------------------------------------------------

Dilution


Our pro forma net tangible book value as of March 31, 2002 was approximately $(31.4) million, or $(2.07) per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding assuming the conversion of all shares of preferred stock.



Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the 7,500,000 shares of common stock offered by us at an assumed initial public offering price of $8.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of March 31, 2002 would have been approximately $23.1 million, or $1.02 per share of common stock. This represents an immediate increase in net tangible book value of $3.09 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.98 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $8.00

  Pro forma net tangible book value per share before this
     offering...............................................  $(2.07)
  Increase in pro forma net tangible book value per share
     attributable to this offering..........................    3.09
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................            1.02
                                                                       -----
Dilution per share to new investors.........................           $6.98
                                                                       =====



The following table summarizes, on a pro forma basis as of March 31, 2002, the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.



                                   SHARES PURCHASED        TOTAL CONSIDERATION
                                 --------------------     ----------------------      AVERAGE PRICE
                                   NUMBER     PERCENT        AMOUNT      PERCENT        PER SHARE
----------------------------------------------------------------------------------------------------
Existing stockholders..........  15,196,275     67.0%     $198,092,299     76.8%         $13.04
New investors..................   7,500,000     33.0%     $ 60,000,000     23.2%         $ 8.00
                                 ----------    -----      ------------    -----
  Total........................  22,696,275    100.0%     $258,092,299    100.0%
                                 ==========    =====      ============    =====



The foregoing table above assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full: the pro forma net tangible book value per share of common stock as of March 31, 2002, as adjusted, would have been $1.32 per share, which would result in dilution to new investors of $6.68 per share; the number of shares held by the new investors would increase to 8,625,000, or 36% of the total number of shares to be outstanding after this offering; and the shares held by the existing stockholders would represent 64% of the total number of shares to be outstanding after this offering.



The table assumes no exercise of any outstanding stock options or warrants to purchase common stock. As of March 31, 2002, there were 1,974,234 shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $13.92 per share and 296,069 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $111.87 per share. To the extent that any options or warrants with an exercise price less than the initial public offering price per share are exercised, there would be further dilution to new investors.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data


The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes and other information contained in this prospectus. The selected consolidated balance sheet data as of December 31, 2000 and 2001 and the selected consolidated statements of operations data for the three years ended December 31, 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1997, 1998, and 1999 and the selected consolidated statements of operations data for the two years ended December 31, 1998 have been derived from our audited financial statements (other than the balance sheet data as of December 31, 1997, which are unaudited) not included in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with the audited financial statements appearing elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 are derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position as of that date and our results of operations for those periods. Our historical results are not necessarily indicative of our future results.



                                                                                                                 THREE MONTHS
                                                                     YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                        1997      1998       1999       2000        2001        2001       2002
                                                                                                                  (unaudited)
     CONSOLIDATED STATEMENTS OF OPERATIONS DATA                          (in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------------
Revenue:
 License and subscription............................  $ 1,835   $ 2,228   $  1,298   $   8,880   $  18,103   $  4,051   $  5,613
 Maintenance.........................................      391       907      1,090      15,239      20,601      4,905      5,377
 Professional services and other.....................    1,851     2,107      2,023       1,215       3,164        605        725
                                                       -------   -------   --------   ---------   ---------   --------   --------
   Total revenue.....................................    4,077     5,242      4,411      25,334      41,868      9,561     11,715
Cost of revenue:
 License and subscription............................      274       267        129       2,684       3,936      1,119        998
 Maintenance.........................................      152       160        320       7,337       6,088      1,645      1,309
 Professional services and other.....................      661       675        966         637       1,572        402        374
                                                       -------   -------   --------   ---------   ---------   --------   --------
   Total cost of revenue.............................    1,087     1,102      1,415      10,658      11,596      3,166      2,681
                                                       -------   -------   --------   ---------   ---------   --------   --------
Gross profit.........................................    2,990     4,140      2,996      14,676      30,272      6,395      9,034
Operating expenses:
 Sales and marketing.................................      470       397        848      20,542      19,113      5,935      3,947
 Research and development............................    1,243     1,601      1,900      11,307      12,181      3,436      3,034
 General and administrative..........................    1,544     1,651      2,704      24,525       7,645      2,455      1,783
 Depreciation........................................      146       199        232       2,060       3,821        919        763
 Amortization........................................       --        --        774      39,481      49,052     12,263      7,388
 Stock-based compensation and warrants...............       --       254      7,274       5,144       1,103         12        461
 Restructuring charge................................       --        --         --       1,185       2,098         --         --
                                                       -------   -------   --------   ---------   ---------   --------   --------
   Total operating expenses..........................    3,403     4,102     13,732     104,244      95,013     25,020     17,376
                                                       -------   -------   --------   ---------   ---------   --------   --------
Income (loss) from operations........................     (413)       38    (10,736)    (89,568)    (64,741)   (18,625)    (8,342)
Other expense........................................      (91)      (22)      (183)     (6,150)     (5,262)      (917)    (1,796)
                                                       -------   -------   --------   ---------   ---------   --------   --------
Net income (loss)....................................     (504)       16    (10,919)    (95,718)    (70,003)   (19,542)   (10,138)
Accretion of redeemable preferred stock..............       --        --         --      (4,858)     (5,635)    (3,605)    (3,341)
                                                       -------   -------   --------   ---------   ---------   --------   --------
Net income (loss) attributable to common stock.......  $  (504)  $    16   $(10,919)  $(100,576)  $ (75,638)  $(23,147)  $(13,479)
                                                       =======   =======   ========   =========   =========   ========   ========
Net loss per share, basic and diluted................                      $ (43.41)  $ (309.76)  $ (211.11)  $ (64.03)  $ (37.25)
Weighted average shares, basic and diluted...........                           252         325         358        361        362
                                                                           ========   =========   =========   ========   ========



                                                                                 DECEMBER 31,                          MARCH 31,
                                                            -------------------------------------------------------   -----------
                                                               1997        1998      1999       2000        2001         2002
                                                            (unaudited)                                               (unaudited)
             CONSOLIDATED BALANCE SHEET DATA                                           (in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.................................    $   83      $   56   $     --   $  15,206   $   8,648    $   3,678
Working capital...........................................      (442)       (566)    (4,109)     (4,209)       (985)      (3,342)
Total assets..............................................     2,277       2,025     11,840     135,958      79,503       70,664
Long term obligations, less current portion...............        98          68        953      36,114      33,365       32,258
Obligations under capital leases, less current portion....        --          --         93         102          34           22
Redeemable preferred stock................................        --          --         --     104,230     132,676      136,669
Total stockholders' equity (deficit)......................      (150)       (661)     4,858     (32,792)   (105,372)    (118,340)


--------------------------------------------------------------------------------
 22

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth under "Risk factors" and elsewhere in this prospectus.

OVERVIEW

GENERAL

We have focused on developing software solutions designed specifically for the printing industry supply chain since our inception in 1987. In February 2000, Prograph Systems, our predecessor company, changed its name to printCafe, Inc., and we launched our Web-based products to complement our enterprise resource planning software. From February through April 2000, we acquired five complementary businesses for an aggregate purchase price of $137.3 million. We have also committed significant resources to develop, integrate, and market our products, expand our management team, and hire additional personnel. We incurred a net loss of $70.0 million in 2001 and of $10.1 million in the first quarter of 2002 and had an accumulated deficit of $201.2 million as of March 31, 2002.



The results of operations of nth degree software, a company we acquired in October 1999, have been included in our financial statements since the date of acquisition. The results of operations of the five businesses we acquired during early 2000 have been included in our financial statements since their respective dates of acquisition. These acquisitions generated goodwill of $57.7 million, of which $22.5 million remained unamortized as of March 31, 2002, and other intangible assets of $86.4 million, of which $26.6 million remained unamortized as of March 31, 2002. Effective January 1, 2002, the unamortized goodwill will be tested for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142. The other intangible assets are being amortized over a three-year period. Any future write-off of goodwill or other intangible assets as a non-cash charge could be significant and would likely harm our operating results.


SOURCES OF REVENUE
Our revenue is derived principally from licenses and subscriptions of our products, maintenance contracts, and professional and other services, including implementation, consulting, and training. Our products are typically purchased under either a perpetual license or a time-based or usage-based subscription. We offer our enterprise resource planning and other client/server software to printers and print buyers under license agreements. We offer our Web-based products to printers and print buyers under subscription agreements, which typically have a term of three years. Our print buyer customers pay a subscription fee for our Web-based products based on the number of users of the website. Our printer customers can purchase either an unlimited subscription or a limited subscription for our Web-based products. The fee for the limited subscription is based on the value of print orders processed through the customer's website. Maintenance contracts are sold to customers, usually at the time of sale of a software license, under annual agreements that provide for automatic renewal, unless the customer cancels. We also provide professional services, which are offered at an hourly rate.

We have derived most of our revenue from licenses of our software and the sale of related maintenance to printers. In the first quarter of 2001, we began to recognize revenue from the sale of our Web-based products to printers and began to market our Web-based solutions for print buyers. To date, we have not derived significant revenue from sales of subscriptions of our Web-based products to print buyers.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

For the years ended December 31, 1999, 2000, and 2001, revenues from foreign customers approximated 5%, 5%, and 11%, respectively, of our total revenues.

CRITICAL ACCOUNTING POLICIES
Our discussion and analysis of the financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. Our actual results may differ from those estimates.

The following critical accounting policies affect the significant judgments and estimates we use in preparing our consolidated financial statements.

REVENUE RECOGNITION
We recognize revenue on our software products in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on our part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance and professional services, based on the relative fair value of each element. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. We have VSOE for maintenance services and professional services.

If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the total fee is recognized as revenue. We generally recognize license revenue under the residual method upon delivery of our software to the customer, provided collection is probable. Revenue allocated to maintenance is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed. Revenue from Web-based products is recognized ratably over the term of the subscription for unlimited subscriptions and is recognized based on usage, subject to a fixed term, for limited subscriptions. Many of our agreements include warranty provisions. Historically, these provisions have not had a significant impact on our revenue recognition. In those instances where customer acceptance may be in question, all revenue relating to that arrangement is deferred until the warranty period has expired.

CONTINGENCIES
We are involved in disputes and litigation in the normal course of business. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in insurance coverage or approach such as a change in settlement strategy.

STOCK-BASED COMPENSATION
We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for our employee stock options because, as discussed below, the alternative fair value accounting provided under Financial Accounting Standards Board Statement

--------------------------------------------------------------------------------
 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


No. 123, Accounting for Stock Based Compensation (SFAS 123), requires use of valuation models that were not developed for use in valuing employee stock options. In connection with stock option grants, we had deferred compensation of $0.1 million as of December 31, 2001. This amount represents the difference between the exercise price and the deemed fair market value of our common stock on the date we granted these stock options. This amount is included as a component of stockholders' equity and is being amortized over the vesting period of the options, generally four years. We amortized stock-based compensation of $0.9 million in 2000 and $49,056 in 2001. In the first quarter of 2002, we granted options to purchase 1,701,694 shares of common stock, with an exercise price of $1.90 per share, to certain employees and directors. As a result, we recorded approximately $10.0 million of deferred compensation at March 31, 2002 and will record stock-based compensation expense of approximately $2.6 million annually over the vesting period of these options, which is generally four years. In April 2002, we granted options to purchase 847,585 shares of common stock, with an exercise price of $7.00 per share, to certain employees and consultants. As a result, we estimate that we will record approximately $0.3 million of stock-based compensation expense annually over the vesting period of these options, which is three years.


WARRANTS
We account for equity instruments issued to nonemployees and pursuant to strategic alliance agreements in accordance with the provisions of SFAS 123 and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services. Warrant expense represents charges associated with the issuance of warrants to purchase our common stock. To the extent that we derive revenue from agreements entered into in connection with the issuance of warrants, we offset this revenue by the expense associated with these warrants. Any amount of expense that exceeds revenue is recorded into sales and marketing, general and administrative, and interest expense, based upon the nature of the agreement. The amount of expense is equal to the fair value of vested warrants determined using Black-Scholes pricing models. The following table sets forth the amount of expense and reduction to revenue associated with the issuance of these warrants:

                                                                     2000            2001
--------------------------------------------------------------------------------------------
Reduction in revenue........................................      $       --      $   47,222
Increase in sales and marketing.............................       3,840,918       1,054,278
Increase in general and administrative......................         437,000              --
Increase in interest expense................................       1,942,500       1,161,250


As of March 31, 2002, we had unvested warrants to purchase 113,297 shares of common stock, including warrants to purchase 833 shares of common stock that have an exercise price that will be equal to the initial public offering per share price in this offering. Warrants to purchase a total of 112,464 shares of common stock have exercise prices ranging from $120.00 to $450.00 and vest upon attainment of performance criteria. Upon the vesting of warrants to purchase 44,131 of these shares of common stock, we will record warrant expense based upon fair value for each warrant, and upon the vesting of warrants to purchase 68,333 of these shares of common stock, we will reduce revenue generated from the warrant holder during the period when vesting occurs. We cannot predict the timing or amount of this reduction in revenue and increase in expense because the amount is calculated using the fair market value at the time of vesting.


We will also record annual interest expense of approximately $0.7 million related to a warrant to purchase 368,305 shares of common stock that was issued in connection with outstanding indebtedness.

--------------------------------------------------------------------------------
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INCOME TAXES

Deferred income taxes are recognized for all temporary differences between tax and financial bases of our assets and liabilities, using the tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. As of March 31, 2002, we had net operating loss carryforwards available to offset future taxable income in the amount of $75.7 million. The net operating loss carryforwards will expire beginning 2015 through 2021. Federal and state tax rules impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. Utilization of our carryforwards is limited because of past ownership changes. In the event that we have a future change in ownership, utilization of these carryforwards could be further limited.


We have established a 100% valuation allowance against deferred tax assets due to the uncertainty that future tax benefits can be realized from our net operating loss carryforwards and other deferred tax assets.

RECENT ACCOUNTING PRONOUNCEMENTS
In November 2001, the Emerging Issues Task Force (EITF) reached consensus on EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. EITF No. 01-9 addresses the accounting for consideration given by a vendor to a customer. We have evaluated the impact of EITF No. 01-9 and do not believe that upon adoption it will have a significant impact on our financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121 and provides a single accounting model for the disposition of long-lived assets. The new rules significantly change what would have to be met to classify an asset as held for sale. In addition, more dispositions will qualify for discontinued operations treatment in the income statement as the criteria for discontinued operations presentation is changed to a component of the business rather than a segment of the business. We are required to apply SFAS No. 144 as of January 1, 2002.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. Application of the nonamortization provisions of SFAS No. 142 is expected to result in a decrease in net loss of approximately $19.6 million during 2002 and $2.9 million during the first quarter of 2003. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002. We do not believe the effect of adoption will be material to our earnings or financial position.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As we do not currently engage in derivative or hedging activities, the adoption of this standard did not have a significant impact on our financial statements.

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RESTRUCTURING
In September 2000, we initiated a restructuring plan that was designed to reduce our cost structure and eliminate redundant job tasks that existed as a result of the acquisitions made in early 2000. As part of this plan, we reduced our workforce by 78 employees through the elimination of some positions and the consolidation of other redundant job tasks. The restructuring resulted in a charge for the year ended December 31, 2000 of $1.2 million, which consisted primarily of severance and other benefits related to the discharged employees. Our cash flow from operations was adversely impacted by those costs during the fourth quarter of 2000 and the first six months of 2001.

In May 2001, we announced a second restructuring as part of an effort to reduce our costs and improve efficiency by consolidating our client support operations. As part of this restructuring, we reduced our workforce by 45 employees and we reduced our leased office space. The restructuring resulted in a charge for the year ended December 31, 2001 of $2.1 million, which includes severance and benefits charges and lease abandonment costs. Our cash flow from operations was adversely impacted during the second half of 2001 as a result of these costs. Our remaining restructuring reserve of $0.5 million consists primarily of lease abandonment costs and is expected to be paid and eliminated by 2003.

Both of these restructuring plans focused on reducing our cost structure and improving the efficiency of our operations to respond to changing market conditions and to realize the anticipated benefits of the acquisitions made in early 2000. We believe that these actions will not adversely impact our operations in the future because we have undertaken initiatives to manage and monitor our client and employee relations during the execution of these plans and subsequent to their completion.

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RESULTS OF OPERATIONS

The following table presents selected financial data for the periods indicated as a percentage of our total revenue:


                                                                                THREE MONTHS
                                                YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                ------------------------      ----------------
 CONSOLIDATED STATEMENTS OF OPERATIONS DATA     1999      2000      2001      2001       2002
----------------------------------------------------------------------------------------------
Revenue:
  License and subscription..................      29%       35%       43%       43%        48%
  Maintenance...............................      25        60        49        51         46
  Professional services and other...........      46         5         8         6          6
                                                ----      ----      ----      ----       ----
     Total revenue..........................     100       100       100       100        100
                                                ----      ----      ----      ----       ----
Cost of revenue:
  License and subscription..................       3        11         9        12          9
  Maintenance...............................       7        29        15        17         11
  Professional services and other...........      22         2         4         4          3
                                                ----      ----      ----      ----       ----
     Total cost of revenue..................      32        42        28        33         23
                                                ----      ----      ----      ----       ----
Gross profit................................      68        58        72        67         77
                                                ----      ----      ----      ----       ----
Operating expenses:
  Sales and marketing.......................      19        81        46        62         34
  Research and development..................      43        45        29        36         26
  General and administrative................      61        97        18        26         15
  Depreciation..............................       5         8         9        10          6
  Amortization..............................      18       156       117       128         63
  Stock-based compensation and warrants.....     165        20         3        --          4
  Restructuring charge......................      --         5         5        --         --
                                                ----      ----      ----      ----       ----
     Total operating expenses...............     311       412       227       262        148
                                                ----      ----      ----      ----       ----
Loss from operations........................    (243)     (354)     (155)     (195)       (71)
Other expense...............................      (4)      (24)      (12)      (10)       (15)
                                                ----      ----      ----      ----       ----
Net loss....................................    (247)     (378)     (167)     (205)       (86)
Accretion of redeemable preferred stock.....      --       (19)      (13)      (37)       (29)
                                                ----      ----      ----      ----       ----
Net loss attributable to common stock.......    (247)%    (397)%    (180)%    (242)%     (115)%
                                                ====      ====      ====      ====       ====



COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 31, 2002



TOTAL REVENUE


Total revenue increased from $9.6 million for the three months ended March 31, 2001 to $11.7 million for the same period in 2002, an increase of 23%. The increase in license and subscription revenue was primarily due to increased sales of licenses of our enterprise resource planning products, which represented 38% of our total revenue for the three months ended March 31, 2002, resulting from an increase in sales and marketing initiatives focusing on these products. These sales and marketing initiatives also led to additional maintenance contracts associated with these new license sales and additional training and consulting services. An increase in subscription and transaction fees generated by our Web-based products resulting from contract renewals and an increase in transactional volume processed through these products also contributed to the increase in revenue.



TOTAL COST OF REVENUE


Cost of revenue includes direct labor and other direct costs relating to the delivery of our products and services. The cost of license and subscription revenue is primarily related to third party licenses that we resell with licenses and subscriptions of our products, as well as any hosting and communication costs. Cost of revenue decreased from $3.2 million for the three months ended March 31, 2001 to


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$2.7 million for the same period in 2002, a decrease of 15%. This decrease was the result of lower third party license costs and a reduction in the number of employees in our client and professional services area resulting from the restructuring of operations in the second quarter of 2001. Cost of revenue as a percentage of revenue decreased from 33% for the three months ended March 31, 2001 to 23% for the same period in 2002, resulting from the increase in revenue and the reduction in costs.



OPERATING EXPENSES


We classify our operating expenses into six general categories, based on the nature of the expenditure: sales and marketing, research and development, general and administrative, depreciation, amortization, and stock-based compensation and warrants. We allocate our total costs for overhead and facilities to each of the functional areas of our business that use these services based upon estimated usage. These allocated charges include general overhead items such as administrative salaries, professional fees, building rent, equipment leasing costs, and telecommunication charges.



Sales and marketing. Sales and marketing expenses consist primarily of costs related to sales and marketing, employee compensation, travel, public relations, trade shows, and advertising. Sales and marketing expenses decreased from $5.9 million for the three months ended March 31, 2001 to $3.9 million for the same period in 2002, a decrease of 34%. Sales and marketing expenses as a percentage of revenue decreased from 62% in the first quarter of 2001 to 34% for the same period in 2002. The decrease in absolute dollars was primarily due to a reduction in the number of sales and marketing employees resulting from the restructuring of operations in the second quarter of 2001 and reductions in travel, advertising, promotion, public relations, and general marketing expenses related to initiatives that were focused on reducing expenses.



Research and development. Research and development expenses consist primarily of expenses related to the development and upgrade of our existing proprietary software and expenses related to research and development for new product offerings. These expenses include employee compensation for research and development expenses and third-party contract development costs. Research and development expenses decreased from $3.4 million for the three months ended March 31, 2001 to $3.0 million for the same period in 2002, a decrease of 12%. The decrease was primarily due to a reduction in the number of research and development employees resulting from the restructuring of operations in the second quarter of 2001 and a reduction in outside consulting expenses. Research and development expenses as a percentage of revenue decreased from 36% for the first quarter of 2001 to 26% for the same period in 2002.



General and administrative. General and administrative expenses consist primarily of compensation for executive and administrative personnel, travel expenses, professional advisory fees, and general overhead expenses that are not allocated to cost of revenue, product development, or sales and marketing. General and administrative expenses decreased from $2.5 million for the three months ended March 31, 2001 to $1.8 million for the same period in 2002, a decrease of 27%. General and administrative expenses as a percentage of revenue decreased from 26% in the first quarter of 2001 to 15% for the first quarter of 2002. The decrease was primarily due to a reduction in general and administrative employees and the consolidation of certain facilities as a result of restructuring operations in the second quarter of 2001.



Depreciation. Depreciation expense consists primarily of the depreciation of equipment, furniture, fixtures, and leasehold improvements that are not directly related to the generation of revenue. Depreciation expense decreased from $0.9 million for the three months ended March 31, 2001 to $0.8 million for the same period in 2002, a decrease of 17%. The decrease is primarily attributable to certain computer equipment becoming fully depreciated and new equipment being purchased at a slower rate compared to prior periods.


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Amortization.  Amortization expense consists of the amortization of intangible assets such as goodwill, purchased technology, customer lists, and patents. Amortization expense decreased from $12.3 million for the three months ended March 31, 2001 to $7.4 million for the same period in 2002, a decrease of 40%. The decrease was primarily the result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under these guidelines, goodwill is no longer amortized but is subject to annual impairment tests. We have not yet completed the impairment testing, which is required to be completed by June 30, 2002. However, we do not believe its effect will be material to our earnings or financial position.



Stock-based compensation and warrants. Stock-based compensation expense relates to grants of employee stock options and issuances of stock with exercise prices lower than the deemed fair value of the underlying shares at the time of grant or issuance and issuance of stock in consideration of salary. Stock-based compensation and warrants expense increased from $12,023 for the three months ended March 31, 2001 to $0.5 million for the same period in 2002. The increase was primarily the result of stock-based compensation expense related to options to purchase 1,701,964 shares of common stock at an exercise price of $1.90 that were issued during the first quarter of 2002 to certain employees and directors.



OTHER INCOME (EXPENSE)


Other income (expense) consists primarily of interest expense related to our borrowings, offset by interest income received from the investment of proceeds from our financing activities. Other expense increased from $0.9 million for the three months ended March 31, 2001 to $1.8 million for the same period in 2002. The increase is primarily due to higher average interest rates on outstanding indebtedness, offset by a slightly lower average outstanding debt balance during the comparable periods. Also contributing to the increase was the amortization of the estimated fair value of a warrant to purchase 570,874 shares of Series F preferred stock at an exercise price of $.01 per share which is recorded as interest expense over the term of the related debt using the interest method.



INCOME TAXES


During the three months ended March 31, 2002 and 2001, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefits. At March 31, 2002, we had accumulated net operating loss carryforwards for federal and state tax purposes of approximately $75.7 million. The federal tax carryforwards expire in various years beginning in 2015 through 2021. Utilization of certain net operating loss carryforwards is subject to limitations described above. Events which cause limitations on the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.


COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2001

The inclusion for the year 2001 of the results of the companies we acquired in early 2000 had an incremental effect on our results of operations. The more significant reasons for the changes year over year are described below.

TOTAL REVENUE
Total revenue increased from $25.3 million in 2000 to $41.9 million in 2001, an increase of 65%. The increase in license and subscription revenue was primarily due to increased sales of licenses of our enterprise resource planning products, which represented 32% of our total revenue in 2001, resulting from an increase in sales and marketing initiatives focusing on these products. These sales and marketing initiatives also led to additional maintenance contracts associated with these new license

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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sales and additional training and consulting services. To a lesser extent, revenue also increased because we began to recognize revenue from subscriptions for our Web-based products for printers in the first quarter of 2001.

TOTAL COST OF REVENUE

Cost of revenue increased from $10.7 million in 2000 to $11.6 million in 2001, an increase of 9%. Cost of revenue as a percentage of revenue decreased from 42% in 2000 to 28% in 2001. The decrease as a percentage of revenue primarily resulted from an increase in revenue and a decrease in the number of customer and professional service employees as a result of the restructurings of operations in the third quarter of 2000 and the second quarter of 2001.


OPERATING EXPENSES

Sales and marketing. Sales and marketing expenses decreased from $20.5 million in 2000 to $19.1 million in 2001, a decrease of 7%. Sales and marketing expenses as a percentage of revenue decreased from 81% in 2000 to 46% in 2001. The decrease in absolute dollars was primarily due to a reduction in the number of sales and marketing employees resulting from restructurings of operations in the third quarter of 2000 and the second quarter of 2001 and reductions in travel, advertising, promotion, public relations, and general marketing expenses related to initiatives that were focused on reducing expenses.



Research and development. Research and development expenses increased from $11.3 million in 2000 to $12.2 million in 2001, an increase of 8%. The increase was primarily due to continued investment in the development of our software and Web-based products. Research and development expenses as a percentage of revenue decreased from 45% in 2000 to 29% in 2001.



General and administrative. General and administrative expenses decreased from $24.5 million in 2000 to $7.6 million in 2001, a decrease of 69%. General and administrative expenses as a percentage of revenue decreased from 97% in 2000 to 18% in 2001. The decrease was primarily due to a decrease in general and administrative employees and the consolidation of certain facilities as a result of restructurings of operations in the third quarter of 2000 and the second quarter of 2001. Also contributing to the decrease were expense reductions in travel and professional fees as a result of initiatives that were focused on reducing expenses.



Depreciation. Depreciation expense increased from $2.1 million in 2000 to $3.8 million in 2001. The increase is primarily due to the purchase of additional computer equipment and software related to the development of our Web-based products.



Amortization. Amortization expense increased from $39.5 million in 2000 to $49.1 million in 2001, an increase of 24%, reflecting a full year of amortization in 2001.


Stock-based compensation and warrants. Stock-based compensation and warrants expense was $5.1 million in 2000 and $1.1 million in 2001. This decrease is the result of a decrease in warrant expense and, to a lesser extent, a reduction in the number of stock options being granted in 2001 at exercise prices below their deemed fair value.

OTHER INCOME (EXPENSE)

Other expense decreased from $6.2 million in 2000 to $5.3 million in 2001, a decrease of 14%. The decrease is the result of a reduction in outstanding indebtedness as well as a decrease in interest rates.


INCOME TAXES

During 2001, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.


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COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 2000

The inclusion of the results of the companies we acquired in early 2000 for the year ended December 31, 2000 is the primary reason for the increase in our revenues and operating expenses for the year ended December 31, 2000. Other reasons for the changes year over year are described below.

TOTAL REVENUE
Total revenue increased from $4.4 million in 1999 to $25.3 million in 2000, an increase of 474%. As a percentage of revenue, license and subscription revenue increased from 29% in 1999 to 35% in 2000, maintenance revenue increased from 25% in 1999 to 60% in 2000, and professional services and other revenue decreased from 46% in 1999 to 5% in 2000.

TOTAL COST OF REVENUE
Cost of revenue increased from $1.4 million in 1999 to $10.7 million in 2000, an increase of 653%. Cost of revenue as a percentage of revenue increased from 32% in 1999 to 42% in 2000.

OPERATING EXPENSES
Sales and marketing. Sales and marketing expenses increased from $0.8 million in 1999 to $20.5 million in 2000. Sales and marketing expenses as a percentage of revenue increased from 19% in 1999 to 81% in 2000. The increase was primarily due to expenses incurred related to advertising, promotion, and public relations related to brand development and the launch of our Web-based products.

Research and development. Research and development expenses increased from $1.9 million in 1999 to $11.3 million in 2000, an increase of 495%. Research and development expenses as a percentage of revenue increased from 43% in 1999 to 45% in 2000. The increase in absolute dollars was due to continued investment in the development of our software and Web-based products.

General and administrative. General and administrative expenses increased from $2.7 million in 1999 to $24.5 million in 2000, an increase of 807%. General and administrative expenses as a percentage of revenue increased from 61% in 1999 to 97% in 2000. The increase was due in part to professional advisory fees related to the integration of the acquired companies, and the addition of finance, human resources, executive, and other administrative personnel to support our growth.

Depreciation. Depreciation expense increased from $0.2 million in 1999 to $2.1 million in 2000. The increase is due in part to the purchase of computer equipment and software.

Amortization. Amortization expense increased from $0.8 million in 1999 to $39.5 million in 2000.

Stock-based compensation and warrants. Stock-based compensation and warrants expense was $7.3 million in 1999 and $5.1 million in 2000. The decrease is primarily due to a significant decrease in stock-based compensation, offset by an increase in warrant expense.

OTHER INCOME (EXPENSE)
Other expense increased from $0.2 million in 1999 to $6.2 million in 2000. The increase is the result of interest expense associated with the promissory notes issued in connection with the companies acquired in early 2000, partially offset by interest income on the funds generated by the equity financings in 2000.

INCOME TAXES
During 1999 and 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.

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QUARTERLY RESULTS OF OPERATIONS

The following unaudited quarterly results of operations for the eight quarters ended March 31, 2002 should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.



                                                               THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------
                            JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                              2000       2000        2000       2001        2001       2001        2001       2002
                                                            (unaudited, in thousands)
---------------------------------------------------------------------------------------------------------------------
Revenue:
  License and
    subscription..........  $  2,314   $  2,835    $  3,615   $  4,051    $  4,446   $  4,654    $  4,952   $  5,613
  Maintenance.............     4,088      4,700       4,887      4,905       5,041      5,279       5,376      5,377
  Professional services
    and other.............       525         24         233        605         829        800         930        725
                            --------   --------    --------   --------    --------   --------    --------   --------
    Total revenue.........     6,927      7,559       8,735      9,561      10,316     10,733      11,258     11,715
Cost of revenue:
  License and
    subscription..........       452        812       1,405      1,119         977        922         918        998
  Maintenance.............     2,391      2,214       1,850      1,645       1,622      1,507       1,314      1,309
  Professional services
    and other.............       177         82         234        402         414        382         374        374
                            --------   --------    --------   --------    --------   --------    --------   --------
    Total cost of
      revenue.............     3,020      3,108       3,489      3,166       3,013      2,811       2,606      2,681
                            --------   --------    --------   --------    --------   --------    --------   --------
Gross profit..............     3,907      4,451       5,246      6,395       7,303      7,922       8,652      9,034
Operating expenses:
  Sales and marketing.....     7,784      5,536       5,620      5,935       5,307      4,023       3,848      3,947
  Research and
    development...........     3,852      3,158       3,047      3,436       3,004      2,793       2,948      3,034
  General and
    administrative........     7,193      5,970       5,910      2,455       1,854      1,647       1,689      1,783
  Depreciation............       515        582         676        919       1,014        987         901        763
  Amortization............    11,909     12,257      12,257     12,263      12,263     12,263      12,263      7,388
  Stock-based compensation
    and warrants..........        35        196          12         12         984         95          12        461
  Restructuring charge....        --      1,185          --         --       2,098         --          --         --
                            --------   --------    --------   --------    --------   --------    --------   --------
    Total operating
      expenses............    31,288     28,884      27,522     25,020      26,524     21,808      21,661     17,376
                            --------   --------    --------   --------    --------   --------    --------   --------
Loss from operations......   (27,381)   (24,433)    (22,276)   (18,625)    (19,221)   (13,886)    (13,009)    (8,342)
Other expense.............    (1,599)    (3,239)     (1,349)      (917)     (1,124)    (1,799)     (1,422)    (1,796)
                            --------   --------    --------   --------    --------   --------    --------   --------
Net loss..................   (28,980)   (27,672)    (23,625)   (19,542)    (20,345)   (15,685)    (14,431)   (10,138)
Accretion of redeemable
  preferred stock.........      (583)       544      (4,671)    (3,605)     (4,080)    (4,244)      6,294      3,341
                            --------   --------    --------   --------    --------   --------    --------   --------
Net loss attributable to
  common stock............  $(29,563)  $(27,128)   $(28,296)  $(23,147)   $(24,425)  $(19,929)   $ (8,137)  $(13,479)
                            ========   ========    ========   ========    ========   ========    ========   ========


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                                                                              33
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

The following table sets forth other financial data for the eight quarters ended December 31, 2001. EBITDA, net of other charges, represents the net loss we would have shown if we did not take into consideration our total other expense (which includes interest expense), depreciation, amortization, stock-based compensation and warrants, and restructuring charges.


                                                                THREE MONTHS ENDED
                             -----------------------------------------------------------------------------------------
                             JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                               2000       2000        2000       2001        2001       2001        2001       2002
                                                             (unaudited, in thousands)
----------------------------------------------------------------------------------------------------------------------
EBITDA, net of other
  charges..................  $(14,922)  $(10,213)   $ (9,331)  $ (5,431)   $ (2,862)  $   (541)   $    167   $    270
Net cash used in operating
  activities...............   (12,469)    (9,384)    (11,634)    (7,076)     (5,436)    (3,875)     (1,476)    (5,121)
Net cash used in investing
  activities...............    (1,846)    (1,967)       (657)      (902)       (493)      (323)       (770)      (416)
Net cash provided (used) by
  financing activities.....     2,489     11,578      24,644      3,750        (412)       667       9,789        567


The following table presents selected financial data for the periods indicated as a percentage of our total revenue:


                                                                   THREE MONTHS ENDED
                                -----------------------------------------------------------------------------------------
                                JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                  2000       2000        2000       2001        2001       2001        2001       2002
                                                                       (unaudited)
-------------------------------------------------------------------------------------------------------------------------
Revenue:
  License and subscription....      33%        38%         41%        43%         43%        43%         44%        48%
  Maintenance.................      59         62          56         51          49         49          48         46
  Professional services and
    other.....................       8         --           3          6           8          8           8          6
                                  ----       ----        ----       ----        ----       ----        ----       ----
    Total revenue.............     100        100         100        100         100        100         100        100
Cost of revenue:
  License and subscription....       7         11          16         12           9          9           8          9
  Maintenance.................      34         29          21         17          16         14          12         11
  Professional services and
    other.....................       3          1           3          4           4          3           3          3
                                  ----       ----        ----       ----        ----       ----        ----       ----
    Total cost of revenue.....      44         41          40         33          29         26          23         23
                                  ----       ----        ----       ----        ----       ----        ----       ----
Gross profit..................      56         59          60         67          71         74          77         77
Operating expenses:
  Sales and marketing.........     112         73          64         62          51         38          34         34
  Research and development....      56         42          35         36          29         26          26         26
  General and
    administrative............     104         79          68         26          18         15          15         15
  Depreciation................       7          8           8         10          10          9           8          6
  Amortization................     172        162         140        128         119        114         109         63
  Stock-based compensation and
    warrants..................       1          3          --         --          10          1          --          4
  Restructuring charge........      --         15          --         --          20         --          --         --
                                  ----       ----        ----       ----        ----       ----        ----       ----
    Total operating
      expenses................     452        382         315        262         257        203         192        148
                                  ----       ----        ----       ----        ----       ----        ----       ----
Loss from operations..........    (396)      (323)       (255)      (195)       (186)      (129)       (115)       (71)
Other income (expense)........     (23)       (43)        (15)       (10)        (11)       (17)        (13)       (15)
                                  ----       ----        ----       ----        ----       ----        ----       ----
Net loss......................    (419)      (366)       (270)      (205)       (197)      (146)       (128)       (86)
Accretion of redeemable
  preferred stock.............      (8)         7         (54)       (37)        (40)       (40)         56        (29)
                                  ----       ----        ----       ----        ----       ----        ----       ----
Net loss attributable to
  common stock................    (427)%     (359)%      (324)%     (242)%      (237)%     (186)%       (72)%     (115)%
                                  ====       ====        ====       ====        ====       ====        ====       ====


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 34
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

Our quarterly revenue increased throughout the periods presented primarily as a result of the increase in new licenses of our enterprise resource planning products and in new subscription sales of our Web-based products. The increase in revenue for the quarter ended June 30, 2000 was primarily due to the inclusion of the results of the companies we acquired in early 2000. In the first quarter of 2001, we began to generate subscription revenues from our Web-based products. A significant portion of our revenue has been, and we believe will continue to be, derived from licenses and subscriptions. This revenue is generated by a small number of significant contracts with large businesses, as well as a large number of smaller contracts with small and mid-market businesses. Maintenance revenue is a significant portion of our total revenue because many of our existing customers continue to renew their maintenance contracts. As the subscription portion of our software license and subscription revenue increases, we anticipate that maintenance will contribute a declining portion of total revenue in the future. The increase in maintenance revenue for the quarter ending September 30, 2001 was primarily due to new maintenance contracts entered into during the quarter as well as during the previous quarter. Professional services revenue may fluctuate from quarter to quarter, based upon the utilization of professional services personnel or the timing of training conferences. For example, the increase in professional services revenue in the second quarter of 2001 relates to revenue generated by our annual user conference, which took place in the second quarter, and which also accounted for the decrease from the second to the third quarter.

There is not necessarily a proportional relationship between cost and total revenue. Although cost of licenses typically increases with sales volume, the portion of these costs attributable to the cost of third-party licenses varies based on the nature and size of orders in a particular quarter.

The increase in operating expenses for the quarter ended June 30, 2000 was primarily due to the inclusion of the results of the companies we acquired in early 2000. The decrease in operating expenses during the third and fourth quarter of 2000 was a result of restructurings of operations and cost control initiatives. Research and development expenses decreased during the third and fourth quarters of 2000 due to reductions in third-party consulting costs. Other expense increased during the second quarter of 2000 due to indebtedness that was issued in connection with the acquisitions we completed in early 2000. The increase in the third quarter of 2000 was a result of the issuance of warrants in connection with a bridge financing. The decrease in other expense from the third quarter to the fourth quarter of 2000 was the result of the issuance of the warrants in the third quarter and the reduction of outstanding indebtedness in the fourth quarter, following the Series E-1 preferred stock financing.

In the first and second quarters of 2001, operating expenses were impacted by cost-control initiatives, including a decrease in the total number of our employees and the consolidation of some redundant functions and facilities. Total operating expenses for 2001 peaked in the second quarter, due in part to a stock-based compensation and warrant charge of $1.0 million and a restructuring charge of $2.1 million. The reduction in total operating expenses in the third and fourth quarters of 2001 is the result of our efforts to eliminate redundant functions and facilities resulting from the acquisitions of companies in early 2000 and other expense reduction initiatives.

Sales and marketing decreased quarter over quarter in 2001 as a result of a reduction in advertising, trade show, and general promotional expenses. In addition, we significantly reduced travel expenses as a result of expense reduction initiatives and the investment in video conferencing and Web-based communication technologies.

General and administrative expenses decreased during each of the first three quarters in 2001 as a result of expense reduction initiatives in travel expenses, the elimination of significant third party consulting expenses, and the consolidation of certain facilities.

--------------------------------------------------------------------------------
                                                                              35
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

Research and development expenses in the second and third quarters of 2001 decreased as a result of the elimination of third party professional services. These expenses increased slightly from the third quarter to the fourth quarter as a result of certain expenses incurred to assist with the development and release of new products and new features of existing products.

Other expense, consisting primarily of interest expense, increased in the third quarter of 2001 as a result of the issuance of immediately exercisable warrants in connection with bridge financing provided by two of the company's stockholders. Other expense in the fourth quarter of 2001 decreased from the third quarter as a result of the issuance of the warrants in the third quarter, partially offset by the interest on this additional outstanding temporary indebtedness. This bridge financing was repaid in connection with the debt and Series F preferred stock financing completed on December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES


We have funded our operations primarily through funds from operations, equity-based financings, promissory notes issued to former and existing stockholders, and term loans. In March 2001, we received $7.0 million upon the sale of 1,750,000 shares of our Series E-1 preferred stock. In December 2001, we received aggregate net proceeds of $38.5 million from the sale of 3,722,096 shares of our Series F preferred stock, the incurrence of $23.6 million in debt, and the repayment of a promissory note issued by a stockholder. In January 2002, we received $0.8 million from the sale of 188,736 shares of our Series F preferred stock. As of March 31, 2002, we had $3.7 million in cash and cash equivalents, a decrease of approximately $5.0 million from December 31, 2001. This decrease was attributable to our net loss for the quarter and, in particular, the payment of expenses associated with our initial public offering and the delay in receipt of collections of our accounts receivable. This delay was due to the implementation of a new billing system during the quarter, which caused delays in generating invoices during the implementation process.



Net cash used by operating activities totaled $5.1 million for the three months ended March 31, 2002, $17.9 million in 2001, $39.7 million in 2000, and $0.5 million in 1999, primarily as a result of our net loss in each of these periods. These amounts were partially offset by non-cash charges for depreciation, amortization of intangible assets, including goodwill prior to January 1, 2002, issuance of stock warrants, and stock-based compensation.



Net cash used by investing activities totaled $0.4 million for the three months ended March 31, 2002, $2.5 million in 2001, $30.0 million in 2000, and $0.1 million in 1999. Cash used by investing activities during the first quarter of 2002 was primarily the result of the purchase of computer equipment and software licenses associated with the implementation of a new customer relationship management system. Cash used by investing activities in 2001 included payment for the license of a patent in 2000, purchase of computer equipment and software, and the acquisition of certain technology-related assets of another business. Cash used by investing activities in 2000 was attributable to the acquisitions we completed between February and April 2000, and investments in computer equipment and software to support additional infrastructure, product development, and our Web-based products. Cash used in investing activities for 1999 was primarily the result of the purchase of computer equipment offset by the sale of unrelated investments.



Net cash provided by financing activities was $0.6 million for the three months ended March 31, 2002, $13.8 million in 2001, $84.9 million in 2000, and $0.6 million in 1999. Cash from financing activities during the first quarter of 2002 was primarily attributable to the issuance of shares of our Series F preferred stock. Cash from financing activities in 2001 and 2000 was primarily attributable to the issuance of shares of our common and preferred stock, offset by the repayment of certain indebtedness. Cash from financing activities in 1999 was primarily attributable to the incurrence of debt in the form of term loans and the issuance of common stock, offset by principal payments on debt and repayments on our line of credit.


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 36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


We have a $2.0 million demand line of credit with National City Bank, all of which was drawn as of March 31, 2002. Borrowings under the facility bear interest, which is payable monthly at the prime rate. We also have entered into a $900,000 commercial installment note with National City Bank, which is payable monthly and matures on July 1, 2004. Borrowings under the installment note bear interest, which is payable monthly at the annual rate of 7.62%. As of March 31, 2002, the outstanding principal balance of this note was $0.5 million. The installment note contains restrictive covenants, including a limitation on our ability to incur additional indebtedness or grant security interests in our assets, as well as requirements that we satisfy various financial conditions, including minimum tangible net worth and debt service coverage. As of March 31, 2002, we were not in compliance with the debt service coverage covenant of the installment note. We have received a waiver with respect to this default from National City Bank, which expires January 1, 2003. If we violate any of these financial covenants and are unable to obtain a waiver from National City Bank, then National City Bank could declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Obligations under the installment note are secured by all of our tangible and intangible personal property. We intend to repay the installment note in full with a portion of the net proceeds of this offering.



In connection with the acquisitions we completed from October 1999 through April 2000, we issued $68.0 million in debt. In December 2001, we repaid $27.6 million of this debt and modified the payment terms of $12.0 million of this debt, as described below. We anticipate that $34.8 million of our total debt will be repaid with the proceeds of this offering. The remaining $4.0 million of debt matures in December 2004. We may need to raise additional funds to pay off all of our debt.



In December 2001, we entered into a $23.6 million loan agreement with Iris Graphics Inc., a wholly-owned subsidiary of Creo. The proceeds of this borrowing were used to repay other outstanding debt. The outstanding principal balance bears interest at either the prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, at our option. A portion of the interest is payable quarterly in cash, and a portion is added to the outstanding principal balance. Obligations under the facility are secured by substantially all of our assets, including all of the common stock of our U.S. subsidiaries and two-thirds of the stock of our United Kingdom subsidiary. The agreement includes restrictive covenants customary for loan agreements of this type. The restrictive covenants prohibit the payment of cash dividends or other distributions with respect to our common stock, limit the aggregate amount of product development expenditures to $3.75 million per quarter, and restrict capital expenditures, investments, transactions with affiliates, and the incurrence of additional indebtedness. We believe that the limitation on product development expenditures does not limit our ability to complete products currently under development or those we plan to develop as described in "Business--Products under development." If we fail to comply with these restrictive covenants, then Iris Graphics could declare all outstanding amounts, together with accrued interest, to be immediately due and payable. If we could not repay these amounts, then Iris Graphics could proceed against the collateral, which would seriously harm our ability to continue our business. The agreement also contains financial covenants, customary for loan agreements of this type, that require us to meet certain debt-to-adjusted earnings (i.e., leverage) and fixed charge coverage ratios and to achieve certain revenue and cash flow thresholds on a quarterly basis. If we violate any of these covenants and are unable to obtain a waiver from Iris Graphics, we would be required to pay an additional 3% of interest until the default is cured. As of March 31, 2002, we were not in compliance with the quarterly operating cash flow covenant. Iris Graphics waived compliance with this covenant through June 30, 2002. As of March 31, 2002, the annual interest rate was 19.0%, 12.0% of which is payable currently and 7.0% of which is deferred until maturity. We intend to repay the term loan in full with a portion of the net proceeds of this offering. In connection with this repayment, we will pay a prepayment fee of $3.5 million.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


In connection with our acquisition of Hagen Systems, Inc. in March 2000, we incurred $12.0 million in debt. Our agreement with the former shareholders of Hagen Systems obligates us to repay the remaining $8.0 million of outstanding debt upon the completion of this offering. As of March 31, 2002, the annual interest rate was 19.0%, 12.0% of which is payable currently and 7% of which is deferred until maturity. We intend to repay this debt in full with a portion of the net proceeds of this offering.


In December 2001, our subsidiary, printCafe Systems, Inc., amended its promissory note with the former shareholders of M Data, Inc. d/b/a PrintSmith, a company that we acquired in March 2000, in order to extend the payment terms of $4.0 million of outstanding debt until December 1, 2004, subject to our obligation to repay the debt in full upon the occurrence of a public offering (not including this offering) of our securities with aggregate cash proceeds to us of not less than $150.0 million. The outstanding principal balance bears interest at the annual rate of 12%. Obligations under the note are secured by all of the intellectual property of our subsidiary, M Data, Inc., and further secured by a license agreement for related intellectual property owned by printCafe Systems, Inc.


We expect to fund future operations and capital expenditures from revenue generated through the sale of our products, public or private financings, and the net proceeds of this offering. We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents, and cash from operations, will be sufficient for us to meet our anticipated cash needs for working capital, capital expenditures, and debt service for at least the next 12 months. However, we may need to raise additional funds to pay off all of our debt, and we may need to raise additional capital to fund our future operations. To raise additional capital, we may seek to sell additional equity or debt securities or secure additional loans under our existing bank line of credit or from new loans. We may also sell equity if we believe it an advantageous time to do so. The sale of additional equity or convertible debt securities would reduce your percentage ownership of the company. In addition, the value of our common stock could be reduced. Further, we may issue securities with rights, preferences, and privileges that are senior to our common stock. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us or at all. If adequate funds are not available to us on acceptable terms, our business will be harmed. If we do not complete this offering, we intend to restructure our operations to reduce the cash used by operations so that our current cash and cash equivalents and cash from operations will be sufficient for us to meet our anticipated cash needs for working capital, capital expenditures, and debt service.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


For the three months ended March 31, 2002 and the year ended December 31, 2001, revenue from foreign customers approximated 11% of our total revenue. We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, in future periods, we expect to increase sales in foreign markets, including Canada and Europe. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets. At March 31, 2002, a total of $34.1 million of outstanding debt contains variable interest rates. The interest rate on $32.1 million of this amount can increase or decrease by a maximum of 2.5%. We expect to repay all of this indebtedness with the proceeds of this offering. We also have $4.5 million in fixed-rate debt obligations. Most of our cash equivalents, short-term investments, and capital lease obligations are at fixed interest rates. Therefore, the fair value of these investments is affected by changes in the market interest rates. However, because our investment portfolio is primarily composed of investments in money market funds and high-grade commercial paper with short maturities, we do not believe an immediate 10% change in market interest rates would have a material effect on the fair market value of our portfolio. Therefore, we


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 38
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW

We are a leading provider of software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity and enable printers to increase revenues. Our procurement applications, which are designed for print buyers, integrate with our software solutions designed for printers, and facilitate collaboration between printers and print buyers over the Web. Our software solutions for the printing industry supply chain have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.

Founded in 1987 as Prograph Management Systems, Inc., our predecessor company Prograph Systems, Inc. has developed and provided software solutions for printers since its inception. In October 1999, Prograph merged with nth degree software, inc., a provider of software solutions for print buyers. In February 2000, Prograph changed its name to printCafe, Inc. From February through April 2000, we acquired five complementary businesses for an aggregate purchase price of $25.8 million in cash, notes in the aggregate principal amount of $67.1 million, and 175,131 shares of common stock. These acquisitions provided us the opportunity to expand our product offerings and reach new market segments.

INDUSTRY BACKGROUND

Based on U.S. Department of Commerce data and other industry sources, we estimate that the printing industry supply chain is at least a $240 billion market in the United States. We use the term printing industry supply chain to describe the supply chain consisting of printers, print buyers, who buy products and services offered by printers, and print industry raw material suppliers, who supply the raw materials used by printers in the printing process.

Based on industry sources, we believe that there are over 50,000 printing facilities in the United States. Printers can be divided into three principal market segments - commercial printers, publication printers, and retail printers
- based on the type of their equipment, the size and complexity of their print jobs, and the nature of their customers. Commercial printing includes the printing of brochures, direct mail materials, posters, promotional materials, business forms, customized packaging and labels. Publication printing involves the printing of larger quantities of more complex materials, such as newspapers, catalogs, magazines, books, and retail inserts. Retail printers offer customers many of the same products as a small commercial printer offers its customers but typically also offer "walk up" service where a customer may have a job produced on demand.

Print buyers in nearly all markets require a wide variety of printed materials and typically place customized orders with short lead times and frequently request last minute changes. As a result, printers face unpredictable demand, making it difficult to sustain high equipment utilization. The unforeseen customer requirements placed on printers by customers also make it difficult for print industry raw material suppliers to respond to printers' needs. These characteristics of the printing industry lead to production inefficiencies throughout the printing industry supply chain.

The competitive environment in the printing industry requires printers and print industry raw material suppliers to differentiate themselves by offering superior quality, price, and customer service. Printers and print industry raw material suppliers need solutions that increase revenues, reduce operating costs, improve productivity, and increase customer satisfaction and loyalty. Print buyers also seek to interact efficiently with printers in order to reduce printing costs, improve productivity, and shorten production times.

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 40

BUSINESS
--------------------------------------------------------------------------------

THE TRADITIONAL PRINT PRODUCTION PROCESS
The production of printed material is complex and requires collaboration among multiple parties throughout the process to ensure that the final product accurately reflects the print buyer's design and meets its quality, cost, and delivery expectations. Printing jobs are often highly customized, requiring numerous interactions among print buyers, printers, and print industry raw material suppliers. The production process itself can be divided into three separate stages: design and specification; purchasing; and manufacturing and distribution.

Design and specification. A print buyer designs printed material through a collaborative process involving a print buyer's in-house and external design, purchasing, sales, marketing, and creative personnel. The print buyer must then communicate the print job specifications to the printer, using industry-specific terminology, so that the printer can evaluate the specifications. Typically, the print buyer specifies the print job manually and communicates it by telephone, facsimile, or e-mail. The traditional design and specification process is inherently inefficient. These inefficiencies result from the manual process of data communication, input, and retrieval, the lack of appropriate error-checking mechanisms, and the need for print buyers to understand the intricacies of the print process and its industry-specific terminology in order to submit an accurate request for a quote.

Purchasing. Purchasing a print job begins with the transmission of the specifications to one or more printers to obtain and evaluate quotes that estimate the cost, timing, and other elements of the project. A printer cannot estimate the cost of a print job until the print buyer has completed the specification phase, by defining paper, contents, configuration, binding, and distribution requirements. After evaluating the specification details, the printer will determine its selling price, either manually or by a computer-based process, and prepare a quote for the job. Once the printer provides a quote, the print buyer then uses this information to modify job designs and specifications and to select a printer. Without a consistent means of specifying a print job, printers may misinterpret and inaccurately reply to quote requests, and print buyers may not adhere to internal corporate policies and spending limits. In addition, depending on a number of factors, such as the equipment available to produce the print job, the cost of producing the same print job can vary significantly from printer to printer. These miscommunications and inefficiencies often lead to higher costs, delays, and customer dissatisfaction.

Manufacturing and distribution. This stage encompasses management of the entire supply chain and production process, from purchasing and inventory of raw materials through order management, preparation, printing, binding, finishing, distribution, invoicing, and payment processing. The manufacturing and distribution process has traditionally required manual preparation of job instructions, which can result in inconsistent and inaccurate print specifications, errors in the production process, delays in project completion, and an inability to track the current status of inventories and jobs, leading to high costs, production errors, delays, and customer dissatisfaction. In addition, the difficulty associated with implementing customer change orders, and a lack of integration between the systems that are used to plan and design print projects, lead to further complications, inefficiencies, and errors in the manufacturing and distribution processes.

THE IMPACT OF NEW TECHNOLOGIES ON THE PRINTING INDUSTRY SUPPLY CHAIN
The Web and other new technologies provide opportunities for businesses across all industries to improve efficiency by extending their enterprise software applications to include customers, partners, and suppliers. Businesses seek software solutions that incorporate industry best practices, standard processes, industry-specific terminology, and other functionality that has been designed for their particular industry. Most enterprise software applications, however, are not designed for the needs of a particular industry. We believe that industry-specific software solutions can be easier to implement and facilitate deeper collaboration among supply chain participants. These software solutions are

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

particularly in demand in industries, such as printing, with a complex production process and rapidly changing job specifications.

The printing process involves a high degree of customization to meet the needs of participants in the printing industry supply chain, causing them to utilize industry-specific enterprise resource planning systems to maximize process efficiency. Some businesses have turned to in-house solutions to address these needs. More recently, vendors have developed a variety of software applications designed for use in many industries, including procurement and enterprise resource planning systems. We believe that these applications, which are often designed for a standard assembly process, utilizing catalog-derived parts, do not meet the complex needs of the printing industry with its job-specific custom requirements. The complexities and inefficiencies inherent in the traditional print process create an opportunity for an integrated software solution specific to the printing industry supply chain that eliminates redundant and manual processes and enhances communication and collaboration.

THE PRINTCAFE SOLUTION

We believe that we offer the only integrated software solutions that enable printers and print buyers to increase efficiency in each stage of the printing process -- from specification and purchasing to manufacturing and distribution -- by providing enterprise resource planning systems, purchasing systems, and collaborative supply chain planning and execution systems. Since our inception in 1987, we have continually developed our software, targeted to the specific needs of the printing industry supply chain, by drawing on our years of experience in the printing industry and leveraging our relationships with our strategic partners and customers.

Benefits to printers
Our software solutions enable printers to maximize productivity, increase revenues, improve production management, and increase customer satisfaction and loyalty. Printers use our software solutions to:

- increase responsiveness by automating the quotation process, quoting accurate prices, and receiving and fulfilling orders electronically for almost any type of print project;

- automate the manufacturing process and control print production equipment, including scheduling the execution of print jobs and collecting data on print jobs in process;

-  manage inventory, resource planning, purchasing, accounting, and invoicing;

- communicate and collaborate with multiple parties throughout the printing process; and

- leverage their technology leadership to increase revenues by increasing business with existing customers and generating new customer opportunities.

Benefits to print buyers
Our software solutions enable print buyers to increase productivity and reduce costs in the printing industry supply chain. By automating the print specification and purchasing processes, our products allow print buyers to replace inefficient manual processes with online collaboration capabilities. Print buyers use our software solutions to:

-  centrally manage and enforce company-wide print purchasing policies;

- specify, estimate the cost of, order, and track changes to, virtually any type of print project by collaborating with printers of their choice;

- purchase print more effectively by allowing the print buyer to select the most suitable printer for each print job;

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-  reduce print job production time by communicating and collaborating with multiple parties throughout the printing process; and

- track the current status of a project from specification through delivery and reconcile invoices to orders and change orders.

STRATEGY

Our objective is to be the leading developer and provider of software solutions for the global printing industry supply chain. To achieve this objective, we intend to:

Expand our penetration among leading global businesses. Our software has been installed at more than 50 businesses in the Fortune 1000. We intend to target this market through our direct sales force and through our strategic partner channels. We believe that increasing adoption among leading global businesses, such as the Fortune 1000, will create additional demand for our solutions from printers looking to develop their customer penetration among leading global businesses and print buyers, who look to them for technology leadership.

Increase penetration of existing printer customers and attract new printer customers. Our software solutions have been installed by more than 4,000 customers in over 8,000 printing facilities and 24 of the 25 largest printing companies in North America. Many of our printer customers have facilities that have not yet installed our software solutions. We intend to further penetrate these existing customers by selling our software solutions to these facilities and by cross-selling our other software solutions, which are complementary and independently deployable. We also intend to introduce existing and new printer customers to our Web-based solutions.

Further develop our integrated printing industry supply chain solution. We believe that our experience in providing software designed specifically for the printing industry supply chain provides us with a competitive advantage. We intend to increase our technological and product leadership by seeking to enhance our software's core functionality and print management features. We intend to continue to focus on the development of new product offerings to address the needs of print buyers, printers, and print industry raw material suppliers.

Pursue new markets. We intend to broaden our geographic and product offerings. To date, we have focused primarily on printers and print buyers in North America. We intend to use our existing relationships with our customers, including leading global print buyers, printers, and print industry raw material suppliers, to accelerate the adoption of our software in international markets. In addition, we are developing a software solution for print industry raw material suppliers, which we intend to begin offering in the fourth quarter of 2002.

Leverage our strategic marketing alliances. We currently have strategic alliances and co-marketing agreements with software vendors, large systems integrators, consulting companies, and other companies that provide solutions to participants in the printing industry supply chain. Creo, a leading supplier of pre-press equipment and workflow software to the graphic arts industry, markets our Web-based products to the nearly 12,000 printing facilities it serves in North America. Accenture and SMARTworks also market our products to their customers. We intend to utilize our existing strategic alliances and aggressively pursue new alliances to reach new customers and accelerate the adoption of our software solutions.

PRODUCTS

EXISTING PRODUCTS
Our software solutions automate the print production process; facilitate collaboration, order fulfillment, data collection and analysis, and inventory management; and provide financial accounting

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functions for printers. Our products, developed specifically for the printing industry supply chain, are designed to reduce costs, increase customer satisfaction, and overcome inefficiencies in the traditional print production process. Our products can be deployed together as an integrated solution or purchased separately and used on a stand-alone basis.

We offer four categories of products:

- enterprise resource planning and supply chain planning products, which facilitate efficient and accurate fulfillment of each print production job by automating purchasing, operations, and financial functions;

- collaboration and procurement products, which enable print buyers to communicate with printers at every stage of the print production process, thereby reducing errors, production time, and costs;

- self-service applications, which enable printers to establish a Web storefront and provide other online services to their customers, facilitating interaction with their customers and potential customers by improving collaboration and project management; and

- manufacturing and supply chain execution products, which enable commercial and publication printers to plan and adjust their production capacity by analyzing data collected from the production floor.


    PRODUCT TYPE        PRODUCT NAME         TARGET SEGMENT                    DESCRIPTION
Enterprise Resource   - Prograph         - Publication printers  - Software that automates the print
Planning and Supply   - Hagen            - Large commercial      production process from planning and
Chain Planning                             printers                quoting to inventory management and
                      - Logic            - Mid-market              financial reporting.
                                           commercial printers
                                         - Small commercial
                      - PSI                printers
                                         - Retail printers
                      - PrintSmith
---------------------------------------------------------------------------------------------------------
Collaboration and     - EnterpriseSite   - Fortune 1000 print    - Web-based purchasing software that
Procurement                                buyers                expedites purchasing for print buyers
                      - Impresse Site    - Fortune 1000 print      through collaboration with printers,
                                           buyers                  and efficient project management
                      - FastTrack        - Mid-market print        tools.
                                           buyers
                      -----------------------------------------------------------------------------------
                      - Proteus          - Publishers            - Software tool that automates internal
                                                                 publishing processes, including layout,
                                                                   cost estimating, optimization, and
                                                                   ordering.
---------------------------------------------------------------------------------------------------------

Self-Service          - PrinterSite      - Commercial printers   - Web-based software that facilitates
Applications                             - Retail printers       the print production process by
                      - PrintSmith Site                            providing an integrated storefront for
                                                                   online collaboration, file sharing,
                                                                   project management, and other print
                                                                   functions.
---------------------------------------------------------------------------------------------------------
Manufacturing and     - Auto-Count       - Commercial and        - Production floor data collection
Supply Chain                               publication printers  software with a direct machine interface
Execution                                                          for tracking count, waste, and
                                                                   performance statistics from press and
                                                                   bindery equipment.
                      -----------------------------------------------------------------------------------
                      - PrintFlow        - Commercial and        - Software tool that automates and
                                           publication printers  optimizes job scheduling of an
                                                                   individual printing facility or group
                                                                   of facilities.

PRODUCTS UNDER DEVELOPMENT
We expect to release the international version of our Hagen product in Europe and Canada in the second quarter of 2002. This version of Hagen will address currency, taxation, and language issues

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throughout Europe and in other international markets, while retaining the core functionality of our current U.S. Hagen product. The product design for this version of Hagen is substantially complete.

In the second quarter of 2002, we also plan to release Prepress Connector, which will integrate our enterprise resource planning products with Prinergy, a product offered by Creo that enables distribution of workflow, late-stage editing, and support for multiple output devices. Creo markets Prinergy to pre-press providers worldwide. Our enterprise resource planning products will communicate with Prinergy to offer a simplified and collaborative process for tracking and capturing the costs associated with pre-press workflow, including proofing, change orders, and approval processes. We believe that Prepress Connector will also enable us to cross-sell our products to Creo's customers more effectively. We anticipate that Prepress Connector will be available for purchase to integrate with our Hagen product in the second quarter of 2002 and with our PSI and Logic products in the third quarter of 2002. Prototypes have been completed for Prepress Connector for each of the Hagen, PSI, and Logic products.

During the fourth quarter of 2002, we expect to release SupplierSite, a Web-based, self-service application for print industry raw material suppliers. We intend to integrate SupplierSite with EnterpriseSite and our software solutions for printers. SupplierSite will enable print buyers and printers to purchase supplies used in the printing process electronically from their raw material suppliers. We believe that the benefits of SupplierSite to print industry raw material suppliers will include enhanced customer relationships and reduced costs. SupplierSite is currently in the design stage and a prototype does not exist for this product. We anticipate that we will spend approximately $3.0 million designing SupplierSite and integrating it with our enterprise resource planning products.

CUSTOMERS

Our software solutions for the printing industry have been installed by more than 4,000 printer customers in over 8,000 facilities worldwide, including 24 of the 25 largest publication and commercial printers in North America. The following printers use our solutions:

                        LARGE             MID-MARKET                SMALL
   PUBLICATION       COMMERCIAL           COMMERCIAL              COMMERCIAL            RETAIL
     PRINTERS         PRINTERS             PRINTERS                PRINTERS            PRINTERS
-----------------------------------------------------------------------------------------------------
Banta Publications  Offset Alpine  Holt Sublimation Printing  Casaic              MultiCopy
Brown Printing      St. Ives       J.S. McCarthy Printers     Digital Printing    Insty-Prints
Perry-Judd's        Mail-Well      V.G. Reed & Sons            & Imaging          Kwik Kopy Australia
PMP                 Quebecor       Fleming Promotional        Scrip-J Printers    AlphaGraphics
The Sheridan        Premier Print   Graphics                  Hemlock Printing    Prontaprint
 Group               Holdings      The Stratus Group          Western Graphics
                                                               and Data

In addition to printers, our software solutions, including our enterprise resource planning and collaboration and procurement products, have been installed by more than 50 businesses in the Fortune 1000. The following companies use our solutions: AOL Time Warner, Hewlett-Packard, General Motors, and Bristol-Myers Squibb.

During each of 2000 and 2001, no single customer accounted for ten percent or more of our revenue.

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CASE STUDIES

PMP
PMP is a leading magazine, catalog, and directory printer, with printing facilities in Australia and New Zealand. Its customers include many of the largest companies and government entities in the region.

Challenge:               PMP installed our Logic enterprise resource planning product in 1996 across its print facilities. To leverage the
                         benefits of our enterprise resource planning product and add functionality, PMP sought to Web-enable its existing
                         Printcafe solution and establish a corporate website to
                         facilitate interaction among its salespeople and customers.

Solution:                In August 2000, PMP purchased our PrinterSite self-service application. PrinterSite enables PMP to present a consistent brand identity to its customers, who can access PMP's print capabilities online from a single Web-based interface. As a result of the integration of our Logic and PrinterSite
                         products, PMP has automated the specification and purchasing stages of the print production process, enabling print buyer customers to collaborate with PMP, and to specify, order,
                         estimate, and check the status of their print jobs online.
                         The integration of our enterprise resource planning and
                         self-service applications has enabled PMP to provide
                         employees across its organization with reporting, job
                         quoting, invoicing, and collaboration functionality.

Current initiatives:     PMP continues to integrate our new solutions with its
                         installed enterprise resource planning and self-service
                         applications. PMP recently purchased AutoCount, our
                         manufacturing execution product, to improve shop floor data collection and print production process efficiency.

MAIL-WELL
Mail-Well has grown through acquisitions to become a leading producer of commercial print, with over 140 printing facilities in the United States and United Kingdom. Mail-Well serves a wide range of customers, including many Fortune 1000 print buyers.

Challenge:               Mail-Well sought to replace legacy management systems at its acquired printing facilities with a single print production software solution, while simultaneously providing its
                         diverse customer base with a new Web-based solution to
                         differentiate it from other printers in the competitive
                         printing market.

Solution:                In May 2000, Mail-Well purchased our Hagen enterprise
                         resource planning and PrinterSite self-service applications for its printing industry supply chain needs. Our integrated solution automates Mail-Well's print production process by enabling Mail-Well to receive customized orders over the Web and assign print orders to appropriate production locations, which facilitates efficient utilization of its equipment.
                         PrinterSite provides Mail-Well with a privately-branded
                         website that yields increased customer loyalty and a higher level of customer service by integrating with our
                         collaboration and procurement solutions for print buyers.
                         Our Hagen enterprise resource planning software also allows
                         Mail-Well to track the performance and productivity of its commercial printing group on a consistent basis across its facilities.

Current initiatives:     Mail-Well has been actively introducing its Fortune 1000
                         print buyer customers to our solutions in order to encourage them to adopt EnterpriseSite, our Web-based collaboration
                         and procurement solutions for print buyers.

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SALES AND MARKETING

We sell our products and services through:


- our 47-person direct sales force, which currently generates most of our sales;


-  sales representatives of Creo, one of our strategic partners;

-  co-marketing agreements with Accenture and SMARTworks; and

- the sales forces of some of our printer customers, who recommend our products to their print buyer customers.


Our marketing programs are designed to promote our brand, educate our existing and potential customers about the features and benefits of our software, and generate sales leads. As of April 30, 2002, our sales and marketing team consisted of 63 professionals. Our marketing activities include participation in industry trade shows and seminars, hosting an annual user conference attended by over 700 participants, hosting regional user meetings, direct mailings, trade journal advertising, and public relations activities.


PROFESSIONAL SERVICES AND CUSTOMER SUPPORT


Our customer service professionals configure and implement our software solutions and provide technical support, consulting, and training to our customers. As of April 30, 2002, we employed 143 professionals in our customer service organization. Our customer service professionals are available by telephone, over the Web, or by e-mail to assist with customer support requests 24 hours a day, seven days a week.


In addition to professional services, we offer product maintenance to our customers. Maintenance contracts are typically subject to an annual, renewable fee and are typically priced as a percentage of product license fees. Customers under maintenance service contracts receive technical product support and product upgrades as they are released throughout the life of the maintenance contracts.

STRATEGIC ALLIANCES

CREO
We have had a strategic alliance with Creo since February 2000. We also have a sales channel agreement with Creo under which Creo provides a third-party sales channel for the sale of our software solutions to printers in North America. Under the terms of the agreement, Creo has agreed to provide sales representatives to focus on sales of our Web-based self-service applications to printers in North America.

A.T. KEARNEY PROCUREMENT SOLUTIONS

In January 2001, we entered into a marketing alliance agreement with A.T. Kearney Procurement Solutions, Inc. (ATKPS), a subsidiary of A.T. Kearney. ATKPS is a provider of supply market solutions. Under the terms of the marketing alliance agreement, ATKPS offers our Web-based print procurement solution to Fortune 500 companies and business-to-business consortiums in North America in connection with its print supply market solution. In connection with the execution of the agreement, we issued warrants to purchase 83,333 shares of our common stock to ATKPS at an exercise price of $120.00 per share. Some of these warrants vest when we enter into agreements with new customers based on the assistance of ATKPS. We issued the warrants to provide a performance incentive to ATKPS in its sales efforts and to assist in the overall sales and marketing of our products. As of April 30, 2002, we have entered into two agreements with new customers based on the assistance of ATKPS.


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ACCENTURE
In March 2000, we entered into a marketing alliance agreement with Accenture. Under the terms of this agreement, Accenture markets our software solutions to Fortune 1000 companies in North America. In connection with the agreement, we issued warrants to purchase 32,391 shares of our common stock to Accenture with exercise prices ranging from $174.00 to $266.70 per share. Some of these warrants vest when we enter into agreements with new customers based on the assistance of Accenture. We issued the warrants to provide a performance incentive to Accenture in their sales efforts and to assist in the overall sales and marketing of our products. We have not entered into any agreements with any print buyers based directly on the assistance of Accenture.

SMARTWORKS
In October 2001, we entered into a strategic alliance agreement with SMARTworks. Under the terms of the agreement, SMARTworks' sales force markets our EnterpriseSite solution to Fortune 1000 companies and mid-market print buyers in North America. We also agreed to integrate our EnterpriseSite solution with a procurement product offered by SMARTworks in order to facilitate sales of each of our products. SMARTworks is compensated under the terms of the agreement based on sales of EnterpriseSite we complete based on their assistance. We have not generated any sales based directly on the assistance of SMARTworks.

TECHNOLOGY AND PRODUCT ARCHITECTURE

We design software solutions for participants in the global printing industry supply chain. Our products are designed to be easily adaptable, secure, and scalable for global businesses, as well as capable of handling multiple data sources and a large number of transactions. Our products are implemented through two technology platforms: client/server software applications and hosted Web-based products. With our modular, object-oriented development approach, we have developed client/server-based enterprise resource planning systems and supply chain planning and execution software that work with a variety of databases and operating systems. Our Web-based products are developed using readily-available Web development tools and are deployed on an Oracle database. If we are unable to maintain our licenses with Oracle, we could be required to obtain substitute technology of lower quality or performance standards, or at additional cost, and our business could be harmed. We continually refine our client/server software applications and our Web-based products in order to improve their interoperability and to extend the reach of our products throughout the printing industry supply chain.

Our product architecture is designed to support today's rapidly changing technology standards by providing the following features:

Layered architecture. Our client/server software applications are written using an object-oriented architecture, which enables our developers to construct and modify discrete applications efficiently and cost-effectively. Our hosted Web-based software applications are developed using multi-tier architecture, which provides for ease of deployment, application management, support, and scalability.

Flexible, open systems architecture. Our open architecture benefits both our internal software development process and the customers who use our solutions. Our developers are able to pre-configure software to address in separate solutions the specialized needs of the different types of participants in the printing industry supply chain, which simplifies and accelerates the software development process. We are able to offer products which are appropriate for customers ranging from small, single-facility print shops to large, enterprise-wide implementations. In addition, our architecture supports a number of different operating systems, such as Windows, Macintosh, AS/400, and UNIX.

Scalability. We use a distributed application framework, which leverages separate applications working together, rather than a single, complex system, to minimize product complexity and facilitate

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product updates and maintenance. We ensure optimal scalability in our Web-based products by managing application replication software on multiple servers, coupled with load management software and hardware, which provides redundancy and additional peak use capacity. Our multi-tier architecture allows for rapid response to demands for increased capacity resulting in an environment that is highly scalable.

Security. Our Web-based products are protected from intrusion and compromise through multiple industry-standard security measures. Our multi-tier architecture isolates the major components of the system from one another - the publicly-accessible tiers include user interface components and business logic modules, while the data layer resides in a separate, secure, private tier. By segregating data from the interface and business logic, we protect the data repository from infiltration over the public Web. We also rely upon industry-standard security protocols, such as secure socket layer connections, digital signatures, and encryption, to protect essential customer data from exposure and corruption.

INTELLECTUAL PROPERTY

We rely primarily on a combination of copyright, trademark, trade secret and patent laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We seek to protect the source code for our software, documentation, and other written materials under trade secret and copyright laws. We license our software pursuant to license agreements, which impose certain restrictions on the licensee's ability to utilize the software. We also require employees and consultants with access to our proprietary information to execute confidentiality agreements. We have obtained eight patents in the United States on aspects of our technology and business processes. Four of these patents are scheduled to expire within the next two years and the remaining four patents expire at different times between 2005 and 2017. We do not view the expiration of these patents to be material. We have also filed applications for additional patents. We expect that, if granted, the duration of these patents will be 20 years from the date of filing the application. We license a process patent for our Web-based solutions from the patent owner pursuant to the terms of a license agreement. The license agreement grants us a non-exclusive license to use in our products the process covered by U.S. Patent No. 4,839,829. The license remains in effect until the expiration of the patent in 2006. We own various trademarks that are used in connection with our business, some of which have been registered with the United States Patent and Trademark Office. The duration of such trademarks is unlimited, subject to continuous use.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our failure to adequately protect our intellectual property could have a material adverse effect on our business and operating results.

COMPETITION

Traditionally, both printers and print buyers would internally create their own methodologies to manage their printing industry supply chain needs, often using manual processes. In the absence of commercially-available printing industry supply chain software, some companies developed software for their own internal use. The market for software focused specifically on the printing industry supply chain is relatively new and is evolving rapidly.

In this market, we encounter competition from software application vendors that specifically target the printing industry, which are typically small, privately-owned companies, and from larger vendors who

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currently offer or are seeking to develop printer-focused enterprise resource planning products, such as Heidelberg and SAP. We are unaware of any competing integrated suite of software products focused specifically on the print industry supply chain similar to our comprehensive software solutions. In the future, we could potentially face competition from other software vendors with related functionality in enterprise resource planning, supply chain management, and procurement who decide to target the printing industry, including Ariba, i2, Manugistics, Microsoft, Oracle, and PeopleSoft, and other software vendors focused on specific aspects of supply chain planning and execution, such as Manhattan Associates, Retek, and Vastera. We believe that the principal competitive factors affecting our market include adoption by a significant number of print buyers and printers, product quality and performance, customer service, core technology, product features, price, and the value of services.

EMPLOYEES


As of April 30, 2002, we had 371 full-time employees. Of these employees, 63 were in sales and marketing, 124 were in research and development, 143 were in customer support, and 41 were in general and administrative services and operations. Our employees are not represented by a labor union, and we consider our employee relations to be good.


FACILITIES

Our headquarters are located in Pittsburgh, Pennsylvania, where we lease approximately 25,000 square feet of office space. The lease expires in November 2003, unless we elect to extend the term for up to an additional two years. These facilities are used for executive office space, including sales and marketing, finance and administration, research and design, Web hosting, and customer support. In addition, we have offices in Arizona, California, Connecticut, Illinois, Minnesota, and New Hampshire in the United States, and New Windsor in the United Kingdom.

LEGAL PROCEEDINGS

From time to time, we may be involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Currently, we are not a party to any material litigation or arbitration proceedings. From time to time, we receive claims from third parties alleging that our products infringe their proprietary rights. These claims, with or without merit, could be time-consuming and costly, divert management's attention, cause product shipment delays, require us to develop non-infringing technology, or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Based on our investigation to date, we do not believe that the ultimate outcome of any of these claims would have a material adverse effect on our business. However, if any of these disputes are resolved unfavorably to us, our business and financial condition could be adversely affected.

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Management

EXECUTIVE OFFICERS AND DIRECTORS


The following table shows information about our executive officers and directors as of April 30, 2002:



                   NAME                       AGE    POSITION(S)
-----------------------------------------------------------------------------------------------------------------
Marc D. Olin..............................     37    President, Chief Executive Officer, and Director
Joseph J. Whang...........................     37    Chief Financial Officer and Chief Operating Officer
Ronald F. Hyland, Sr. ....................     38    Senior Vice President and Chief Technology Officer
Amos Michelson............................     49    Chairman of the Board
Charles J. Billerbeck.....................     44    Director
Victor A. Cohn(1)(2)......................     53    Director
Thomas J. Gill(1)(2)......................     43    Director
Judi Hess.................................     44    Director
Geraldine B. Sinclair(1)(2)...............     55    Director


------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

Marc D. Olin has served as our Chief Executive Officer since October 2001, as our Co-Chief Executive Officer from July 2000 to September 2001, and as our President and a director since February 2000. Mr. Olin also served as our Co-Chairman from February 2000 to March 2000, and as our Chief Operating Officer from March 2000 to August 2001. From April 1999 to February 2000, Mr. Olin served as the Chairman, President, and Chief Executive Officer of Prograph Systems, Inc., one of our predecessor companies. From 1992 to April 1999, Mr. Olin served as President of Prograph Management Systems, one of our predecessor companies, which he co-founded in 1987. He received a B.S. from Carnegie Mellon University. Mr. Olin is currently a director of the Graphic Arts Technical Foundation.

Joseph J. Whang has served as our Chief Financial Officer since February 2000 and as our Chief Operating Officer since August 2001. From October 1998 to February 2000, Mr. Whang was a Managing Director of McDonald Investments, an investment banking firm. Mr. Whang was a founding partner of Carleton, McCreary, Holmes & Co., an investment banking firm, and served as a Managing Director from May 1996 to October 1998. Previously, Mr. Whang was President of Practisys, Inc., a software company, and a Certified Public Accountant with Price Waterhouse. He received a B.S. from the Wharton School of the University of Pennsylvania.

Ronald F. Hyland, Sr. has served as our Senior Vice President and Chief Technology Officer since February 2000. Mr. Hyland was Chief Technology Officer of Prograph Systems, Inc. from April 1999 to February 2000. Mr. Hyland was President of Prograph Bindery Systems, one of our predecessor companies, from 1996 to April 1999 and the Vice President and Chief Operating Officer of Prograph Bindery Systems from 1994 to 1996. From 1988 to 1994, Mr. Hyland was Manager of Advanced Technology for Time Warner.

Amos Michelson has served as a director since February 2000 and Chairman of the Board since July 2000. Mr. Michelson has served as Chief Executive Officer of Creo Products, Inc. since June 1995, and has served as a director of Creo Products, Inc. since March 1992. From August 1991 to June 1995, Mr. Michelson served as Vice President of Business Strategy for Creo Products, Inc.

Charles J. Billerbeck has served as a director since February 2000. Mr. Billerbeck has also served as a Senior Managing Director of Mellon Ventures, Inc., a venture capital division of Mellon Financial

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Corporation, since June 2001, and as a Managing Director from 1996 through June
2001. From 1987 to 1996, Mr. Billerbeck was Vice President and Manager of Mellon's Leveraged Finance Unit.

Victor A. Cohn has served as a director since October 2001. Since March 2001, Mr. Cohn has been a principal of Focal Point Partners, a business and financial management firm. From April 2000 until March 2001, Mr. Cohn served as the Chairman and Director of Alley Capital Partners, an investment banking firm. From September 1996 until March 2000, Mr. Cohn served as a Senior Managing Director at Bear, Stearns & Co. Inc., where he was the Head of Equity Capital Markets.

Thomas J. Gill has served as a director since September 2000. Mr. Gill has been the Managing Partner of G4 Partners, LLC, a management consulting firm since May 2000 and is also Chairman, Chief Executive Officer, and Director of Helium Networks, Inc., a wireless data solutions provider. From January 1998 until November 1999, Mr. Gill served as a director and President and Chief Executive Officer of FORE Systems, Inc., a developer and manufacturer of high-speed networking equipment, which was acquired by GEC, p.l.c., now called Marconi Communications. He served as FORE Systems' Chief Operating Officer from January 1997 to January 1998 and as its Vice President of Finance, Chief Financial Officer, and Treasurer from December 1993 to January 1998.

Judi Hess has served as a director since December 2001. Ms. Hess has served as President of Graphic Arts for Creo Inc. since February 2002. From April 2000 until February 2002, Ms. Hess served as Corporate Vice President of Printing Workflow Solutions for Creo Inc. From December 1995 to April 2000, Ms. Hess was Director for Workflow Products for Creo. Prior to joining Creo, Ms. Hess served as Program Manager for MacDonald Dettwiler and Associates, a Canadian high-technology commercial and defense contractor.

Geraldine B. Sinclair has served as a director since March 2002. Since September 2001, Dr. Sinclair has served as President of the Premier Technology Council, which provides technology-related advice to the government in British Columbia, Canada. From February 1996 to May 2001, Dr. Sinclair was the President and Chief Executive Officer of NCompass Labs, a Web content management software company acquired by Microsoft Corporation in May 2001. Dr. Sinclair is a director of Telus Corporation, a telecommunication company.

BOARD OF DIRECTORS

Our board currently consists of seven directors, who were elected pursuant to the terms of a voting agreement between the Company and some of its stockholders. The voting agreement terminates upon completion of this offering. Effective upon the completion of this offering, our board will be divided into three classes, with each class serving a staggered three-year term and until their successors have been elected and qualified. Marc Olin and Judi Hess will serve as directors in the class having a term first ending in 2005, Victor Cohn and Geraldine Sinclair will serve as directors in the class having a term first ending in 2004, and Charles Billerbeck, Thomas Gill, and Amos Michelson will serve as directors in the class having a term first ending in 2003. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES
We have established a compensation committee and an audit committee. The members of the audit committee and compensation committee are Messrs. Cohn and Gill and Dr. Sinclair. The audit committee will review our annual audit and meet with our independent auditors to review our internal accounting controls and financial management practices. The compensation committee recommends compensation for executive officers to the board of directors.

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DIRECTOR COMPENSATION
Directors are reimbursed for reasonable travel expenses relating to attendance at board of directors' meetings and committee meetings and are eligible to participate in our 2000 stock incentive plan and 2002 key executive stock incentive plan. In addition, effective October 2001, each independent director receives $1,000 per month for service as a director. On February 5, 2002, Messrs. Cohn and Gill were each granted an option to purchase 7,627 shares of common stock under our 2002 key executive stock incentive plan, with an exercise price of $1.90 per share. On March 5, 2002, Dr. Sinclair was granted an option to purchase 7,627 shares of common stock under our 2002 key executive stock incentive plan, with an exercise price of $1.90 per share.

INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and certain of our officers containing provisions that are in some respects broader than the indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us to indemnify those individuals against liabilities that may arise by reason of their status or service as officers or directors (but not for liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have obtained directors' and officers' liability insurance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves as a director or compensation committee members of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

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EXECUTIVE COMPENSATION

The following table provides summary information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and our former Co-Chief Executive Officer, and each of our other executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2001. In this prospectus, these individuals are referred to as the named executive officers.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                 LONG-TERM
                                                                 ANNUAL        COMPENSATION
                                                              COMPENSATION   -----------------
                                                              ------------   SHARES UNDERLYING
NAME AND PRINCIPAL POSITION(S)                                 SALARY ($)       OPTIONS (#)
----------------------------------------------------------------------------------------------
Marc D. Olin(1).............................................    $227,000           5,000
  President and Chief Executive Officer
Joseph J. Whang.............................................     190,000           5,833
  Chief Financial Officer and Chief Operating Officer
Ronald F. Hyland, Sr. ......................................     175,000           5,000
  Senior Vice President and Chief Technology Officer
William L. Guttman(1).......................................      47,292           5,000
  Former Co-Chief Executive Officer

---------------

(1) Mr. Olin and Mr. Guttman served as Co-Chief Executive Officers until September 30, 2001, at which time Mr. Olin became Chief Executive Officer and Mr. Guttman resigned as an executive officer of the Company.

EMPLOYMENT AND OTHER AGREEMENTS

Effective January 1, 2002, we entered into an employment agreement with Marc D. Olin, our President and Chief Executive Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $227,000, the issuance of an option to purchase 378,156 shares of common stock with an exercise price of $1.90 per share, and certain fringe benefits. One-eighth of the total number of shares subject to the option vest on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Olin's option will accelerate by six months. Mr. Olin has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Olin's employment without cause or Mr. Olin terminates his employment for good reason, including if Mr. Olin is involuntarily removed from our board of directors, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

Effective January 1, 2002, we entered into an employment agreement with Joseph
J. Whang, our Chief Financial Officer and Chief Operating Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $190,000, the issuance of an option to purchase 306,306 shares of common stock with an exercise price of $1.90 per share, and certain fringe benefits. One-eighth of the total number of shares subject to the option vest on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Whang's option will accelerate by six months. Mr. Whang has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Whang's employment without cause or

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Mr. Whang terminates his employment for good reason, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

Effective January 1, 2002, we entered into an employment agreement with Ronald
F. Hyland, Sr., our Senior Vice President and Chief Technology Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $175,000, the issuance of an option to purchase 102,102 shares of common stock with an exercise price of $1.90 per share, and certain fringe benefits. One-eighth of the total number of shares subject to the option vest on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Hyland's option will accelerate by six months. Mr. Hyland has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Hyland's employment without cause or Mr. Hyland terminates his employment for good reason, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

We have also entered into loan agreements with our executive officers. These agreements are described in "Related party transactions -- Transactions with management."

STOCK OPTIONS

The following table sets forth certain information with respect to stock options granted to our named executive officers during the fiscal year ended December 31, 2001. The options were granted under our 2000 stock incentive plan and vest over a four-year period, with one-eighth of the shares vesting after six months and the remaining shares vesting ratably thereafter on a monthly basis over 42 months. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the potential realizable value over the term of the option based upon assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance.

OPTION GRANTS IN 2001
--------------------------------------------------------------------------------

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                             NUMBER OF   PERCENTAGE OF                         ANNUAL RATES OF STOCK
                               SHARES    TOTAL OPTIONS                         PRICE APPRECIATION FOR
                             UNDERLYING   GRANTED TO    EXERCISE                   OPTION TERM(1)
                              OPTIONS    EMPLOYEES IN   PRICE PER  EXPIRATION  ----------------------
NAME                          GRANTED     FISCAL YEAR     SHARE       DATE         5%         10%
-----------------------------------------------------------------------------------------------------
Marc D. Olin...............      5,000           3.12%   $  45.00     5/30/11  $      --   $      --
Joseph J. Whang............      5,833           3.64%      45.00     5/30/11         --          --
Ronald F. Hyland, Sr. .....      5,000           3.12%      45.00     5/30/11         --          --
William L. Guttman(2)......      5,000           3.12%      45.00     5/30/11         --          --

---------------

(1) Based on an assumed initial public offering price of $8.00 per share.

(2) These options became fully vested as of September 30, 2001.

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The following table sets forth certain information with respect to the year-end number and value of unexercised options held by each of our named executive officers as of December 31, 2001. The value was calculated based on the difference between the fair market value of the underlying common stock and the exercise price of the option. No options were exercised by our named executive officers during the year ended December 31, 2001.

2001 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                          NUMBER OF SHARES
                                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                             OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                         DECEMBER 31, 2001               DECEMBER 31, 2001
                                    ----------------------------    ----------------------------
NAME                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------
Marc D. Olin......................        5,082           10,733    $        --    $          --
Joseph J. Whang...................        2,377            6,789             --               --
Ronald F. Hyland, Sr. ............        2,825            5,680             --               --
William L. Guttman................       15,815               --             --               --

STOCK PLANS

1999 STOCK OPTION PLAN

Our 1999 stock option plan was adopted by our board of directors and approved by our stockholders in July 1999. Our 1999 stock option plan provides for the granting to employees and officers of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees, officers, directors, and consultants of nonstatutory stock options and stock appreciation rights. A total of 21,872 shares of our common stock have been reserved for issuance under the 1999 stock option plan, all of which shares were subject to outstanding options and were fully vested as of April 30, 2002. Our board of directors has determined that no further options will be granted under the 1999 stock option plan. The 1999 stock option plan provides that, in the event of our acquisition by another corporation, each outstanding option may be assumed or substituted for by the successor corporation.


2000 STOCK INCENTIVE PLAN
Our 2000 stock incentive plan was adopted by our board of directors and approved by our stockholders in February 2000. The 2000 stock incentive plan provides for the discretionary grant of incentive stock options to employees and officers, and for the discretionary grant of nonstatutory stock options, stock appreciation rights, stock units, and stock purchase rights to employees, officers, directors, and consultants. The 2000 stock incentive plan provides for automatic grants to non-employee directors of nonstatutory stock options.


A total of 250,668 shares of our common stock have been reserved for issuance under our 2000 stock incentive plan, all of which shares were subject to outstanding options as of April 30, 2002. On March 5, 2002, concurrently with the adoption of the 2002 stock incentive plan, the board of directors determined that no additional grants or awards, including automatic directors' grants, will be made under the plan.



Options generally expire not later than 90 days following a termination of employment or twelve months following an optionee's death or permanent disability. The 2000 stock incentive plan provides that, in the event that we are acquired by another corporation, or sell substantially all of our assets, each award may be assumed or an equivalent award substituted for by the successor corporation. If the outstanding awards are not assumed or substituted for by the successor corporation, the board of directors may provide for accelerated vesting of the options.


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2002 KEY EXECUTIVE STOCK INCENTIVE PLAN
The 2002 key executive stock incentive plan was adopted by our board of directors and approved by our stockholders in February 2002. The 2002 key executive stock incentive plan provides for the discretionary grant of incentive stock options and nonstatutory stock options to key employees and nonstatutory stock options to directors.


A total of 1,701,694 shares of our common stock have been reserved for issuance under our 2002 key executive stock incentive plan, all of which shares were subject to outstanding options as of April 30, 2002. Unless terminated sooner, the 2002 key executive stock incentive plan will terminate automatically in February 2009, seven years from its effective date.


The compensation committee of the board will serve as administrator of the 2002 key executive stock incentive plan, unless and until the board of directors elects to serve as administrator. The administrator of the 2002 key executive stock incentive plan has the authority to determine the terms of the options granted, including: the exercise price of each award; the number of shares subject to each award; and the form of consideration payable on the exercise of each award.

The board of directors has the authority to amend, suspend, or terminate the 2002 key executive stock incentive plan, so long as no such action affects any award previously granted under the 2002 key executive stock incentive plan.

The 2002 key executive stock incentive plan provides that, in the event we are party to a merger or other reorganization, each award may be assumed or an equivalent award substituted for by the successor corporation. Any outstanding awards that are not assumed or substituted for by the successor corporation will terminate upon the completion of the merger or reorganization.

2002 STOCK INCENTIVE PLAN
Our 2002 stock incentive plan was adopted by our board of directors in March 2002 and approved by our stockholders in April 2002. The 2002 stock incentive plan provides for the discretionary grant of incentive stock options to employees, including officers and employee directors, and for the discretionary grant of nonstatutory stock options, stock appreciation rights, stock units and stock purchase rights to employees, directors and consultants.

A total of 1,700,000 shares of our common stock has been reserved for issuance under our 2002 stock incentive plan. This number includes 69,572 shares which were available for issuance under our 2000 stock incentive plan on March 5, 2002, the date on which the board of directors determined that no additional grants or awards would be made under that plan. In April 2002, we granted options to purchase 847,585 shares of our common stock to employees. Unless terminated sooner, the 2002 stock incentive plan will terminate automatically in March 2012, ten years from its effective date.

The compensation committee of the board will generally serve as administrator of the 2002 stock incentive plan from and after the date of this offering. The administrator of our 2002 stock incentive plan generally has the power to determine the terms of the options, stock purchase rights, stock appreciation rights and stock units granted, including: the exercise price, if any, of each award; the number of shares subject to each award; the exercisability of each award; and the form of consideration, if any, payable on the exercise of each award.

The board of directors has the authority to amend, suspend, or terminate the 2002 stock incentive plan, so long as no such action affects any shares of common stock previously issued and sold or any award previously granted under the 2002 stock incentive plan. The maximum number of shares subject to options and/or stock appreciation rights each optionee may be granted during a fiscal year is 1,250,000 shares. Restricted stock and stock unit grants are limited to 125,000 in any fiscal year (except in the case of restricted stock issued upon "early exercise" of unvested stock options).

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The exercise price of all incentive stock options and nonstatutory stock options granted automatically to non-employee directors must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of other nonstatutory stock options and stock purchase rights granted under the 2002 stock incentive plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2002 stock incentive plan may not exceed ten years.

The 2002 stock incentive plan provides that, in the event that we are party to a merger or other reorganization, each award may be assumed or an equivalent award substituted for by the successor corporation. Any outstanding awards that are not assumed or substituted for by the successor corporation will terminate upon the completion of the merger or reorganization.

2002 EMPLOYEE STOCK PURCHASE PLAN
Our 2002 employee stock purchase plan was approved by our board of directors in March 2002 and by our stockholders in April 2002. The 2002 purchase plan is effective upon the effective date of our registration statement of which this prospectus is a part. A total of 750,000 shares of our common stock has been reserved for issuance under the 2002 purchase plan. No more than 250,000 shares may be issued under the plan in any calendar year.

Under the 2002 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, our board of directors may determine the duration and frequency of stock purchase periods. Initially the plan will operate using consecutive, overlapping, 24-month offering periods. Each offering period will include four approximately six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on April 30, 2004.

Our employees and the employees of any eligible subsidiaries may participate in the 2002 purchase plan. An employee may not be granted an option to purchase stock under the 2002 purchase plan if, immediately after the grant, the employee will own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

The 2002 purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of their total compensation, including bonuses and commissions.

Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2002 purchase plan is generally 85% of the lower of the fair market value of the common stock either at the beginning of the offering period or at the end of the purchase period. No participant will be granted an option under our 2002 purchase plan to the extent that his or her right to purchase common stock accrues at a rate that exceeds $25,000 worth of common stock (based on the fair market of the common stock on the date of grant of the option) for each calendar year in which the option is outstanding at any time. A participant may withdraw all contributions credited to his or her account under the 2002 purchase plan at any time prior to the end of the purchase period.

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MANAGEMENT
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In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically reenrolled in a new offering period.

Rights granted under the 2002 purchase plan are not transferable by a participant other than upon death or by a special determination by the plan administrator. Each outstanding option under the 2002 purchase plan will be subject to the acquisition agreement in the event we merge with or into another corporation or sell substantially all of our assets.

Our board of directors has the authority to amend or terminate the 2002 purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2002 purchase plan, provided that the board of directors may terminate an offering period on any exercise date if the board determines that the termination of the 2002 purchase plan is in our best interest. The board of directors may, in its sole discretion, amend the 2002 purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period, or allocating remaining shares among the participants. Unless earlier terminated by our board of directors, the 2002 purchase plan will terminate automatically twenty years from its effective date.

401(K) PLAN

We have established a 401(k) plan, which allows our employees to contribute up to 15% of their annual compensation, up to a statutorily prescribed annual limit of $11,000 in 2002. Employees become eligible to participate in the 401(k) plan upon commencement of their employment with us. Employee participants may elect to invest their accounts under the 401(k) plan in various established funds. The plan permits, but does not require, us to make contributions on behalf of employees. To date, we have not made any cash contributions to the plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Related party transactions

TRANSACTIONS WITH MANAGEMENT


In November 1999, in connection with the issuance and sale of 12,728 shares of common stock to Marc D. Olin, our President and Chief Executive Officer, we provided a loan to Mr. Olin, evidenced by a note in the principal amount of $99,282 at an annual interest rate of 6%. The note is secured by the purchased shares and is with recourse to Mr. Olin with respect to 30% of the original principal balance and all accrued and unpaid interest. In March 2000, Mr. Olin repaid $61,478 of this loan. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004. The largest amount outstanding under the note during 2001 was $31,197. As of April 30, 2002, the total amount outstanding under the note is $31,823.



In November 1999, in connection with the issuance and sale of 5,295 shares of common stock to Ronald F. Hyland, Sr., our Senior Vice President and Chief Technology Officer, we provided a loan to Mr. Hyland, evidenced by a note, in the principal amount of $36,536 at an annual interest rate of 6%. The note is secured by the purchased shares and is with recourse to Mr. Hyland with respect to 30% of the original principal balance and all accrued and unpaid interest. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004. The largest amount outstanding under the note during 2001 was $41,238. As of April 30, 2002, the total amount outstanding under the note is $42,066.



In November 1999, in connection with the issuance and sale of 55,156 shares of common stock to William L. Guttman, our former Co-Chief Executive Officer, we provided a loan to Mr. Guttman, evidenced by a note, in the principal amount of $380,581 at an annual interest rate of 6%. The note was secured by the purchased shares and was originally issued with recourse to Mr. Guttman with respect to 30% of the original principal balance and all accrued and unpaid interest. As of April 2001, Mr. Guttman had repaid $273,879 of the original principal balance and we released our security interest in 52,785 of the pledged shares. As a result, sole recourse for the outstanding balance of the note is to the remaining 2,371 pledged shares. The largest amount outstanding under the note during 2001 was $125,561. As of April 30, 2002, the total amount outstanding under this note is $128,082. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004.


In April 2001, in connection with the termination of his employment, we entered into a separation agreement with Mr. Guttman, pursuant to which we agreed to accelerate the vesting of his options to purchase common stock. Pursuant to the agreement, he agreed to serve, upon request, as a consultant to us and not to compete with us or solicit our employees through April 2003.

In April 2001, we provided a loan to Mr. Guttman, evidenced by a note, in the principal amount of $641,583 at an annual interest rate of 4.58% and with a maturity date of October 5, 2001. The note was secured by a pledge of 14,257 shares of our common stock and was without recourse to Mr. Guttman. We and Mr. Guttman agreed that the shares would be valued at $45.00 per share. The largest amount outstanding under the note during 2001 was $661,175. When Mr. Guttman did not repay the note upon maturity, we acquired the 14,257 shares of common stock that were pledged to secure the note in full satisfaction of the note. During 2001, we also paid Mr. Guttman $99,191 for an option to purchase shares of our common stock owned by him, which option has expired.

In December 1999, in connection with the issuance and sale of 33,942 shares of common stock to Joseph J. Whang, our Chief Financial Officer and Chief Operating Officer, we provided a loan to Mr. Whang, evidenced by a note, in the principal amount of $1,048,826 with an interest rate of 6%. The note is secured by the purchased shares and is with full recourse to Mr. Whang. The largest

--------------------------------------------------------------------------------
 60

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------


amount outstanding under the note during 2001 was $1,182,209. During December 2001 and January 2002, Mr. Whang sold 33,565 of such shares of common stock to certain of our preferred stockholders for aggregate consideration of $1,168,083. Mr. Whang used the proceeds from the sale of his common stock to repay principal and interest on his note. As of April 30, 2002, the note had an outstanding balance of $14,696 and was secured by a pledge of 377 of the original purchased shares. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the remaining principal balance is due on December 21, 2004.


AGREEMENTS WITH CREO AND ITS AFFILIATES

STRATEGIC ALLIANCE AGREEMENT
We entered into a strategic alliance agreement with Creo in February 2000 and amended the agreement in December 2001. We agreed with Creo to undertake joint sales and marketing efforts, not to compete with each other's business, and not to solicit the employment of each other's employees. Creo has the right to sell any of our products anywhere in the world, subject to our pricing guidelines, and we will reimburse Creo for its costs incurred in connection with sales of our products. During 2001, we paid Creo $60,675 in commissions for sales channel services. We are required to provide our products to Creo on terms that are at least as favorable as those offered to others. Under the terms of this agreement, Creo has an exclusive and perpetual right to provide, and has a right of first refusal to develop, any content management and workflow products for us. If Creo develops any of these products for us, we are required to reimburse Creo's development costs and we and Creo would jointly own the technology. Any improvement, modification, or development of an existing Creo product would remain the sole property of Creo, and we would have to license it from Creo. We did not pay Creo for any content management or workflow development services in 2001. The agreement provides us with a right of first refusal to develop Creo's e-commerce services. The agreement does not have a specified termination date. Either we or Creo may terminate the agreement upon the occurrence of certain events, including the breach of the agreement by the other party. In addition, Creo may terminate the agreement at any time beginning two years after Creo is no longer one of our stockholders.

SALES CHANNEL AGREEMENT
We entered into a sales channel agreement with Creo in December 2001. Under the terms of this agreement, Creo has agreed to provide sales representatives to sell our software solutions to printers and pre-press providers in North America, and we have agreed to reimburse some of Creo's costs and pay Creo a commission on those sales. Neither party is obligated to continue the sales channel agreement beyond 2002. Either we or Creo may terminate the agreement upon the occurrence of certain events, including the breach of the agreement by the other party. In addition, Creo may terminate the agreement if we appoint another third-party sales representative to printers and pre-press providers in North America.

CREDIT AGREEMENT

In December 2001, we entered into a $23.6 million credit agreement with Iris Graphics Inc., a wholly-owned subsidiary of Creo Inc. At March 31, 2002, we were not in compliance with the quarterly cash flow covenant of this credit agreement, which would have resulted in an additional 3% of interest until the default was cured. Iris Graphics has waived compliance with this covenant through June 30, 2002. As of March 31, 2002, the annual interest rate on the amount outstanding was 19.0%. Our obligations under this agreement are secured by substantially all of our tangible and intangible property. The credit agreement also contains restrictive covenants affecting our business, including limitations on our product development expenditures, capital expenditures, and investments, and on our ability to incur additional indebtedness and pay dividends, as well as requirements that we satisfy certain financial covenants. If we fail to comply with the requirements of


--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

this credit agreement (other than satisfaction of financial covenants), then Iris Graphics could declare all outstanding amounts, together with accrued interest, to be immediately due and payable. If we could not repay these amounts, then Iris Graphics could proceed against the collateral, which would seriously harm our ability to continue our business. In accordance with the terms of a prepayment agreement with Iris Graphics, we are required to repay all amounts outstanding under this credit agreement and a prepayment fee of $3.5 million upon completion of this offering. In connection with the credit agreement, we granted Iris Graphics a warrant to purchase 368,305 shares of our common stock at an exercise price of $0.02 per share.

LICENSE AGREEMENT
We entered into a software, data and content license agreement with Creo in December 2001. Under this agreement, if we file bankruptcy or fail to continue our business operations Creo has the right to modify and sell on its own behalf any of our products. Creo's right to modify and sell our products on its own behalf will continue until we are no longer in bankruptcy or we resume business operations for 60 days. To secure our obligations under this agreement, we agreed to escrow the source code for our software. If Creo sells any of our products under the license agreement, Creo will pay us a royalty on each sale based on a percentage of the net sales revenue received by Creo, and we will reimburse Creo for any improvements to our products which Creo makes under the license agreement. Creo may terminate the license agreement at any time. The license agreement terminates upon repayment in full of the amounts outstanding under the credit agreement with Iris Graphics. We intend to use the proceeds of this offering to repay the amounts outstanding under the credit agreement with Iris Graphics in full.

BOARD OF DIRECTORS

Amos Michelson, the chief executive officer and a director of Creo, is currently the chairman of our board of directors. Judi Hess, President of Graphic Arts for Creo, is also a member of our board of directors. Mr. Michelson and Ms. Hess were elected to our board of directors under the terms of a voting agreement between us and some of our stockholders. The voting agreement terminates upon the completion of this offering. Mr. Michelson's and Ms. Hess' duties to Creo and its stockholders may conflict with his or her duties, as a director of our company, to us and our stockholders. We do not have any plans or agreement with Creo that would determine how to resolve potential conflicts of interest.

TRANSACTIONS WITH CERTAIN STOCKHOLDERS


In February 2000, we sold shares of Series B preferred stock (convertible into 1,039,543 shares of common stock) to Creo SRL for an aggregate purchase price of $25,000,000 and shares of Series C preferred stock (convertible into 46,728 shares of common stock) to Mellon Ventures II, L.P. for an aggregate purchase price of $7,500,000. In March 2000, we sold shares of Series D preferred stock (convertible into 10,921 shares of common stock) to Mellon Ventures II, L.P. for an aggregate purchase price of $2,500,000.


In October 2000 and March 2001, we sold shares of our Series E-1 preferred stock to the following investors for an aggregate purchase price of $66,500,000 (the share numbers set forth below reflect the

--------------------------------------------------------------------------------
 62

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

number of shares of common stock issuable upon conversion of the Series E-1 preferred stock upon completion of this offering):

                                                                NUMBER OF
                          INVESTOR                               SHARES        PURCHASE PRICE
---------------------------------------------------------------------------------------------
Creo SRL....................................................    4,804,804       $32,000,000
HarbourVest Partners VI--Direct Fund L.P. ..................    2,252,252       $15,000,000
Mellon Ventures II, L.P. ...................................    1,876,876       $12,500,000
Seligman New Technologies Fund II, Inc. ....................    1,051,051       $ 7,000,000

In connection with convertible debt financings, of which $15,000,000 bore interest at the annual rate of 6% and converted into shares of our Series E-1 preferred stock, $2,250,000 bore interest at the annual rate of 12% and converted into shares of our Series F preferred stock, and $2,250,000 bore interest at the annual rate of 12% and converted into long-term debt, and a term loan financing we issued warrants to purchase shares of Series E-1 preferred stock, Series F preferred stock, and common stock to the following investors (all share numbers set forth below reflect the number of shares of common stock issued or issuable upon exercise of the warrants):

                                                               NUMBER OF SHARES       EXERCISE
             INVESTOR                  DATE OF ISSUANCE       UNDERLYING WARRANT       PRICE
----------------------------------------------------------------------------------------------
Creo SRL...........................        July 14, 2000             4,166            $ 120.00
                                           July 28, 2000             4,166            $ 120.00
                                           September 27,            10,416            $  18.00
                                                    2001
                                       November 28, 2001            22,522            $   6.66
                                       December 31, 2001           368,305            $   0.02
Mellon Ventures II, L.P............        July 14, 2000             4,166            $ 120.00
                                           July 28, 2000             4,166            $ 120.00
                                         August 29, 2000             8,333            $ 120.00
                                           September 27,            10,416            $  18.00
                                                    2001
                                       November 28, 2001            22,522            $   6.66

In December 2001, we sold shares of our Series F preferred stock to the following investors for an aggregate purchase price of $14,888,384 (the share numbers set forth below reflect the number of shares of common stock issuable upon conversion of the Series F preferred stock upon completion of this offering):

                                                                NUMBER OF
INVESTOR                                                         SHARES        PURCHASE PRICE
---------------------------------------------------------------------------------------------
HarbourVest Partners VI--Direct Fund L.P. ..................      750,422       $ 4,652,620
Mellon Ventures II, L.P. ...................................    1,200,676       $ 7,444,192
Seligman New Technologies Fund II, Inc. ....................      450,253       $ 2,791,572

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders


The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2002 and as adjusted to reflect the sale of the common stock offered by us under this prospectus by:


-  each of our directors and named executive officers;

-  all directors and executive officers as a group; and

- each person who is known by us to own beneficially more than 5% of our common stock.

We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.


For purposes of the table below, we have assumed that 22,696,275 shares of common stock will be outstanding upon completion of this offering, based on 15,196,275 shares outstanding as of April 30, 2002. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of April 30, 2002 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.


Except as otherwise noted, the address of each person listed in the table is c/o Printcafe Software, Inc., Forty 24th Street, Pittsburgh, Pennsylvania 15222.


                                                                                PERCENTAGE OF COMMON
                                                                              STOCK BENEFICIALLY OWNED
                                                      NUMBER OF SHARES        -------------------------
                                                      OF COMMON STOCK          BEFORE           AFTER
      NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED       OFFERING        OFFERING
-------------------------------------------------------------------------------------------------------
5% STOCKHOLDERS:
Creo SRL(1).....................................               6,291,672        41.3%          27.7%
  2nd Street, Holetown
  St. James, Barbados
Mellon Ventures II, L.P.(2).....................               3,200,777        21.0           14.1
  c/o Mellon Ventures, Inc.
  One Mellon Center
  Suite 5210
  Pittsburgh, PA 15258
HarbourVest Partners VI--Direct Fund L.P.(3) ...               3,012,657        19.8           13.3
  c/o HarbourVest Partners, LLC
  One Financial Center, 44th Floor
  Boston, MA 02111
Seligman New Technologies Fund II, Inc.(4) .....               1,507,293         9.9            6.6
  c/o J. & W. Seligman & Co. Incorporated
  100 Park Avenue
  New York, NY 10017
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Marc D. Olin(5).................................                 146,567         1.0              *
Joseph J. Whang(6)..............................                   3,900           *              *
Ronald F. Hyland, Sr.(7)........................                  24,090           *              *
William L. Guttman(8)...........................                  89,945           *              *
Amos Michelson(9)...............................                      --          --             --
Charles J. Billerbeck(10).......................               3,151,174        20.7           13.9
Victor A. Cohn(11)..............................                   2,544           *              *
Thomas J. Gill(12)..............................                   6,377           *              *
Judi Hess.......................................                      --          --             --
Geraldine B. Sinclair(13).......................                   1,908           *              *
All directors and executive officers as a group
  (9 persons)(14)...............................               3,336,560        21.9           14.7


------------
  *  Less than 1%.

--------------------------------------------------------------------------------
 64

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------


 (1) Creo SRL is a wholly-owned subsidiary of Creo Inc., whose address is 3700 Gilmore Way, Burnaby, British Columbia, Canada V5G 4M1. Creo may be deemed to be the beneficial owner of these shares. According to information provided by Creo SRL, the managers of Creo SRL, including Tran Chung, share voting and investment power with respect to the shares. Includes 41,270 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 30, 2002.



 (2) Mellon Ventures II, L.P. is a majority-owned subsidiary of Mellon Financial Corp. The general partner of Mellon Ventures II, L.P. is MVMA II L.P., and the general partner of MVMA II L.P. is MVMA Inc. According to information provided by the stockholder, MVMA Inc. has delegated its dispositive powers with respect to the shares to Mellon Ventures, Inc. The senior officers of Mellon Ventures, Inc., including Charles J. Billerbeck, share voting and investment power with respect to the shares. Includes 49,603 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 30, 2002.


 (3) The general partner of HarbourVest Partners VI -- Direct Fund L.P. is HarbourVest VI -- Direct Associates LLC, and the managing member of HarbourVest VI -- Direct Associates LLC is HarbourVest Partners, LLC. According to information provided by the stockholder, D. Brooks Zug and Edward W. Kane share voting and investment power with respect to the shares.

 (4) J. & W. Seligman & Co. Incorporated is the investment advisor of Seligman New Technologies Fund II, Inc. According to information provided by the stockholder, Frank Nasta, general counsel of J. & W. Seligman & Co. Incorporated, has voting and investment power with respect to the shares.


 (5) Includes 6,954 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2002.



 (6) Includes 3,523 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2002.



 (7) Includes 3,785 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2002.



 (8) Includes 15,815 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2002. Mr. Guttman served as our Co-Chief Executive Officer until September 30, 2001 and as a director until December 31, 2001.


 (9) Does not include 6,291,672 shares beneficially owned by Creo Inc. Mr. Michelson is Chief Executive Officer and a director of Creo Inc. Mr. Michelson disclaims beneficial ownership of these shares.

(10) Consists of the 3,151,174 shares of common stock held of record by Mellon Ventures II, L.P. Mr. Billerbeck disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Mellon Ventures II, L.P. Mr. Billerbeck is a Senior Managing Director of Mellon Ventures, Inc.


(11) Consists of 2,544 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2002.



(12) Consists of 6,377 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2002.



(13) Consists of 1,908 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2002.



(14) Includes 25,091 shares of common stock issuable upon the exercise of options and warrants exercisable within 60 days of April 30, 2002.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

GENERAL

Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.


As of April 30, 2002, there were 15,196,275 shares of common stock outstanding, held of record by approximately 125 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock, which will occur upon completion of this offering. In addition, as of April 30, 2002, there were 2,821,819 shares of common stock subject to outstanding options and 296,069 shares of common stock subject to outstanding warrants. Upon completion of this offering, there will be 22,696,275 shares of common stock outstanding, assuming no exercise of outstanding stock options or warrants.


The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable Delaware law.

COMMON STOCK

Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights, or other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

Upon completion of the offering, 1,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. Our board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Our board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

WARRANTS


At April 30, 2002, there were warrants outstanding to purchase an aggregate of 296,069 shares of our common stock. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, and consolidations.


--------------------------------------------------------------------------------
 66

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

REGISTRATION RIGHTS

The holders of 14,491,790 shares of common stock or their transferees and the holders of warrants to purchase 90,873 shares of common stock or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These rights are provided under the terms of an agreement between us and the holders of these securities.

Demand registration rights. Subject to limitations in the agreement, the holders of these securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $10 million.

Piggyback registration rights. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

Form S-3 registration rights. The holders of at least 5% of these securities then outstanding may also require us, not more than twice in any twelve-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1 million. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

DELAWARE ANTITAKEOVER LAW AND SELECTED CHARTER AND BYLAW PROVISIONS

Provisions of Delaware law and our charter documents could make our acquisition and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders.

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the Board, if any, or the Chief Executive Officer. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the Chairman of the Board, if any, or the Chief Executive Officer. Our bylaws provide that stockholders must follow an advance notification procedure for certain stockholder nominations of

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

candidates for the board of directors and for certain other stockholder business to be conducted at an annual meeting or special meeting. Our certificate of incorporation and bylaws divide our board of directors into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Charles Billerbeck, Thomas Gill, and Amos Michelson will be class I directors whose term will expire in 2003. Victor Cohn and Geraldine Sinclair will be class II directors whose terms will expire in 2004. Marc Olin and Judi Hess will be class III directors whose terms will expire in 2005. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. These provisions may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders.

As permitted by the Delaware General Corporation Law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct. In addition, our bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

NASDAQ SYMBOL

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PCAF."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor
Services.

--------------------------------------------------------------------------------
 68

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

SALE OF RESTRICTED SHARES

Upon completion of this offering, we will have outstanding 22,696,275 shares of common stock. The 7,500,000 shares of common stock being sold in this offering will be freely tradable, unless they are purchased by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act, in which case they may only be sold in compliance with the limitations described below. The remaining 15,196,275 shares are "restricted shares" within the meaning of Rule 144 under the Securities Act. These remaining shares are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act, which are summarized below.

As a result of the lock-up agreements described below and the provisions of Rules 144, 144(k), and 701, the restricted shares will be available for sale in the public market as follows:

- 188,275 shares will first become eligible for sale on the date of this prospectus;

- 3,018 shares will first become eligible for sale 90 days after the date of this prospectus;

- 12,079,997 shares will first become eligible for sale upon the expiration of the lock-up agreements, described below, or other contractual restrictions, beginning 180 days after the date of this prospectus; and

- 2,924,985 shares will become eligible for sale at various times beginning 260 days after the date of this prospectus, upon the expiration of applicable holding periods under Rule 144.

LOCK-UP AGREEMENTS

All of our executive officers and directors and certain stockholders, who collectively hold an aggregate of 14,953,796 shares of common stock, have agreed that they will not sell or otherwise dispose of any common stock owned by them without the prior written consent of UBS Warburg for a period of 180 days from the date of this prospectus. UBS Warburg may, in its sole discretion and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliates within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the then outstanding shares of common stock, or approximately 226,963 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option; or

- the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

Sales under Rule 144 are subject to requirements relating to manner of sale, notice, and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above, if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate.

RULE 701

Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirements, of Rule 144. Any employee, officer, director, or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares.

STOCK PLANS


We intend to file registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statements covering the shares offered under our 1999 stock option plan, our 2000 stock incentive plan, our 2002 stock incentive plan, our 2002 key executive stock incentive plan, and our 2002 employee stock purchase plan within 180 days after the date of this prospectus. These registration statements will automatically become effective upon filing. Accordingly, shares registered under these registration statements will be freely tradable in the open market, unless those shares are subject to vesting restrictions with us or the contractual restrictions described above. 10,332 shares underlying vested options will be available for sale 90 days after the date of the prospectus. In addition, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, 483,515 shares of common stock will be eligible for sale upon the exercise of vested options.


REGISTRATION RIGHTS

In addition, after this offering, holders of 14,491,790 shares of common stock and the holders of warrants to purchase 90,873 shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares would result in these shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. For a further description of the registration rights, see "Description of capital stock -- Registration rights."

--------------------------------------------------------------------------------
 70

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Robertson Stephens, Inc., U.S. Bancorp Piper Jaffray Inc., and McDonald Investments Inc., are the representatives of the underwriters.

UNDERWRITERS                                                    NUMBER OF SHARES
--------------------------------------------------------------------------------
UBS Warburg LLC.............................................
Robertson Stephens, Inc. ...................................
U.S. Bancorp Piper Jaffray Inc. ............................
McDonald Investments Inc. ..................................
                                                                ----------------
     Total..................................................           7,500,000
                                                                ================


If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 1,125,000 shares at the initial public offering price less the underwriting discounts and commissions. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,125,000 shares.

                                                                NO EXERCISE    FULL EXERCISE
--------------------------------------------------------------------------------------------
Per share...................................................     $             $
     Total..................................................     $             $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.3 million. Expenses include the Securities and Exchange Commission and NASD filing fees, Nasdaq National Market listing fees, printing, legal, accounting, and transfer agent and registrar fees, and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

All of our directors and officers and certain stockholders, who collectively hold approximately 65.9% of our common stock immediately upon the closing of this offering, have agreed with the underwriters not to sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC under the Securities Act in respect of, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus through the date ending 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

At our request, certain of the underwriters have reserved for sale, at the initial public offering price, up to 525,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price will include:

- the information set forth in this prospectus and otherwise available to the representatives;

-  the history and the prospects for the industry in which we compete;

-  the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. The underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in such stabilizing transactions. These transactions may also include short sales and purchases or cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchased in the offering.

A syndicate covering transaction is a bid for, or the purchase of, our common stock on behalf of the underwriters to reduce a syndicate short position. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. However, they must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for

--------------------------------------------------------------------------------
 72

UNDERWRITING
--------------------------------------------------------------------------------

purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

A stabilizing bid is a bid for, or the purchase of, shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

The validity of the common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Selected legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

Experts

The consolidated financial statements of Printcafe Software, Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and to the exhibits. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement and the exhibits may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a World Wide web site that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the site is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC referred to above.

--------------------------------------------------------------------------------
 74

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

Index to consolidated financial statements


                                                              PAGE
-------------------------------------------------------------------
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)...   F-6
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................   F-9


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

Report of independent auditors

To the Board of Directors and Stockholders of Printcafe Software, Inc.

We have audited the accompanying consolidated balance sheets of Printcafe Software, Inc. (formerly printCafe, Inc.) and its subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Printcafe Software, Inc. and its subsidiaries at December 31, 2000 and 2001 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 11, 2002, except for Note 15, as to which the date is April 22, 2002

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                    DECEMBER 31,              MARCH 31,
                                                            -----------------------------   -------------
                                                                2000            2001            2002
---------------------------------------------------------------------------------------------------------
                                                                                             (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  15,206,499   $   8,648,460   $   3,678,464
  Accounts receivable, net of allowance for doubtful
    accounts of $685,000 at December 31, 2000, $570,000 at
    December 31, 2001, and $600,000 at March 31, 2002.....      6,079,189       7,145,323      10,603,946
  Other current assets....................................      1,676,879       1,897,305       2,305,330
                                                            -------------   -------------   -------------
    Total current assets..................................     22,962,567      17,691,088      16,587,740
                                                            -------------   -------------   -------------
Property and equipment, net...............................      6,980,793       4,698,665       4,335,719
Purchased technology, net.................................     31,535,926      17,077,860      13,435,565
Customer lists, net.......................................     30,962,773      16,724,981      13,165,534
Goodwill, net.............................................     42,055,313      22,479,980      22,479,980
Other intangibles, net....................................      1,461,112         829,947         659,703
                                                            -------------   -------------   -------------
    Total assets..........................................  $ 135,958,484   $  79,502,521   $  70,664,241
                                                            =============   =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit..........................................  $   2,000,000   $   2,000,000   $   2,000,000
  Accounts payable........................................      5,604,877       2,491,566       2,430,578
  Accrued compensation and related taxes..................        915,458       1,046,963       1,440,082
  Accrued and other liabilities...........................      3,538,332       3,291,368       3,189,154
  Deferred revenue........................................      7,544,205       9,109,295       9,111,280
  Restructuring reserve...................................        637,811         487,242         353,720
  Current portion of long-term debt-related party.........      6,494,770              --       1,166,666
  Current portion of long-term debt.......................        170,435         184,079         187,607
  Current portion of capital lease obligations............        265,656          65,203          50,737
                                                            -------------   -------------   -------------
    Total current liabilities.............................     27,171,544      18,675,716      19,929,824
                                                            -------------   -------------   -------------
Long-term debt-related party..............................     35,604,051      33,038,994      31,980,886
Long-term debt............................................        509,726         325,648         277,302
Obligations under capital leases..........................        101,568          33,794          22,336
Other long-term liabilities...............................        800,000              --              --
Stock purchase plan.......................................        333,540         124,941         124,941
Commitments and contingencies (Note 7)....................             --              --              --
Redeemable preferred stock................................    104,230,394     132,675,512     136,669,443


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------


                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                                 ACTUAL          EQUITY
                                                      DECEMBER 31,              MARCH 31,       MARCH 31,
                                              -----------------------------   -------------   -------------
                                                  2000            2001            2002            2002
-----------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
Stockholders' equity (deficit):
  Series A convertible preferred stock,
    $0.0001 par value; 2,500,000 shares
    authorized at December 31, 2000 and
    2,455,798 shares authorized at December
    31, 2001 and March 31, 2002; 2,455,798
    shares issued and outstanding at
    December 31, 2000 and 2001 and March 31,
    2002, liquidation value of $5,648,335...            246             246             246              --
  Series A-1 convertible preferred stock,
    $0.0001 par value; 10,250,000 shares
    authorized at December 31, 2000 and
    10,090,707 shares authorized at December
    31, 2001 and March 31, 2002; 9,808,611
    shares issued at December 31, 2000 and
    9,815,249 shares issued at December 31,
    2001 and March 31, 2002; 9,603,010
    shares outstanding at December 31, 2000
    and 9,609,558 shares outstanding at
    December 31, 2001 and March 31, 2002,
    liquidation value of $20,219,973........            981             982             982              --
  Class A common stock, $.0001 par value;
    250,000,000 shares authorized at
    December 31, 2000 and 100,000,000 shares
    authorized at December 31, 2001, March
    31, 2002, and pro forma, 323,684,
    361,865, 361,865, and 15,217,387 shares
    issued at December 31, 2000 and 2001,
    March 31, 2002, and pro forma,
    respectively; 323,684, 347,608, 347,608
    and 15,196,275 shares outstanding at
    December 31, 2000 and 2001, March 31,
    2002, and pro forma, respectively.......             32              36              36           1,522
  Class C common stock, $.0001 par value;
    304,417 shares authorized at December
    31, 2000, 37,750 shares issued and
    outstanding at December 31, 2000........              4              --              --              --
  Additional paid-in capital................     75,860,392      76,095,348      86,488,014     223,157,199
  Warrants..................................      6,220,418       8,651,168       8,651,168       8,651,168
  Deferred compensation.....................       (149,102)       (100,046)    (10,031,269)    (10,031,269)
  Accumulated other comprehensive loss:
  Foreign translation adjustment............        (33,233)        (49,841)        (51,050)        (51,050)
  Retained deficit..........................   (112,054,352)   (187,692,415)   (201,171,228)   (201,171,228)
  Treasury stock, 14,257 shares of common
    stock at December 31, 2001 and March 31,
    2002, 205,601 shares of Series A-1
    convertible preferred stock at December
    31, 2000, 205,691 shares of Series A-1
    convertible preferred stock at December
    31, 2001 and March 31, 2002.............     (1,166,110)     (1,807,828)     (1,807,828)     (1,807,828)
  Notes receivable from stockholders........     (1,471,615)       (469,734)       (419,562)       (419,562)
                                              -------------   -------------   -------------   -------------
    Total stockholders' equity (deficit)....    (32,792,339)   (105,372,084)   (118,340,491)    (18,328,952)
                                              -------------   -------------   -------------   -------------
    Total liabilities and stockholders'
      equity (deficit)......................  $ 135,958,484   $  79,502,521   $  70,664,241   $  70,664,241
                                              =============   =============   =============   =============


See accompanying notes.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                              -------------------------------------------   ---------------------------
                                                  1999           2000            2001           2001           2002
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)
Revenue:
  License and subscription..................  $  1,298,262   $   8,879,533   $ 18,102,962   $  4,050,817   $  5,613,273
  Maintenance...............................     1,089,660      15,239,171     20,601,126      4,905,211      5,376,780
  Professional services and other...........     2,023,367       1,214,940      3,163,570        604,921        724,886
                                              ------------   -------------   ------------   ------------   ------------
    Total revenue...........................     4,411,289      25,333,644     41,867,658      9,560,949     11,714,939
Cost of revenue:
  License and subscription..................       128,813       2,683,647      3,935,423      1,119,367        997,939
  Maintenance...............................       319,952       7,337,199      6,088,353      1,644,871      1,308,820
  Professional services and other...........       966,013         636,639      1,572,042        402,055        373,949
                                              ------------   -------------   ------------   ------------   ------------
    Total cost of revenue...................     1,414,778      10,657,485     11,595,818      3,166,293      2,680,708
                                              ------------   -------------   ------------   ------------   ------------
Gross profit................................     2,996,511      14,676,159     30,271,840      6,394,656      9,034,231
Operating expenses:
  Sales and marketing (exclusive of warrant
    expense of $3,840,918 and $1,054,278 for
    the years ended December 31, 2000 and
    2001, respectively).....................       847,968      20,541,686     19,113,333      5,935,080      3,946,595
  Research and development..................     1,899,715      11,307,392     12,180,162      3,435,509      3,034,105
  General and administrative (exclusive of
    stock-based compensation expense of
    $7,274,312, $866,414, and $49,056 for
    the years ended December 31, 1999, 2000
    and 2001, respectively, and exclusive of
    warrant expense of $437,000 for the year
    ended December 31, 2000)................     2,704,415      24,524,773      7,645,266      2,455,218      1,783,201
  Depreciation..............................       231,571       2,060,240      3,820,940        918,622        763,400
  Amortization..............................       774,081      39,480,907     49,052,031     12,263,401      7,387,624
  Stock-based compensation and warrants.....     7,274,312       5,144,331      1,103,334         12,023        461,443
  Restructuring charge......................            --       1,185,000      2,098,000             --             --
                                              ------------   -------------   ------------   ------------   ------------
    Total operating expenses................    13,732,062     104,244,329     95,013,066     25,019,853     17,376,368
                                              ------------   -------------   ------------   ------------   ------------
Loss from operations........................   (10,735,551)    (89,568,170)   (64,741,226)   (18,625,197)    (8,342,137)
Other income (expense):
  Interest and dividend income..............        21,345         589,364        323,004        147,644         20,957
  Interest expense..........................       (87,433)       (253,620)      (195,720)       (57,219)       (33,343)
  Interest expense -- related party.........            --      (6,253,437)    (5,434,210)      (994,947)    (1,784,819)
  Other.....................................      (117,186)       (232,561)        44,653        (12,566)         1,209
                                              ------------   -------------   ------------   ------------   ------------
    Total other expense.....................      (183,274)     (6,150,254)    (5,262,273)      (917,088)    (1,795,996)
                                              ------------   -------------   ------------   ------------   ------------
Net loss....................................   (10,918,825)    (95,718,424)   (70,003,499)   (19,542,285)   (10,138,133)

Accretion of redeemable preferred stock.....            --      (4,857,893)    (5,634,564)    (3,605,122)    (3,340,680)
                                              ------------   -------------   ------------   ------------   ------------

Net loss attributable to common stock.......  $(10,918,825)  $(100,576,317)  $(75,638,063)  $(23,147,407)  $(13,478,813)
                                              ============   =============   ============   ============   ============
Net loss per share, basic and diluted.......  $     (43.41)  $     (309.76)  $    (211.11)  $     (64.03)  $     (37.25)

Weighted average shares used to compute
  basic and diluted loss per share..........       251,549         324,693        358,286        361,493        361,865


See accompanying notes.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                           SERIES A PREFERRED   SERIES A-1 PREFERRED      COMMON STOCK       CLASS A COMMON STOCK
                                           ------------------   --------------------   -------------------   --------------------
                                            SHARES     AMOUNT     SHARES     AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998.............         --   $  --           --     $  --       286,340    $ 29             --   $   --
 S corporation distribution..............         --      --           --        --            --      --             --       --
 Acquisition of minority interests.......         --      --           --        --            --      --             --       --
 Issuance of common stock to
   management............................         --      --           --        --         7,055      --             --       --
 Sale of stock to 401(k) plan............         --      --           --        --         1,509      --             --       --
 Accretion of 401(k) plan................         --      --           --        --            --      --             --       --
 Acquisition of nth degree software,
   inc. .................................  2,455,798     246           --        --        29,230       3             --       --
 Conversion of common stock issued in the
   acquisition of nth degree software,
   inc. .................................         --      --      876,897        88       (29,230)     (3)            --       --
 Conversion of common stock into
   preferred stock.......................         --      --    8,848,199       885      (294,940)    (29)            --       --
 Sale of common stock to management......         --      --           --        --        96,323      10             --       --
 Sale of common stock to nonemployee.....         --      --           --        --        33,943       3             --       --
 Stock-based compensation................         --      --           --        --            --      --             --       --
 Net loss................................         --      --           --        --            --      --             --       --
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
Balance at December 31, 1999.............  2,455,798     246    9,725,096       973       130,230      13             --       --
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
 Reclassification of common stock........         --      --           --        --      (130,230)    (13)       130,230       13
 Repurchase of 190,948 shares of Series
   A-1 preferred stock...................         --      --           --        --            --      --             --       --
 Issuance of common stock for
   acquisitions..........................         --      --           --        --            --      --        175,131       17
 Issuance of common stock................         --      --           --        --            --      --          7,531        1
 Issuance of common stock for services...         --      --           --        --            --      --         10,707        1
 Exercise of stock options...............         --      --       30,737         3            --      --             85       --
 Sale of stock to 401(k) plan............         --      --       52,778         5            --      --             --       --
 Accretion of 401(k) plan................         --      --           --        --            --      --             --       --
 Repurchase of 14,653 shares of Series
   A-1 preferred stock from 401(k)
   plan..................................         --      --           --        --            --      --             --       --
 Stock-based compensation................         --      --           --        --            --      --             --       --
 Amortization of stock-based
   compensation..........................         --      --           --        --            --      --             --       --
 Issuance of warrants....................         --      --           --        --            --      --             --       --
 Interest on note receivable.............         --      --           --        --            --      --             --       --
 Repayment of note receivable, net of
   interest..............................         --      --           --        --            --      --             --       --
 Accretion of redeemable preferred
   stock.................................         --      --           --        --            --      --             --       --
 Net loss................................         --      --           --        --            --      --             --       --
 Foreign currency translation
   adjustment............................         --      --           --        --            --      --             --       --
    Total comprehensive loss.............         --      --           --        --            --      --             --       --
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
Balance at December 31, 2000.............  2,455,798     246    9,808,611       981            --      --        323,684       32
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
 Reclassification of common stock........         --      --           --        --            --      --         37,750        4
 Issuance of common stock as legal
   settlement............................         --      --           --        --            --      --            333       --
 Exercise of warrants for redeemable
   preferred stock.......................         --      --           --        --            --      --             --       --
 Repurchase of 14,257 shares of common
   stock.................................         --      --           --        --            --      --             --       --
 Interest on notes receivable............         --      --           --        --            --      --             --       --
 Exercise of stock options...............         --      --        6,638         1            --      --             98       --
 Accretion of 401(k) plan................         --      --           --        --            --      --             --       --
 Repurchase of 90 shares of Series A-1
   preferred stock from 401(k) plan......         --      --           --        --            --      --             --       --
 Amortization of stock-based
   compensation..........................         --      --           --        --            --      --             --       --
 Issuance of warrants....................         --      --           --        --            --      --             --       --
 Repayment (issuance) of note
   receivable............................         --      --           --        --            --      --             --       --
 Accretion of redeemable preferred
   stock.................................         --      --           --        --            --      --             --       --
 Net loss................................         --      --           --        --            --      --             --       --
 Foreign currency translation
   adjustment............................         --      --           --        --            --      --             --       --
                                                                                                                           ------
    Total comprehensive loss.............         --      --           --        --            --      --             --       --
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
Balance at December 31, 2001.............  2,455,798     246    9,815,249       982            --      --        361,865       36
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
 Interest on notes receivable............         --      --           --        --            --      --             --       --
 Stock-based compensation................         --      --           --        --            --      --             --       --
 Amortization of stock-based
   compensation..........................         --      --           --        --            --      --             --       --
 Repayment of note receivable............         --      --           --        --            --      --             --       --
 Accretion of redeemable preferred
   stock.................................         --      --           --        --            --      --             --       --
 Net loss................................         --      --           --        --            --      --             --       --
 Foreign currency translation
   adjustment............................         --      --           --        --            --      --             --       --
    Total comprehensive loss.............         --      --           --        --            --      --             --       --
                                           ---------   -----    ---------     -----    ----------    ----    -----------   ------
Balance at March 31, 2002................  2,455,798   $ 246    9,815,249     $ 982            --    $ --        361,865   $   36
                                           =========   =====    =========     =====    ==========    ====    ===========   ======


See accompanying notes.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

                                                                                             ACCUMULATED
       CLASS C COMMON STOCK         ADDITIONAL                                                     OTHER
    -----------------------            PAID-IN                              DEFERRED       COMPREHENSIVE
        SHARES       AMOUNT            CAPITAL          WARRANTS        COMPENSATION                LOSS
------------------------------------------------------------------------------------------------------------
            --       $  --        $   (153,664)      $        --       $          --         $      --
            --          --                  --                --                  --                --
            --          --           1,296,000                --                  --                --
            --          --             254,000                --                  --                --
            --          --              54,312                --                  --                --
            --          --             (54,307)               --                  --                --
            --          --           7,664,950                --                  --                --
            --          --                 (85)               --                  --                --
            --          --                (856)               --                  --                --
            --          --             670,410                --                  --                --
            --          --           1,050,202                --                  --                --
            --          --           7,274,312                --                  --                --
            --          --                  --                --                  --                --
    ----------       ------       ------------       -----------       -------------         ---------
            --          --          18,055,274                --                  --                --
    ----------       ------       ------------       -----------       -------------         ---------
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --          43,571,064                --                  --                --
        37,750           4          11,927,931                --                  --                --
            --          --           1,174,125                --                  --                --
            --          --              39,814                --                  --                --
            --          --             306,110                --                  --                --
            --          --            (229,442)               --                  --                --
            --          --                  --                --                  --                --
            --          --           1,015,516                --          (1,015,516)               --
            --          --                  --                --             866,414                --
            --          --                  --         6,220,418                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --
            --          --                  --                --                  --           (33,233)
            --          --                  --                --                  --                --
    ----------       ------       ------------       -----------       -------------         ---------
        37,750           4          75,860,392         6,220,418            (149,102)          (33,233)
    ----------       ------       ------------       -----------       -------------         ---------
       (37,750)         (4)                 --                --                  --                --
            --          --              15,000                --                  --                --
            --          --                  --        (2,283,496)                 --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --              11,357                --                  --                --
            --          --             208,599                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --              49,056                --
            --          --                  --         4,714,246                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --           (16,608)
            --          --                  --                --                  --                --
    ----------       ------       ------------       -----------       -------------         ---------
            --          --          76,095,348         8,651,168            (100,046)          (49,841)
    ----------       ------       ------------       -----------       -------------         ---------
            --          --                  --                --                  --                --
            --          --          10,392,666                --         (10,392,666)               --
            --          --                  --                --             461,443                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --                --
            --          --                  --                --                  --            (1,209)
            --          --                  --                --                  --                --
    ----------       ------       ------------       -----------       -------------         ---------
            --       $  --        $ 86,488,014       $ 8,651,168       $ (10,031,269)        $ (51,050)
    ==========       ======       ============       ===========       =============         =========

                                                 NOTES
                                            RECEIVABLE
            RETAINED       TREASURY               FROM
             DEFICIT          STOCK       STOCKHOLDERS                 TOTAL
---  -----------------------------------------------------------------------
     $      (507,762)  $         --        $       --        $      (661,397)
             (51,448)            --                --                (51,448)
                  --             --                --              1,296,000
                  --             --                --                254,000
                  --             --                --                 54,312
                  --             --                --                (54,307)
                  --             --                --              7,665,199
                  --             --                --                     --
                  --             --                --                     --
                  --             --          (670,420)                    --
                  --             --        (1,050,205)                    --
                  --             --                --              7,274,312
         (10,918,825)            --                --            (10,918,825)
     ---------------   ------------        ----------        ---------------
         (11,478,035)            --        (1,720,625)             4,857,846
     ---------------   ------------        ----------        ---------------
                  --             --                --                     --
                  --     (1,107,498)               --             (1,107,498)
                  --             --                --             43,571,081
                  --             --                --             11,927,936
                  --             --                --              1,174,126
                  --             --                --                 39,817
                  --             --                --                306,115
                  --             --                --               (229,442)
                  --        (58,612)               --                (58,612)
                  --             --                --                     --
                  --             --                --                866,414
                  --             --                --              6,220,418
                  --             --           (86,347)               (86,347)
                  --             --           335,357                335,357
          (4,857,893)            --                --             (4,857,893)
         (95,718,424)            --                --            (95,718,424)
                  --             --                --                (33,233)
                                                             ---------------
                  --             --                --            (95,751,657)
     ---------------   ------------        ----------        ---------------
        (112,054,352)    (1,166,110)       (1,471,615)           (32,792,339)
     ---------------   ------------        ----------        ---------------
                  --             --                --                     --
                  --             --                --                 15,000
                  --             --                --             (2,283,496)
                  --       (641,583)               --               (641,583)
                  --             --          (109,838)              (109,838)
                  --             --                --                 11,358
                  --             --                --                208,599
                  --           (135)               --                   (135)
                  --             --                --                 49,056
                  --             --                --              4,714,246
                  --             --         1,111,719              1,111,719
          (5,634,564)            --                --             (5,634,564)
         (70,003,499)            --                --            (70,003,499)
                  --             --                --                (16,608)
                                                             ---------------
                  --             --                --            (70,020,107)
     ---------------   ------------        ----------        ---------------
        (187,692,415)    (1,807,828)         (469,734)          (105,372,084)
     ---------------   ------------        ----------        ---------------
                  --             --            (6,191)                (6,191)
                  --             --                --                     --
                  --             --                --                461,443
                  --             --            56,363                 56,363
          (3,340,680)            --                --             (3,340,680)
         (10,138,133)            --                --            (10,138,133)
                  --             --                --                 (1,209)
                                                             ---------------
                  --             --                --            (10,139,342)
     ---------------   ------------        ----------        ---------------
     $  (201,171,228)  $ (1,807,828)       $ (419,562)       $  (118,340,491)
     ===============   ============        ==========        ===============


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                                             ------------------------------------------   ---------------------------
                                                 1999           2000           2001           2001           2002
                                                                                                  (unaudited)
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................  $(10,918,825)  $(95,718,424)  $(70,003,499)  $(19,542,285)  $(10,138,133)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization............     1,005,652     41,541,147     52,872,971     13,182,023      8,151,024
  Provision for doubtful accounts..........       250,000        935,000        576,000        181,000         30,000
  Common stock issued for services.........            --      1,174,126         15,000             --             --
  Issuance of warrants.....................            --      6,220,418      2,430,750        647,500             --
  Stock-based compensation.................     7,274,312        866,414         49,056         12,063        461,443
  Interest expense on note receivable from
    stockholders...........................            --        (86,347)      (109,838)       (22,310)        (6,191)
  Interest accretion on related party debt
    discount...............................            --             --             --             --        180,010
Changes in assets and liabilities, net of
  effects from acquisition of business:
  Accounts receivable......................      (206,954)       520,136     (1,642,134)       (99,402)    (3,488,624)
  Receivables from related parties.........        60,571        335,357             --             --             --
  Other assets.............................         1,339        138,428       (237,033)      (441,926)      (408,023)
  Accounts payable.........................       694,088        664,430     (3,113,311)      (397,186)       (62,199)
  Accrued liabilities......................       (14,546)     1,795,983       (115,459)      (370,964)       290,906
  Restructuring reserve....................            --        637,811       (150,569)      (548,392)      (133,522)
  Deferred revenue.........................     1,323,076      1,255,798      1,565,090        323,504          1,985
                                             ------------   ------------   ------------   ------------   ------------
      Net cash used in operating
        activities.........................      (531,287)   (39,719,723)   (17,862,976)    (7,076,375)    (5,121,324)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash
  acquired.................................        60,016    (23,704,999)            --             --             --
Intellectual property acquisition costs....            --     (1,200,000)      (949,675)      (800,000)            --
Purchase of property, plant, and
  equipment................................      (147,552)    (5,100,203)    (1,538,812)      (102,314)      (416,091)
                                             ------------   ------------   ------------   ------------   ------------
      Net cash used in investing
        activities.........................       (87,536)   (30,005,202)    (2,488,487)      (902,314)      (416,091)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt--related party..........            --             --     23,600,000             --             --
Proceeds from debt.........................     1,344,207             --             --             --             --
Principal payments on debt--related
  party....................................            --     (3,920,000)   (30,098,821)    (2,494,770)            --
Principal payments on debt.................      (393,682)      (890,594)      (170,434)       (41,550)       (29,749)
Net proceeds (repayments) on line of
  credit...................................      (240,000)     1,500,000             --             --             --
Principal payments on capital lease
  obligations..............................       (28,274)      (238,299)      (268,227)       (92,826)       (25,924)
S corporation distributions................       (51,448)            --             --             --             --
Repurchase of common and preferred stock...      (122,474)    (1,166,110)          (135)            --             --
Issuance of common stock...................        54,312     12,234,051             --             --             --
Net proceeds from bridge loans.............            --     15,000,000             --             --             --
Issuance of redeemable preferred stock.....            --     62,372,501     20,527,057      6,367,737        754,950
Proceeds from note receivable repayment by
  stockholder..............................            --             --      1,111,719             --         56,363
Debt origination costs.....................            --             --       (277,510)            --       (188,221)
Issuance of note receivable to
  management...............................            --             --       (641,583)            --             --
Exercise of stock options..................            --         39,817         11,358         11,358             --
                                             ------------   ------------   ------------   ------------   ------------
      Net cash provided by financing
        activities.........................       562,641     84,931,366     13,793,424      3,749,949        567,419
                                             ------------   ------------   ------------   ------------   ------------
Increase (decrease) in cash and cash
  equivalents..............................       (56,182)    15,206,441     (6,558,039)    (4,228,740)    (4,969,996)
Cash and cash equivalents--beginning of
  year.....................................        56,240             58     15,206,499     15,206,499      8,648,460
                                             ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents--end of year.....  $         58   $ 15,206,499   $  8,648,460   $ 10,977,759   $  3,678,464
                                             ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest...................  $     79,686   $  4,570,897   $  4,712,828   $  1,036,766   $    475,712
NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of minority interests..........  $  1,296,000   $         --   $         --   $         --   $         --
Assets recorded under capital leases.......            --        410,960             --             --             --
Common stock issued for acquisitions.......     7,665,199     43,571,096             --             --             --
Warrants attached to debt..................            --             --      2,283,496             --             --
Accretion of redeemable preferred stock....            --      4,857,893      5,634,564      3,605,122      3,340,680
Accretion of 401(k) plan...................        54,307        229,442       (208,599)       229,442             --
Common stock received in satisfaction of
  receivable from related party............            --             --        641,583             --             --


See accompanying notes.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS
Printcafe Software, Inc. (the Company) provides software solutions designed specifically for the printing industry supply chain. The Company's procurement applications, which are designed for print buyers, integrate with its software solutions designed for printers, and facilitate collaboration between printers and print buyers over the Web.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances and transactions.


INTERIM FINANCIAL INFORMATION


The accompanying consolidated balance sheet at March 31, 2002 and the consolidated statements of operations and cash flows for the three months ended March 31, 2001 and 2002 are unaudited. The unaudited interim consolidated balance sheet and consolidated statements of operations and cash flows have been prepared on the same basis as the annual consolidated balance sheet and consolidated statements of operations and cash flows and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's results of operations and its cash flows for the three months ended March 31, 2001 and 2002. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.


UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT)

The Board of Directors has authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering (IPO). If the IPO is consummated as presently anticipated, all shares of Series A, Series A-1, Series B, Series C, Series D, Series E-1 and Series F preferred stock (preferred stock) will automatically convert into 14,848,667 shares of the Company's common stock at various conversion ratios as discussed in Note 9.


REVENUE RECOGNITION
The Company's revenue recognition policy is governed by Statement of Position
(SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants (AICPA). The Company derives its revenues from licenses and subscriptions for its products as well as from the provision of related services, including installation and training, consulting, customer support, and maintenance contracts. Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed, determinable, and collectible and there is vendor-specific objective evidence (VSOE) to support the allocation of the total fee to a multi-element arrangement. The Company does not have VSOE for the license component or the fixed price installation component and these have historically been sold bundled together with post-contract support. Therefore, the Company follows the residual method as outlined in SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions" under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. Many of the Company's agreements include warranty provisions. Historically, these provisions have not had a significant impact on our revenue recognition. In those instances where customer acceptance may be in question, all revenue relating to that arrangement is

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deferred until the warranty period has expired. Additional revenue recognition criteria by revenue type are listed below.

License and subscription revenue
License and subscription revenue includes fees for perpetual licenses and periodic subscriptions. The Company recognizes revenues on license fees after a license agreement has been signed, the product has been delivered, the fee is fixed, determinable and collectible, and there is VSOE to support the allocation of the total fee to a multielement arrangement (if applicable). If VSOE cannot be obtained for certain elements of the contract, the Company recognizes revenue using the residual method under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. The Company recognizes revenues on periodic subscriptions over the subscription term for unlimited subscriptions and based on the value of orders processed for our customers through the system for limited subscriptions. Revenue is recognized for subscription orders processed through resellers over the subscription term of the underlying agreement, beginning upon installation.

Maintenance revenue
Maintenance revenue is derived from the sale of maintenance and support contracts, which provide customers with the right to receive maintenance releases of the licensed products and access to customer support staff. Maintenance revenue is recognized on a straight-line basis over the term of the contract which is typically one year. Payments for maintenance revenue is normally received in advance and are nonrefundable.

Professional services and other revenue
Professional services and other revenue is derived from variable fees for installation, training, and consulting. Revenue for professional services such as installation and training, system integration projects, and consulting is primarily recognized as the services are performed. If these services are part of a multielement contract under which VSOE cannot be obtained for certain elements, they may be deferred either until acceptance of any related software or over the license period.

SHIPPING AND HANDLING COSTS
Shipping and handling costs are expensed as incurred and are included in cost of revenue.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of 90 days or less. The balance at December 31, 2001 includes approximately $7.2 million of cash received on January 2, 2002 in connection with the issuance of Series F preferred stock (Note 9). Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, are subject to minimal risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS
For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. The fair value of the notes receivable at December 31, 2001 from common stockholders approximated $389,903 and was determined using discounted cash flow analyses. A discount rate of 9.5% was utilized. On December 31, 2001, the Company entered into new agreements for its related party debt (Note 6). As a result, the carrying amount of this debt

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

approximates market value as of fiscal year end 2001. The carrying amount of the line of credit approximates market value because it has an interest rate that varies with market interest rates. The fair values of the obligations under capital leases are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their respective fair values. The estimated fair values may not be representative of the actual values of these financial instruments that could have been realized as of the period end or that will be realized in the future.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the related assets (generally three to five years). Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense. Upon disposal, assets and related accumulated depreciation are removed from the Company's accounts and the resulting gains or losses are reflected in the statement of operations.

INTANGIBLE ASSETS AND PURCHASED TECHNOLOGY

Intangible assets and purchased technology are related mainly to the business acquisitions discussed in Note 2. Amortization is recorded on a straight-line basis over the estimated useful lives (generally three years) of the remaining assets and consists of the following at December 31, 2001 and March 31, 2002:



                        DESCRIPTION                           DECEMBER 31, 2001   MARCH 31, 2002
------------------------------------------------------------------------------------------------
Customer list...............................................    $ 42,713,372       $ 42,713,372
Purchased technology........................................      43,707,533         43,707,533
Patent......................................................       2,047,423          2,047,423
Goodwill....................................................      58,729,710         58,729,710
                                                                ------------       ------------
Total intangible assets.....................................     147,198,038        147,198,038
Less accumulated amortization...............................     (90,085,270)       (97,457,256)
                                                                ------------       ------------
Intangible assets and purchased technology, net.............    $ 57,112,768       $ 49,740,782
                                                                ============       ============


IMPAIRMENT OF LONG-LIVED ASSETS
The Company periodically assesses the impairment of long-lived assets, including identifiable intangibles and related goodwill, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Company also periodically assesses the impairment of enterprise-level goodwill in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or expected operating results, significant changes in the manner of utilizing the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends, and the Company's estimated fair value relative to net book value. When the Company determines that the carrying value of goodwill may not be recoverable, the Company measures any impairment using a projected discounted cash flow model with a discount rate commensurate with the risk inherent in the Company's current business model. No impairment charge has been recorded in any of the periods presented.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STOCK-BASED COMPENSATION AND WARRANTS
The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures. The Company accounts for equity instruments issued to nonemployees and pursuant to strategic alliance arrangements in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force
(EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services.

SOFTWARE DEVELOPMENT COSTS
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date, with the exception of the technology acquired from acquisitions during 1999, 2000, and 2001 (Note 2). The value of the purchased technology was capitalized and is being amortized on a straight-line basis over three years (its estimated useful life).

INCOME TAXES
The Company follows the liability method of accounting for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value.

CONCENTRATION OF CREDIT RISK
For the years ended December 31, 1999, 2000, and 2001, revenues from foreign customers approximated 5%, 5%, and 11%, respectively, of the Company's total revenues.

The Company does not require collateral from its customers. Credit losses related to such customers historically have been minimal and within management's expectations.

ADVERTISING
Advertising and promotion costs are expensed as incurred and totaled approximately $285,107, $1,829,395, and $1,437,237 for the years ended December 31, 1999, 2000, and 2001, respectively.

FOREIGN CURRENCY TRANSLATION
The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the prior month ending exchange rate prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of total other comprehensive loss in stockholder's equity. Net gains and losses resulting from foreign exchange transactions, which are

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

recorded in the consolidated statements of operations, were not significant during any of the periods presented.

COMPREHENSIVE LOSS
The Company reports comprehensive income or loss in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income or loss, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Tax effects of other comprehensive income or loss are not considered material for any period.

RECENT ACCOUNTING PRONOUNCEMENTS
In November 2001, the Emerging Issues Task Force reached consensus on EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. EITF No. 01-9 addresses the accounting for consideration given by a vendor to a customer and is a codification of EITF No. 00-14, Accounting for Certain Sales Incentives, EITF No. 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentives Offers and Offers for Free Products or Services to be Delivered in the Future, and EITF No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products. The Company has evaluated the impact of EITF No. 01-9 and does not believe that upon adoption it will have a significant impact on the Company's financial statements.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121 and provides a single accounting model for long-lived assets to be disposed of. The new rules significantly change what would have to be met to classify an asset as held for sale. In addition, more dispositions will qualify for discontinued operations treatment in the income statement as the criteria for discontinued operation presentation is changed to a component of the business rather than a segment of the business. The Company will be required to apply SFAS No. 144 as of January 1, 2002.


Effective January 1, 2002, the Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets other than goodwill. Under SFAS No. 142, goodwill and certain indefinite-lived intangible assets are no longer amortized but are subject to annual impairment tests or more frequently when events or circumstances occur indicating that goodwill might be impaired. Other intangible assets will continue to be amortized over their useful lives. In accordance with SFAS No. 142, the effect of this accounting change as of January 1, 2002 is reflected


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year period ended March 31, 2001 is as follows:



                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                       -----------------------------
                                                           2001             2002
                                                                (unaudited)
------------------------------------------------------------------------------------
Net loss:
  Reported net loss attributable to common stock.....  $(23,147,797)    $(13,478,813)
  Goodwill amortization..............................     4,894,143               --
                                                       ------------     ------------
     Adjusted net loss...............................  $(18,253,654)    $(13,478,813)
                                                       ============     ============
Basic and diluted loss per share
  Reported net loss per share........................  $     (64.03)    $     (37.25)
  Goodwill amortization..............................         13.54               --
                                                       ------------     ------------
     Adjusted basic and diluted net loss per share...  $     (50.49)    $     (37.25)
                                                       ============     ============



Other intangible assets are scheduled to be fully amortized by 2004 with corresponding amortization estimated to be $22.2 million, $5.0 million, and $0.1 million, for the remainder of 2002, fiscal 2003, and fiscal 2004, respectively.



During the quarter ending June 30, 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002. The Company does not believe the effect of adoption of this standard, other than the nonamortization of goodwill discussed above, will be material to the earnings or financial position of the Company.


In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As the Company does not currently engage in derivative or hedging activities, the adoption of this standard did not have a significant impact on the Company's financial statements.

LOSS PER SHARE
Basic and diluted loss per share have been computed using the weighted average number of shares of common stock outstanding during the period. Potential common shares from conversion of convertible preferred stock and exercise of stock options and warrants are excluded from historical diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was 419,224, 11,182,780, and 15,301,135 shares for the years ended December 31, 1999, 2000, and 2001, respectively.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. ACQUISITIONS

The number of shares of common stock and the valuations therefor, included in the acquisition information presented below, have been adjusted to reflect a one-for-thirty reverse split (Note 15) and certain share calculations have been rounded.

nth degree software, inc.
On October 29, 1999, the Company acquired the outstanding common and preferred stock of nth degree software, inc. (nth degree), a provider of software for the printing industry. The aggregate purchase price of $8,915,199 (including transaction costs of $330,000) consisted of 29,230 shares of common stock valued at $69 per share and, 2,455,798 shares of Series A preferred stock valued at $2.30 per share and $920,000 in notes payable. This transaction was accounted for as a purchase in accordance with APB Opinion No. 16 (APB 16). The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $9,079,587 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of nth degree are as follows:

                                                                AMOUNT
------------------------------------------------------------------------
Current assets..............................................  $  148,579
Property and equipment......................................     266,666
Customer list...............................................     295,887
Goodwill....................................................   9,079,587
Current liabilities.........................................    (229,953)
Long-term liabilities.......................................    (645,567)
                                                              ----------
                                                              $8,915,199
                                                              ==========

Programmed Solutions, Inc.
On February 9, 2000, the Company acquired the outstanding common stock of Programmed Solutions, Inc. (PSI), a provider of software for the printing industry. The aggregate purchase price of $25,129,953 (including transaction costs of $129,953) consisted of 57,471 shares of common stock valued at $174 per share and $15,000,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $6,308,698 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of PSI are as follows:

                                                                AMOUNT
-------------------------------------------------------------------------
Current assets (including cash of $397,709).................  $ 2,517,396
Property and equipment......................................      648,544
Purchased technology........................................    9,569,367
Customer list...............................................    7,946,674
Goodwill....................................................    6,308,698
Other long-term assets......................................       81,725
Current liabilities.........................................   (1,942,451)
                                                              -----------
                                                              $25,129,953
                                                              ===========

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A.H.P. Systems, Inc.
On March 8, 2000, the Company acquired the outstanding common stock of A.H.P. Systems, Inc. (AHP), a provider of software for the printing industry. The aggregate purchase price of $4,445,969 (including transaction costs of $144,414) consisted of 13,218 shares of common stock valued at $264.90 per share and $800,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $4,429,100 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of AHP are as follows:

                                                                AMOUNT
------------------------------------------------------------------------
Current assets (including cash of $26,492)..................  $  411,528
Property and equipment......................................      23,207
Purchased technology........................................     632,425
Customer list...............................................     306,454
Goodwill....................................................   4,429,100
Other long-term assets......................................       3,293
Current liabilities.........................................  (1,360,038)
                                                              ----------
                                                              $4,445,969
                                                              ==========

Hagen Systems, Inc.
On March 9, 2000, the Company acquired the outstanding common stock of Hagen Systems, Inc. (Hagen), a provider of software for the printing industry. The aggregate purchase price of $40,560,910 (including transaction costs of $160,917) consisted of 77,010 shares of common stock valued at $264.90 per share, notes payable of $12,000,000 and $8,000,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $15,406,219 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of Hagen are as follows:

                                                                AMOUNT
-------------------------------------------------------------------------
Current assets (including cash of $1,401,340)...............  $ 2,660,436
Property and equipment......................................      439,624
Purchased technology........................................   13,162,589
Customer list...............................................   11,856,606
Goodwill....................................................   15,406,219
Current liabilities.........................................   (2,964,564)
                                                              -----------
                                                              $40,560,910
                                                              ===========

M Data, Inc. d/b/a PrintSmith
On March 10, 2000, the Company acquired the outstanding common stock of M Data, Inc. (M Data), a provider of software for the printing industry. The aggregate purchase price of $11,174,256 (including transaction costs of $124,264) consisted of 5,674 shares of common stock valued at $352.50 per share, $7,000,000 in notes payable and $2,050,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

value of assets acquired and liabilities assumed in the acquisition of $2,668,632 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of M Data are as follows:

                                                                AMOUNT
-------------------------------------------------------------------------
Current assets (including cash of $57,179)..................  $   492,497
Property and equipment......................................      107,503
Purchased technology........................................    4,088,009
Customer list...............................................    4,491,139
Goodwill....................................................    2,668,632
Current liabilities.........................................     (673,524)
                                                              -----------
                                                              $11,174,256
                                                              ===========

Logic Associates, Inc.
On April 7, 2000, the Company acquired the outstanding common stock of Logic Associates, Inc. (Logic), a provider of software for the printing industry. The aggregate purchase price of $55,991,442 (including transaction costs of $223,079) consisted of 21,758 shares of common stock valued at $352.50 per share and $48,098,821 in notes payable. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $19,823,888 is classified as goodwill.

The estimated fair value of the assets acquired and liabilities assumed of Logic are as follows:

                                                                AMOUNT
-------------------------------------------------------------------------
Current assets (including cash of $1,044,908)...............  $ 3,000,356
Property and equipment......................................    2,445,524
Purchased technology........................................   16,155,143
Customer list...............................................   17,816,612
Goodwill....................................................   19,823,888
Other long-term assets......................................        3,621
Current liabilities.........................................   (2,281,296)
Long-term debt..............................................     (972,406)
                                                              -----------
                                                              $55,991,442
                                                              ===========

Had these acquisitions taken place at the beginning of fiscal 1999 and 2000 the unaudited pro forma results of operations would have been as follows for the years ended December 31, 1999 and 2000, respectively.

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1999            2000
------------------------------------------------------------------------------------------
Revenue.....................................................  $ 55,610,000    $ 32,727,000
Operating loss..............................................   (57,041,000)    (81,750,000)
Net loss....................................................   (63,524,000)    (89,139,000)
Net loss attributable to common stock.......................   (63,524,000)    (93,997,000)
Pro forma loss per share, basic and diluted.................       (133.79)        (261.06)
Weighted average shares, basic and diluted..................       474,799         360,063

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The unaudited pro forma results are not necessarily indicative of the results of operations which would have been reported had the acquisitions occurred prior to the beginning of the periods presented, and they are not intended to be indicative of future results.

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

Activity in the allowance for doubtful accounts is as follows:

                                                               BALANCE
-----------------------------------------------------------------------
Balance, December 31, 1998..................................  $      --
Net charge to expense.......................................    250,000
Amounts written off.........................................         --
                                                              ---------
Balance, December 31, 1999..................................    250,000
Net charge to expense.......................................    935,000
Amounts written off.........................................   (500,000)
                                                              ---------
Balance, December 31, 2000..................................    685,000
Net charge to expense.......................................    576,000
Amounts written off.........................................   (691,000)
                                                              ---------
Balance, December 31, 2001..................................  $ 570,000
                                                              =========

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  2000            2001
------------------------------------------------------------------------------------------
Buildings and leasehold improvements........................  $  1,648,830    $  1,734,453
Equipment and fixtures......................................    11,600,574      12,601,747
                                                              ------------    ------------
                                                                13,249,404      14,336,200
Less accumulated depreciation...............................    (6,268,611)     (9,637,535)
                                                              ------------    ------------
                                                              $  6,980,793    $  4,698,665
                                                              ============    ============

5. LINE OF CREDIT

The Company's line of credit agreement has a maximum borrowing capacity of $2,000,000. The line of credit accrues interest at prime (4.75% at December 31, 2001). Interest is due monthly and the principal balance is due on demand. The line of credit is collateralized by substantially all of the Company's assets. As of December 31, 2000 and 2001, the entire $2,000,000 was outstanding.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. DEBT AND RELATED PARTY DEBT

Long-term debt consists of the following:


                                                         DECEMBER 31,
                                                  --------------------------     MARCH 31,
                                                     2000           2001           2002
-------------------------------------------------------------------------------------------
Debt:
Note payable to bank, payable in monthly
  installments of $18,086 through July 2004
  including interest at 7.62%, collateralized by
  substantially all of the Company's assets.....  $   680,161    $   509,727    $   464,909
Less current portion............................      170,435        184,079        187,607
                                                  -----------    -----------    -----------
                                                  $   509,726    $   325,648    $   277,302
                                                  ===========    ===========    ===========
Related Party Debt:
Notes payable to stockholders in connection with
  the acquisition of M Data, Inc................  $ 4,000,000    $        --             --
Notes payable to stockholders in connection with
  the acquisition of Hagen Systems, Inc.........   12,000,000             --             --
Notes payable to stockholders in connection with
  the acquisition of Logic Associates, Inc......   23,604,051             --             --
Notes payable to stockholders in connection with
  the acquisition of Logic Associates, Inc......    2,494,770             --             --
Notes payable to stockholders in connection with
  the acquisition of M Data, Inc., due upon the
  earlier of an occurrence of an underwritten
  public offering which results in aggregate net
  cash proceeds to the Company of not less than
  $150 million or in twenty-four successive
  monthly installments commencing January 1,
  2003, plus interest at 12%....................           --      4,000,000      4,000,000
Notes payable to stockholders in connection with
  the acquisition of Hagen Systems, Inc. due
  upon the earlier of the occurrence of an
  initial public offering or in thirty-six
  successive monthly installments commencing
  January 1, 2003. Current interest is due and
  payable at either prime plus 8% or LIBOR plus
  10% (11.9% at December 31, 2001); an
  additional 7% of interest accrues monthly and
  is deferred until December 31, 2005.
  Collateralized by substantially all of the
  Company's assets..............................           --      8,000,000      8,000,000


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                         DECEMBER 31,
                                                  --------------------------     MARCH 31,
                                                     2000           2001           2002
-------------------------------------------------------------------------------------------
Note payable to stockholder due upon the earlier
  of the consummation of a third party asset
  sale or in eleven successive quarterly
  installments of $1,180,000 commencing March
  31, 2005 plus a final payment of $10,620,000
  due on December 31, 2007. Current interest is
  due and payable at either prime plus 8% or
  LIBOR plus 10% (11.9% at December 31, 2001);
  an additional 7% of interest accrues monthly
  and is deferred until December 31, 2007.
  Collateralized by substantially all of the
  Company's assets..............................           --     23,600,000     23,600,000
                                                  -----------    -----------    -----------
                                                   42,098,821     35,600,000     35,600,000
Less current portion............................    6,494,770             --      1,166,666
Less debt origination costs.....................           --      2,561,006      2,452,448
                                                  -----------    -----------    -----------
                                                  $35,604,051    $33,038,994    $31,980,886
                                                  ===========    ===========    ===========


------------

The note payable to the bank includes various restrictive covenants which, among other things, require the Company to maintain a certain debt service coverage ratio. At December 31, 2000 and 2001, the Company was not in compliance with this covenant. The bank waived compliance with this covenant through January 1, 2003.

In 2000, the Company entered into a Debt Settlement Agreement (Settlement Agreement) with Creo SRL and Constellation Software. The Settlement Agreement was executed on the same day the Company closed its Series E-1 round of financing (Note 9). In return for 8,000,000 shares of stock sold to Creo SRL, the Company received total consideration of $32,000,000 consisting of a combination of cash of $5,000,000, conversion of previously outstanding bridge notes of $5,000,000 (see discussion below) and 692,433 shares of Creo Inc. common stock valued at $22 million. The Company subsequently transferred the Creo SRL shares to Constellation Software in satisfaction of $22 million of outstanding debt. No gain or loss was recognized on this transaction, as the fair value of each of the aggregate Series E-1 preferred stock issued and the aggregate Creo Inc. stock received and used to retire the debt was $22 million.

During 2000, the Company received bridge loans in the amount of $15,000,000 (including the $5,000,000 from Creo SRL discussed above) from certain Series B, C, and D preferred stockholders. The bridge loans bore interest at 6% and converted into 3,750,000 shares of Series E-1 preferred stock on October 30, 2000 at $4.00 per share. The Company issued warrants to purchase 750,000 shares of common stock in conjunction with these loans valued at $1,942,500, using the Black-Scholes valuation model with the following assumptions: volatility of 1.0; no expected dividend yield; risk-free interest rate of 6.0%; and an estimated life of three years (Note 11). The estimated fair value of these warrants was recorded as interest expense in 2000.

During 2001, the Company received bridge loans in the amount of $4,500,000 from certain Series B, C, D, and E-1 preferred stockholders. The bridge loans bore interest at 12% and converted into $2,250,000 of long-term stockholder debt and 562,500 shares of Series F preferred stock at $4.00 per share on December 31, 2001. The Company issued warrants to purchase 700,000 shares in conjunction with these bridge loans which were valued at $1,161,250, using the Black-Scholes valuation model with the following assumptions: volatility of 1.0; no expected dividend yield; risk-free

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

interest rate of 5.09%; and an estimated life of ten years (Note 11). The estimated fair value of these warrants was recorded as interest expense in 2001.


At the close of business on December 31, 2001, the Company entered into new agreements for its related-party debt. Notes payable to stockholders issued in connection with the acquisition of Logic totaling $23,604,051 were repaid along with $4,000,000 of the outstanding notes payable to stockholders issued in connection with the acquisition of Hagen. In addition, new agreements were entered into with the former stockholders of Hagen and M Data. Accordingly, new payment periods and interest rates related to the remaining $8,000,000 of debt for Hagen and $4,000,000 of debt for M Data were established as disclosed above. Funds used for the repayments were obtained from a $23,600,000 note payable issued to Iris Graphics, a subsidiary of one of the Company's stockholders, and the issuance of 3,722,096 shares of Series F preferred stock at $4 per share (Note 9). The financial statements reflect these transactions as of December 31, 2001, in accordance with the terms of the agreements described above. The related cash transfers occurred on January 2, 2002. The Iris Graphics note includes financial covenants based on cash flows and revenues. At March 31, 2002, the Company was not in compliance with the quarterly cash flow covenant, which would have resulted in an additional 3% of interest until the default was cured. Iris Graphics waived compliance with this covenant through June 30, 2002. The Company may prepay any portion of the loan after December 31, 2003 with a 1% penalty. Upon an initial public offering of the Company's stock, 50% of the outstanding balance can be prepaid without penalty. In conjunction with incurrence of the debt, Iris Graphics was also issued a warrant to purchase 570,874 shares of Series F preferred stock at an exercise price of $.01 per share. The estimated fair value of this warrant of $2,283,496 will be recorded to interest expense over the term of the related debt using the interest method (Note 11).


Future minimum debt payments at December 31, 2001 are as follows:
2002--$184,079; 2003--$4,865,503; 2004--$4,793,521; 2005--$7,386,624;
2006--$4,720,000; and 2007--$14,160,000.

7. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS
The Company leases office equipment, vehicles, and office facilities in various locations. Rental expense under these operating leases was $225,074, $1,372,748, and $1,670,239 for the years ended December 31, 1999, 2000, and 2001, respectively. At December 31, 2001, future commitments under all noncancelable operating leases are as follows:

                                                                    THIRD        RELATED
                                                                    PARTY          PARTY
----------------------------------------------------------------------------------------
2002........................................................  $ 1,528,611    $   687,290
2003........................................................    1,310,189        694,802
2004........................................................      910,494        713,238
2005........................................................      918,333        721,077
2006........................................................      812,387        648,007
Thereafter..................................................      171,688        171,688
                                                              -----------    -----------
                                                              $ 5,651,702    $ 3,636,102
                                                              ===========    ===========

The Company leases equipment under various capital leases. These capital leases expire in various years through 2003 and may be renewed for periods ranging from one to five years. Amortization of leased assets is included in depreciation and amortization expense.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future minimum payments under capital leases with initial terms of one year or more consisted of the following at December 31, 2001:

                                                              CAPITAL
                                                               LEASES
----------------------------------------------------------------------
2002........................................................  $ 69,927
2003........................................................    34,757
                                                              --------
Total minimum lease payments................................   104,684
Amounts representing interest...............................    (5,687)
                                                              --------
Present value of net minimum lease payments (including
  current portion of $65,203)...............................  $ 98,997
                                                              ========

LEGAL PROCEEDINGS
The Company is involved in disputes and litigation in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's business, financial condition, or results of operations. The Company has accrued for estimated losses in the accompanying financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. Although management currently believes the outcome of other outstanding legal proceedings, claims, and litigation involving the Company will not have a material adverse effect on its business, financial condition, or results of operations, litigation is inherently uncertain and there can be no assurance that existing or future litigation will not have a material adverse effect on the Company's business, financial condition, or results of operations.

8. INCOME TAXES

The reconciliation of the effective income tax rate is as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                1999       2000       2001
-------------------------------------------------------------------------------------------
Federal income tax statutory rate...........................     34.0%      34.0%      34.0%
Increases (decreases):
  Nondeductible items, including goodwill amortization......    (30.0)      (8.0)     (12.0)
  State income taxes, net of federal benefit................      6.0        6.0        6.0
  Taxes absorbed by the stockholders of the Company prior to
     conversion from S corporation..........................     (3.0)        --         --
  Change in valuation allowance.............................     (7.0)     (32.0)     (28.0)
                                                                -----      -----      -----
Total income tax expense....................................      0.0%       0.0%       0.0%
                                                                =====      =====      =====

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      DECEMBER 31,
                                                             ------------------------------
                                                                 2000              2001
-------------------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards.......................    $ 23,448,184      $ 29,363,483
  Deferred revenue.......................................         946,374         1,580,772
  Bad debt expense.......................................         274,000           228,000
  Depreciation/amortization..............................         149,360           841,620
  Accrued expenses.......................................       2,265,799         2,994,573
  Other..................................................           4,686             2,686
                                                             ------------      ------------
     Total deferred tax assets...........................      27,088,403        35,011,134
Deferred tax liabilities:
  Identified intangibles.................................      24,999,480        13,481,138
  Tax accounting change..................................         181,520           104,164
                                                             ------------      ------------
     Total deferred tax liabilities......................      25,181,000        13,585,302
  Valuation allowance....................................       1,907,403        21,425,832
                                                             ------------      ------------
     Net deferred tax asset..............................    $         --      $         --
                                                             ============      ============

A full valuation allowance has been recorded at December 31, 2000 and 2001, based on management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

At December 31, 2001, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $73.4 million, which will expire beginning in 2015 through 2021. Utilization of certain net operating loss carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. Additionally, certain state tax restrictions will apply to the utilization amount and timing of the net operating loss carryforwards.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' EQUITY

At December 31, 2001, the number of authorized shares of common stock and preferred stock was 100,000,000 shares and 70,789,957 shares, respectively. The designations of the common and preferred stock are as follows:

                                                                                    SHARES RESERVED
                                      NUMBER OF SHARES      NUMBER OF SHARES          FOR FUTURE
                                         AUTHORIZED           OUTSTANDING              ISSUANCE
-----------------------------------------------------------------------------------------------------
Class A common stock..............         100,000,000               347,608               15,752,811
Preferred stock:
  Series A........................           2,455,798             2,455,798                       --
  Series A-1......................          10,090,707             9,609,558                  488,446
Redeemable preferred stock:
  Series B........................          31,186,312            31,186,312                       --
  Series C........................           1,915,080             1,915,080                       --
  Series D........................             283,125               283,125                       --
  Series E-1......................          20,333,333            17,375,000                  125,000
  Series F........................           4,525,602             4,292,970                       --

PREFERRED STOCK
On February 9, 2000, the Company issued 31,186,312 shares of Series B preferred stock for consideration of $25,011,422.

On February 15, 2000, the Company issued 1,915,080 shares of Series C preferred stock for consideration of $11,107,464.

On March 8, 2000, 190,948 shares of Series A-1 preferred stock were repurchased by the Company for consideration of $1,107,498.

On March 8, 2000, the Company issued 283,125 shares of Series D preferred stock for consideration of $2,500,000.

On October 30, 2000 and March 1, 2001, the Company issued 15,625,000 shares and 1,750,000 shares, respectively, of Series E-1 preferred stock for consideration of $62,500,000 and $7,000,000, respectively.

On December 31, 2001, the Company issued 3,722,096 shares of Series F preferred stock for consideration of $14,888,384. Additionally on December 31, 2001, warrants to purchase 570,874 shares of Series F preferred stock were exercised for $5,709.

The Company paid $2,806,990 in transaction costs in conjunction with the issuance of Series B, C, D, E-1, and F preferred stock.

DIVIDENDS
The holders of Series B, C, D, E-1, and F preferred stock are entitled to receive dividends in preference to any dividends for Series A preferred stock, Series A-1 preferred stock, and common stock at an annual rate per share of $.064, $.464, $.70, $.32, and $.32, respectively. These dividends are payable when and if declared by the Board of Directors. These dividends are not mandatory or cumulative and no interest accrues.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LIQUIDATION AND REDEMPTION
In the event of liquidation, the holders of Series F preferred stock are entitled to $8.5973 per share plus declared dividends, distributed on a pro rata basis to the holders in preference to any distribution of assets of the Company to the holders of Series A, A-1, B, C, D, and E-1 preferred stock and common stock. The holders of Series E-1 preferred stock are entitled to $8.00 per share plus declared dividends, distributed on a pro rata basis to the holders in preference to any distribution of any assets of the Company to the holders of shares Series A, A-1, B, C, and D preferred stock and common stock. The holders of Series B, C, and D preferred stock are entitled to $.802 per share plus declared dividends, $5.80 per share plus declared dividends and $8.83 per share plus declared dividends, respectively, distributed on a pro rata basis to the holders in preference to any distribution to the holders of Series A and A-1 preferred stock and common stock. The holders of Series A preferred stock are entitled to $2.30 per share plus declared dividends, distributed on a pro rata basis to the holders in preference to any distribution to the holders of Series A-1 preferred stock and common stock. The holders of Series A-1 preferred stock are entitled to $2.06 per share plus declared dividends, distributed on a pro rata basis to the holders in preference to any distribution to the holders of common stock. Any remaining assets will be distributed on a pro rata basis among the holders of the common stock.


If an initial public offering has not occurred on or before August 31, 2006, holders of Series B, C, D, E-1, and F preferred stock have the right to request the Company to redeem all shares. The redemption price for all series of preferred stock is the higher of (i) the liquidation preference of a share of such series of preferred stock plus unpaid declared dividends, and (ii) the fair market value of a share of preferred stock as determined by an independent appraiser plus all dividends declared that remain unpaid. During 2000 and 2001, $4,857,893 and $5,634,564, respectively, were accreted as dividends utilizing the interest method so that, at the redemption date, the accreted amount will equal the redemption amount. Series A and A-1 preferred stock have no redemption rights.


The estimated preferred stock liquidation and redemption amounts at December 31, 2001 are as follows:


                                                             LIQUIDATION        REDEMPTION
                                                              PREFERENCE          AMOUNT
-------------------------------------------------------------------------------------------
Series A.................................................    $  5,648,335      $         --
Series A-1...............................................      20,219,973                --
Series B.................................................      25,011,422        25,011,422
Series C.................................................      11,107,464        11,107,464
Series D.................................................       2,499,994         2,499,994
Series E-1...............................................     139,000,000       139,000,000
Series F.................................................      36,907,951        36,907,951
                                                                               ------------
Estimated amount due August 31, 2006.....................................       214,526,831
Less amounts representing future accretion of redeemable preferred
  stock..................................................................        81,851,319
                                                                               ------------
Accreted redemption amount at December 31, 2001..........................      $132,675,512
                                                                               ============


--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONVERSION
The preferred stock converts into common stock as determined by multiplying the number of outstanding shares of preferred stock as follows:

Series A....................................................    .033
Series A-1..................................................    .033
Series B....................................................    .033
Series C....................................................    .036
Series D....................................................    .039
Series E-1..................................................    .601
Series F....................................................    .645

Each share of preferred stock is convertible into common stock, subject to adjustment as described in the certificate of incorporation. Conversion is automatic upon the closing of an initial public offering.

COMMON STOCK
On November 1, 1999, all shares of outstanding common stock of the Company were converted on a one-for-one basis into 9,725,096 shares of the Company's Series A-1 preferred stock to provide preferences to the founders of the Company in advance of anticipated common stock transactions.

On November 8, 1999 and December 22, 1999, the Company sold a total of 130,266 shares of common stock to certain officers and third parties at purchase prices of $6.90 and $30.90 per share. Promissory notes in the aggregate amount of $1,714,014 were issued to the Company in connection with these sales (Note 14). At December 31, 1999, the notes receivable are included in stockholders' equity on the accompanying statement of stockholders' equity. Stock-based compensation expense totaling $7,274,312 was recorded in 1999 for these transactions.

On February 7, 2000, the Company issued 8,485 shares of common stock for $585,465 of software services.

On March 9, 2000, the Company issued 2,222 shares of common stock for $588,661 of advertising services.

On March 10, 2000, the Company issued 45,281 shares of common stock for consideration of $11,927,936.

10. STOCK OPTION PLANS

1999 STOCK OPTION PLAN
During 1999, the Company adopted a stock option plan (the 1999 Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. A total of 525,822 and 12,682 options to purchase of the Company's Series A-1 preferred stock and common stock, respectively, have been granted pursuant to the 1999 Plan. Options under the 1999 Plan will generally expire ten years from the date of grant. Options granted under the plan vest over five years and become immediately vested upon the filing of a registration statement on Form S-1 or upon a change of control of the Company.

On March 14, 2000, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission. All options under the 1999 Plan became fully vested on the filing of the Form S-1; however, a new measurement date did not occur since the accelerated vesting was included in the original grant agreements.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The options granted under the 1999 Plan were granted with an exercise price equal to the estimated grant date fair value, as determined by the board of directors. Option activity for options to purchase Series A-1 preferred stock under the 1999 Plan for the years ended December 31, 1999, 2000, and 2001 is as follows:

                                                    SERIES A-1      OPTION PRICE         WEIGHTED
                                                    PREFERRED        RANGE PER           AVERAGE
                                                      SHARES           SHARE          EXERCISE PRICE
----------------------------------------------------------------------------------------------------
Options outstanding, December 31, 1998..........            --                --                  --
Granted.........................................       525,822             $1.20               $1.20
Forfeited.......................................         2,967             $1.20               $1.20
                                                    ----------      ------------      --------------
Options outstanding, December 31, 1999..........       522,855             $1.20               $1.20
Exercised.......................................        30,737             $1.20               $1.20
Forfeited.......................................        24,896             $1.20               $1.20
                                                    ----------
Options outstanding, December 31, 2000..........       467,222             $1.20               $1.20
Exercised.......................................         6,639             $1.20               $1.20
Forfeited.......................................        99,203             $1.20               $1.20
                                                    ----------      ------------      --------------
Options outstanding, December 31, 2001..........       361,380             $1.20               $1.20
                                                    ==========      ============      ==============


As of December 31, 2001, the weighted average remaining contractual life on the 1999 Plan options outstanding was 7.6 years. As of December 31, 2001 and March 31, 2002, options to purchase 361,380 shares of Series A-1 preferred stock were exercisable under the 1999 Plan.


2000 STOCK INCENTIVE PLAN
Effective February 10, 2000, the Company adopted the 2000 stock incentive plan (the 2000 Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. A total of 333,333 shares of common stock may be issued pursuant to the 2000 Plan. Options generally vest over a four-year period in equal annual amounts, or over such other period as the board of directors determines, and may be accelerated in the event of certain transactions such as a merger or a sale of the Company. These options generally expire ten years after the date of grant.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The following table summarizes option activity for options to purchase common stock for both the 1999 Plan and the 2000 Plan for the years ended December 31, 1999, 2000, and 2001 and the three months ended March 31, 2002:



                                           COMMON STOCK     OPTION PRICE         WEIGHTED
                                             OPTIONS          RANGE PER          AVERAGE
                                           OUTSTANDING          SHARE         EXERCISE PRICE
--------------------------------------------------------------------------------------------
Options outstanding, December 31,
  1999.................................           --                    --                --
Options granted........................       12,697               $ 34.50           $ 34.50
Options granted........................      103,530       $ 90.00-$120.00           $119.40
Options granted........................       42,214       $174.00-$352.50           $229.80
Options exercised......................           83               $ 34.50           $ 34.50
Options forfeited......................        3,315       $ 34.50-$352.50           $145.20
                                             -------       ---------------    --------------
Options outstanding, December 31,
  2000.................................      155,043       $ 34.50-$352.50           $141.60
                                             -------       ---------------    --------------
Options granted........................      160,970       $ 45.00-$120.00           $ 46.50
Options exercised......................           98               $ 34.50           $ 34.50
Options forfeited......................       42,309       $ 45.00-$120.00           $ 79.20
                                             -------       ---------------    --------------
Options outstanding, December 31,
  2001.................................      273,606       $ 34.50-$352.50           $ 91.50
                                             -------       ---------------    --------------
Options forfeited......................       13,093       $ 45.00-$174.00           $ 82.50
                                             -------       ---------------    --------------
Options outstanding, March 31, 2002....      260,513       $ 34.50-$352.50           $ 90.19
                                             =======       ===============    ==============



Effective February 5, 2002, the Company adopted the 2002 key executive stock incentive plan under which 2,833,333 shares of Series E-1 preferred stock were reserved for grants to senior management, officers, and directors. As of March 31, 2002, the Company had granted options to purchase 2,833,333 shares of Series E-1 preferred stock, with an exercise price of $1.14 per share. Options to purchase 38,100 and 2,795,233 shares vest over one- and four-year periods, respectively. As these options were granted below fair market value, $10,392,666 of deferred stock-based compensation was recorded. For the quarter ended March 31, 2002, $450,497 of stock-based compensation expense was recognized with respect to these options.


The options to purchase common stock outstanding as of December 31, 2001 have been segregated into ranges for additional disclosure as follows:

                                   COMMON STOCK                              COMMON STOCK
                               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                  ----------------------------------------------   --------------------------------
                                     WEIGHTED
                      OPTIONS         AVERAGE
                  OUTSTANDING AS     REMAINING       WEIGHTED      EXERCISABLE AS       WEIGHTED
   RANGE OF       OF DECEMBER 31,   CONTRACTUAL      AVERAGE       OF DECEMBER 31,      AVERAGE
EXERCISE PRICES        2001            LIFE       EXERCISE PRICE        2001         EXERCISE PRICE
---------------------------------------------------------------------------------------------------
$ 34.50-$ 45.00..         153,526           8.0   $        44.40            41,638   $        43.80
$ 90.00-$120.00..          85,617           8.8   $       119.40            26,573   $       119.40
$174.00-$352.50..          34,463           8.2   $       229.80            14,899   $       231.30
                  ---------------   -----------   --------------   ---------------   --------------
                          273,606           8.3   $        91.50            83,110   $       101.70
                  ===============   ===========   ==============   ===============   ==============

The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been increased by approximately $465,278, $2,200,967, and $4,507,572, or $1.85, $6.87, and $12.74 per share, in 1999,
2000, and 2001, respectively. The following weighted average assumptions were used in the Black-Scholes pricing model: volatility of 1.58 and 1.0, dividend yield of 0.0%, an expected life of three and four years, and average risk-free interest rates of 6.63%, 6.50%, and 4.05% for 1999, 2000, and 2001, respectively.

During 2000, the Company granted stock options to certain employees below fair value and to nonemployees for professional services, which resulted in the recognition of $1,015,516 and $866,414 of deferred stock-based compensation and compensation expense, respectively. The deferred stock-based compensation is being amortized over the remaining vesting period. The employee grants were determined utilizing the intrinsic value method under APB Opinion No. 25. The nonemployee grants were for professional services at exercise prices that approximated fair value at the date of grant. The average fair value of these options was estimated at $3.00 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: volatility of 1.00, dividend yield of 0.0%, risk-free interest rate of 6.0%, and an expected life of four years.

The effects of applying SFAS No. 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years.

11. WARRANTS

Strategic
In early 2000, the Company entered into two agreements pursuant to which the Company develops private label Web sites. The Company is permitted to disclose these agreements in sales and marketing publications. The Company generates no revenues under these agreements. In return for certain marketing related services during 2000, the Company issued warrants to purchase 65,725 shares of common stock with exercise prices ranging from $174.00 to $266.70. Warrants to purchase 14,928 shares of common stock vested immediately and the remaining warrants vest dependent upon various installation and usage milestones, which vary by agreement. During 2000 and 2001, the Company has recorded $2,903,086 and $324,000, respectively, as warrant expense related to the warrants that vested. The remaining warrants to purchase 35,797 shares, which vest dependent upon installation and usage milestones, will be recorded as warrant expense at the fair value on the dates the milestones are achieved in accordance with EITF No. 96-18.

Customers and resellers
During January 2000, the Company issued a warrant to purchase 3,333 shares of common stock at an exercise price of $174 per share to a customer. This warrant was immediately exercisable and expires four years from the date of grant. It is exercisable for a period of four years. The fair value of this warrant of $437,000 has been recorded as warrant expense in 2000 in accordance with EITF No. 96-18, because no revenue was generated from the related customer. In March 2000, the Company also granted a warrant to purchase 8,333 shares of common stock to a potential customer at an exercise price of $450. The warrant is exercisable upon entering into a private label site agreement. The warrant is not currently exercisable.

In January 2001, the Company granted a warrant to purchase 83,333 shares of common stock to a reseller of the Company's products. This warrant is exercisable until the earlier of 12 months after

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

termination of the agreement with the reseller or the closing date of a merger or consolidation of the Company with or into any other entity. The warrant was exercisable for 8,333 shares as of the date of grant. The Company has recorded $647,500 as warrant expense related to this warrant. The remaining 75,000 shares of common stock are to vest based on performance targets. As of December 31, 2001, warrants to purchase 6,666 of the remaining shares had vested, resulting in a $47,000 reduction in revenue and $83,000 of warrant expense. To the extent the Company generates revenue under the agreement with this reseller, the fair value of the warrant as it vests will continue to be recorded as a reduction of revenue. These warrants will be recorded at fair value on the date the performance targets are met.

Debt
In conjunction with the bridge loans issued in July and August of 2000 (Note 6), the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $120 per share. The fair value of these warrants of $1,942,500 was initially recorded as a debt discount and then amortized as interest expense upon the conversion of the notes to equity in October 2000.

In conjunction with the bridge loans issued in September and November of 2001 (Note 6), the Company issued warrants to purchase 20,883 shares of common stock and 75,000 shares of Series E-1 preferred stock at exercise prices of $18.00 per share and $4.00 per share, respectively. The fair value of these warrants of $1,161,250 was initially recorded as a debt discount and then amortized as interest expense upon the conversion of the notes to equity in December 2001.

On December 31, 2001, the Company issued warrants to purchase 570,874 shares of Series F preferred stock to Iris Graphics in connection with a note payable (Note 6). The fair value of these warrants of $2,283,496 has been recorded as a debt discount and will be amortized as interest expense over the repayment term using the interest method.

Other
In March 2000, the Company issued warrants to purchase 2,772 shares and 3,333 shares of common stock to an advertising agency and a law firm, respectively, for services. These warrants vested immediately at exercise prices of $450 and $174, respectively. They are exercisable for a period of four years. In accordance with EITF No. 96-18, the fair values of these warrants of $500,832 and $437,000 were recorded to sales and marketing expense and general and administrative expense, respectively, in 2000.

In April 2000, the Company also issued warrants to purchase 833 shares of common stock to an equipment manufacturer in return for equipment discounts and a comarketing agreement. These warrants are exercisable upon an initial public offering of the Company's stock at the initial public offering price per share. No expense has been recorded in 2000, as the measurement date has not occurred.

In March 2001, the Company granted warrants to purchase 50,000 shares of Series E-1 preferred stock to a broker in connection with the issuance of Series E-1 preferred stock. The fair value of these warrants of $168,000 has been recorded as stock issuance cost.

Fair value
The fair values of all the warrants described above were estimated using the Black-Scholes valuation model with the following assumptions: volatility of 1.0, no expected dividend yield, risk-free interest rates of 3.22% to 5.09%, and an estimated life of three to ten years.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes common stock warrant activity for the years ended December 31, 2000 and 2001:

                                                               COMMON
                                                                STOCK          WARRANT PRICE
                                                              WARRANTS           RANGE PER
                                                             OUTSTANDING           SHARE
---------------------------------------------------------------------------------------------
Balance, December 31, 1999...............................             --                   --
Warrants granted.........................................         86,002      $120.00-$174.00
Warrants granted.........................................         23,327      $266.70-$450.00
                                                             -----------
Balance, December 31, 2000...............................        109,329      $120.00-$450.00
                                                             ===========
Warrants granted.........................................         20,833              $ 18.00
Warrants granted.........................................         83,333              $120.00
                                                             -----------
Balance, December 31, 2001...............................        213,495      $ 18.00-$450.00
                                                             ===========

During 2001, the Company also granted warrants to purchase 125,000 shares and 570,874 shares of Series E-1 and Series F preferred stock, respectively, at exercise prices of $4.00 and $.01 per share, respectively. All Series F preferred stock warrants were exercised during 2001.


On February 5, 2002, the Company granted a warrant to purchase 7,500 shares of common stock. The warrant is exercisable upon an initial public offering of the Company's common stock at the initial public offering price per share.


12. DEFINED CONTRIBUTION PLAN

The Company has a 401(k) Retirement Plan (the Plan) which covers substantially all eligible employees. The Plan is a defined contribution profit sharing plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at the discretion of the Board of Directors. As of December 31, 2000 and 2001, the Plan held 83,385 shares and 83,294 shares, respectively, of the Company's Series A-1 preferred stock. The holder of the stock under the Plan has an option to put the stock to the Company at the then current fair value during August and February of each year. However, the Company reserves the right not to purchase any shares of Series A-1 preferred stock if the purchase, in the reasonable discretion of the Company, could have an adverse affect on the Company's financial position. As of December 31, 2000 and 2001, the Company has recorded a stock purchase plan liability of $333,540 and $124,941, respectively, equal to the fair value of the stock held by the Plan. To date, the Company has not made any cash contributions to the Plan.

13. RESTRUCTURING CHARGE

In September 2000, the Company announced a strategic restructuring to consolidate certain redundant tasks related to the acquisitions completed during 2000. The plan of restructuring approved by the board of directors resulted in a restructuring charge of $1,185,000. This restructuring charge consisted primarily of severance benefits and costs related to the termination of 78 employees during the period from September through December 2000.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In May 2001, the Company announced a restructuring that primarily related to the consolidation of certain client support operations into existing facilities, resulting in a restructuring charge of $2,098,000. The plan included terminations of 45 employees and the reduction of leased office space.

Activity in the restructuring reserve is as follows:

                                                      EMPLOYEE
                                                   SEVERANCE AND           LEASE
                                                      BENEFITS          OBLIGATIONS          TOTAL
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1999.......................   $        --          $      --        $        --
Restructuring charge.............................     1,185,000                 --          1,185,000
Amounts posted against the reserve...............       547,189                 --           (547,189)
                                                    -----------          ---------        -----------
Balance, December 31, 2000.......................       637,811                 --            637,811
Restructuring charge.............................     1,468,286            629,714          2,098,000
Amounts posted against the reserve...............    (2,106,097)          (142,472)        (2,248,569)
                                                    -----------          ---------        -----------
Balance, December 31, 2001.......................   $        --          $ 487,242        $   487,242
                                                    ===========          =========        ===========

The remaining lease obligation accrual of $487,242 is expected to be paid prior to July 31, 2003.

14. RELATED PARTY TRANSACTIONS

On November 8, 1999 and December 22, 1999, promissory notes in the amount of $1,714,014 were received by the Company in conjunction with the sale of 130,266 shares of common stock. The notes bear interest at the annual rate of 6% and are due on November 7, 2004. In the event the value of the stock is insufficient to pay the full amount due under the notes, the Company may seek reimbursement from the borrower for any deficiency up to 30% of the original balance of the note plus accrued interest. The notes receivable are included in stockholders' equity on the accompanying balance sheet. During 2000, $335,357 (including interest of $86,347) was repaid in exchange for cash of $61,478 and a note payable of $273,879. During 2001, $1,111,719 (including interest of $62,893) was repaid by a company executive utilizing proceeds he received from the sale of his common stock to certain preferred stockholders. Additionally, during 1999, 2000, and 2001, $7,170, $86,347, and $90,246, respectively, was recorded as interest income.

On April 26, 2001, the Company entered into a secured promissory note with a Company executive for $641,583 plus interest at the annual rate of 4.58%. The note matured October 5, 2001 and was secured by 14,257 shares of common stock owned by the executive. During 2001, the Company took possession of these shares in satisfaction of this note. The fair value of the shares on the date that the loan was provided and the date that the loan matured was approximately $642,000. In addition, the Company repaid an unsecured promissory note issued to the same executive in April 2001 in the original principal amount of $99,191.

The Company has also issued notes to related parties (Note 6) and entered into various leases with related parties (Note 7).

In February 2000, the Company entered into a strategic alliance agreement, which was restated in December 2001, with Creo Products, Inc (Creo), a shareholder. As part of the alliance, the Company signed a comprehensive services agreement. During 2001, $60,675 was paid as commissions under the agreement.

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SUBSEQUENT EVENTS

On January 2, 2002, the Company effected a one-for-thirty reverse stock split of issued and outstanding common stock. All common stock prices and amounts impacted by the split have been retroactively adjusted. Certain share calculations resulting in fractional amounts have been rounded to the nearest whole number.

On January 31, 2002, the Company issued 188,736 shares of Series F preferred stock for consideration of $754,944.

On February 5, 2002, the Company's board of directors adopted the 2002 Key Executive Stock Incentive Plan. The Company has reserved 2,833,333 shares of Series E-1 preferred stock for grants under the plan. As of March 5, 2002, the Company had granted options to purchase 2,833,333 shares of Series E-1 preferred stock with an exercise price of $1.14 per share. Options to purchase 38,100 shares and 2,795,233 shares vest over one year and four year periods, respectively.

On February 11, 2002, the Company changed its name from printCafe, Inc. to Printcafe Software, Inc.

On March 5, 2002, the Company's board of directors approved the 2002 Employee Stock Purchase Plan to be effective upon the effective date of the Company's initial public offering. The Company has reserved 750,000 shares of common stock for issuance under the plan.

On March 5, 2002, the Company's board of directors adopted the 2002 Stock Incentive Plan. The Company has reserved 1,700,000 shares of common stock for grants under the plan. On April 22, 2002, the Company granted options to purchase 847,585 shares of common stock, with an exercise price of $7.00 per share, to certain employees. As a result, approximately $0.3 million of stock-based compensation expense (calculated based upon the estimated initial public offering price of $8.00 per share) will be recorded annually over the vesting period of these options, which is three years.

On March 25, 2002, the Company entered into a prepayment agreement with Iris Graphics Inc. Under the terms of the agreement, the Company has agreed to prepay within two business days of the consummation of the Company's initial public offering (i) the outstanding principal balance of $23,600,000, (ii) accrued and unpaid interest, and (iii) a prepayment fee initially in the amount of $3,500,000 through June 30, 2002 and decreasing quarterly by $500,000 until January 4, 2004.

16. SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

A summary of the Company's quarterly financial results for the years ended December 31, 2000 and 2001 follows:

                                                        FOR THE QUARTER ENDED
                              --------------------------------------------------------------------------
                              MARCH 31, 2000    JUNE 30, 2000    SEPTEMBER 30, 2000    DECEMBER 31, 2000
--------------------------------------------------------------------------------------------------------
Revenue...................     $  2,113,204     $  6,926,540           $  7,559,632         $  8,734,268
Loss from operations......      (15,477,917)     (27,380,950)           (24,432,958)         (22,276,345)
Net loss..................      (15,441,052)     (28,980,368)           (27,672,236)         (23,624,768)
Net loss attributable to
  common stock............      (15,588,725)     (29,563,510)           (27,129,468)         (28,295,693)
Net loss per share, basic
  and diluted.............     $     (71.55)    $     (82.13)          $     (75.06)        $     (78.29)

--------------------------------------------------------------------------------

PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SUPPLEMENTARY QUARTERLY DATA (CONTINUED)



                                                        FOR THE QUARTER ENDED
                              --------------------------------------------------------------------------
                              MARCH 31, 2001    JUNE 30, 2001    SEPTEMBER 30, 2001    DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------
Revenue...................     $  9,560,949     $ 10,314,856           $ 10,733,930         $ 11,257,923
Loss from operations......      (18,625,197)     (19,221,003)           (13,885,587)         (13,009,439)
Net loss..................      (19,542,285)     (20,345,451)           (15,684,905)         (14,430,858)
Net loss attributable to
  common stock............      (23,147,407)     (24,425,155)           (19,928,854)          (8,136,645)
Net loss per share, basic
  and diluted.............     $     (64.03)    $     (67.56)          $     (55.10)        $     (22.71)


The quarters ended September 30, 2000 and June 30, 2001 include a restructuring charge of $1,185,000 and $2,098,000, respectively (Note 13).

--------------------------------------------------------------------------------

[Inside back cover]

This graphic contains the logo "printCafe(TM) The operating system for print.(TM)" in the center of the page. The background contains geometric shapes of varying shades of blue and photographs of a printing press (upper left corner), rolls of paper (center right), and office buildings (lower right corner).

[Back cover]

This graphic contains the logo "printCafe(TM) The operating system for print.(TM)" in the center of the page.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq National Market listing fee.

                                 AMOUNT
                               TO BE PAID
------------------------------------------------------------------------
SEC registration fee........................................  $    7,142
NASD filing fee.............................................       8,000
Nasdaq National Market listing fee..........................     100,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Blue Sky qualification fees and expenses....................      10,000
Transfer Agent and Registrar fees...........................       3,500
Miscellaneous fees and expenses.............................     200,000
                                                              ----------
  Total.....................................................  $1,328,642
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of the registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1(c) hereto), to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of being a director or officer of the corporation, if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VIII of the registrant's Amended and Restated Certificate of Incorporation provides that the registrant will indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law from time to time in effect. Article VII of the registrant's Amended and Restated Bylaws (Exhibit 3.2(b) hereto), to be in effect upon consummation of the offering of the securities to which this registration statement relates, provides that the registrant, to the maximum extent and in the manner permitted by the DGCL, will indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred, and advance expenses incurred, in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant and if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Under this provision, a director or officer includes any person who (a) is or was a director of officer of the registrant, or (b) is or was serving as a director or officer, at the request of the registrant, of another entity. Article VII of the registrant's Amended and Restated Bylaws further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee, or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant maintains directors' and officers' liability insurance. Article VII of the registrant's Amended and Restated Bylaws also provides that any amendment, repeal, or modification of any provision of Article VII will be prospective only, and will not adversely affect any right or protection conferred on any person pursuant to Article VII and existing at the time of the amendment, repeal, or modification.

The registrant, in order to provide additional protection to directors and officers, has entered into Indemnification Agreements with its directors and certain of its officers (Exhibit 10.11 hereto). The Indemnification Agreement provides that the registrant shall indemnify the indemnitee for third party claims, by reason of the fact that indemnitee is or was a director or officer of the registrant, or any subsidiary of the registrant, or serving in any capacity of any other entity at the request of the registrant, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement (if such settlement is approved in advance by the registrant, which approval shall not be unreasonably withheld) actually and reasonably incurred by the indemnitee in connection with such action, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. The registrant shall indemnify the indemnitee for proceedings by or in the right of the registrant, by reason of the fact that the indemnitee is or was a director or officer of the registrant, or any subsidiary of the registrant, or serving in any capacity of any other entity at the request of the registrant, against expenses (including attorneys' fees) and, to the fullest extent permitted by law, amounts paid in settlement (if such settlement is approved in advance by the registrant, which approval shall not be unreasonably withheld), in each case to the extent actually and reasonably incurred by the indemnitee in connection with the defense or settlement if the indemnitee acted in good faith, and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the registrant and its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been finally adjudicated by court order or judgement to be liable to the registrant in the performance of the indemnitee's duty to the registrant and its stockholders, unless and only to the extent that the court in which such action or proceeding shall deem proper.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for cross-indemnification between the registrant and the underwriters, with respect to certain matters, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since February 1999, the registrant has sold and issued the following securities, as adjusted for a 100-for-1 stock split of the registrant's common stock effective September 1, 1999, the reclassification of common stock to Series A-1 preferred stock effective November 1, 1999, the conversion of Class C common stock to Class A common stock, Series C-1 preferred stock to Series C preferred stock, Series D-1 preferred stock to Series D preferred stock and Series E-2 and E-3 preferred stock to Series E-1 preferred stock effective December 31, 2001, a 1-for-30 reverse split effective as of January 2, 2002, and, with respect to issuances of preferred stock, the conversion of all series of preferred stock to common stock upon completion of this offering (the number of shares of common stock issuable upon conversion of preferred stock has been noted parenthetically):

 1. On March 11, 1999, the registrant issued shares of Series A-1 preferred stock (293,430 shares of common stock) to four investors as consideration for the merger of three companies with and into the registrant.

 2. On July 31, 1999, the registrant granted options to purchase shares of Series A-1 preferred stock (17,492 shares of common stock) to employees, consultants and directors of the registrant at an exercise price of $36.00 per share under the registrant's 1999 stock option plan.

 3. On September 9, 1999, the registrant issued shares of Series A-1 preferred stock (approximately 1,509 shares of common stock) to the registrant's 401(k) plan at $36.00 per share, for an aggregate purchase price of $54,310.

 4. On November 1, 1999, pursuant to the terms of a merger agreement, the registrant issued shares of Series A-1 preferred stock (29,224 shares of common stock) and shares of Series A preferred stock (81,855 shares of common stock) to the former shareholders of nth degree software, inc. in partial consideration for the merger of nth degree software, inc. with and into the registrant.

 5. On November 8, 1999, the registrant issued an aggregate of 96,321 shares of common stock to five employees at $6.90 per share, for an aggregate purchase price of $0.7 million.

 6. On December 22, 1999, the registrant issued 33,942 shares of common stock to one employee at $30.90 per share, for an aggregate purchase price of $1.0 million.

 7. On January 3, 2000, the registrant granted options to purchase 12,682 shares of common stock to employees and consultants of the registrant at an exercise price of $34.50 per share pursuant to the registrant's 1999 stock option plan.

 8. On January 13, 2000, the registrant entered into a stock purchase agreement pursuant to which the registrant issued an aggregate of 57,469 shares of common stock to the former shareholders of Programmed Solutions, Inc. in partial consideration for the acquisition of all of the issued and outstanding capital stock of Programmed Solutions, Inc.

 9. On February 1, 2000, the registrant issued 8,485 shares of common stock as consideration for the acquisition of the assets of Mills Davis Inc.

10. On February 8, 2000, in connection with its reincorporation in Delaware, the registrant issued 138,748 shares of common stock, shares of Series A preferred stock (81,855 shares of common stock), and shares of Series A-1 preferred stock (324,162 shares of common stock) of the Delaware corporation in exchange for the outstanding shares of the Pennsylvania corporation, on a one share for one share basis.

11. On February 9, 2000, the registrant issued shares of Series B preferred stock (1,039,543 shares of common stock) to one investor at $24.06 per share, for an aggregate purchase price of $25.0 million.

12. On February 15, 2000, the registrant issued shares of Series C preferred stock (69,201 shares of common stock) to ten investors at $160.50 per share, for an aggregate purchase price of $11.1 million.

13. On February 22, 2000, the registrant entered into an agreement and plan of merger pursuant to which the registrant issued 77,009 shares of common stock to the former stockholders of Hagen Systems, Inc. in partial consideration for the merger of Hagen Systems, Inc. with and into a wholly-owned subsidiary of the registrant.

14. On March 1, 2000, the registrant granted a warrant to purchase 3,333 shares of common stock to a customer at an exercise price of $174.00 per share.

15. On March 3, 2000, the registrant granted warrants to purchase an aggregate of 33,333 shares of common stock to a customer at an exercise price of $174.00 per share.

16. On March 3, 2000, the registrant granted a warrant to purchase 3,333 shares of common stock to a service provider at an exercise price of $174.00 per share.

17. On March 7, 2000, the registrant granted warrants to a strategic partner to purchase 17,391 shares of common stock at an exercise price of $174.00 per share and 15,000 shares of common stock at an exercise price of $266.70 per share.

18. On March 8, 2000, the registrant entered into an agreement and plan of reorganization pursuant to which the registrant issued 13,218 shares of common stock to the former shareholder of A.H.P. Systems, Inc. in partial consideration for the merger of A.H.P. Systems, Inc. with and into a wholly-owned subsidiary of the registrant.

19. On March 8, 2000, the registrant issued shares of Series D preferred stock (10,921 shares of common stock) to one investor at $228.90 per share, for an aggregate purchase price of $2.5 million.

20. On March 8, 2000, the registrant issued an aggregate of 45,271 shares of common stock to 20 investors at $264.90 per share, for an aggregate purchase price of $12.0 million.

21. On March 9, 2000, the registrant issued 2,222 shares of common stock to a service provider in return for up to $500,000 of future advertising through March 2002.

22. On March 9, 2000, the registrant granted a warrant to purchase 2,777 shares of common stock to a service provider at an exercise price of $450.00 per share.

23. On March 10, 2000, the registrant granted a warrant to purchase 8,333 shares of common stock to a strategic partner at an exercise price of $450.00 per share.

24. On March 10, 2000, the registrant entered into a stock purchase agreement pursuant to which the registrant issued 21,756 shares of common stock to three former shareholders of Logic Associates, Inc. in partial consideration for the acquisition of all of the issued and outstanding shares of capital stock of Logic Associates, Inc.

25. On March 10, 2000, the registrant entered into a stock purchase agreement pursuant to which the registrant issued 5,673 shares of common stock to two former stockholders of M Data, Inc. in partial consideration for the acquisition by a wholly-owned subsidiary of the registrant of all of the issued and outstanding common stock of M Data, Inc.

26. On March 10, 2000, the registrant issued shares of Series A-1 preferred stock (approximately 1,759 shares of common stock) to the registrant's 401(k) plan at $174.00 per share, for an aggregate purchase price of $306,112.

27. On April 17, 2000, the registrant granted a warrant to purchase 833 shares of common stock to an investor at an exercise price equal to the initial public offering price.

28. On July 14, 2000, the registrant issued a convertible promissory note in the original principal amount of $2.5 million and a warrant to purchase 4,166 shares of common stock at an exercise price of $120.00 per share to each of two investors.

29. On July 28, 2000, the registrant issued a convertible promissory note in the original principal amount of $2.5 million and a warrant to purchase 4,166 shares of common stock at an exercise price of $120.00 per share to each of two investors.

30. On August 29, 2000, the registrant issued a convertible promissory note in the original principal amount of $5.0 million and a warrant to purchase 8,333 shares of common stock at an exercise price of $120.00 to an investor.

31. On October 30, 2000, the registrant issued shares of Series E-1 preferred stock (9,384,382 shares of common stock) to six investors at $6.66 per share, for an aggregate purchase price of $62.5 million.

32. On January 4, 2001, in connection with the execution of a marketing alliance agreement the registrant granted a warrant to purchase 83,333 shares of common stock to the other party to the agreement at an exercise price of $120.00 per share.

33. On March 12, 2001, the registrant issued shares of Series E-1 preferred stock (1,051,051 shares of common stock) to one investor at $6.66 per share, for an aggregate purchase price of $7.0 million.

34. Between November 28, 2000 and March 23, 2001 the registrant issued an aggregate of 181 shares of common stock at $34.50 per share in connection with the exercise of options under the registrant's 1999 stock option plan.

35. Between March 27, 2000 and August 22, 2001 the registrant issued shares of Series A-1 preferred stock (1,243 shares of common stock) at $36.00 per share in connection with the exercise of options under the registrant's 1999 stock option plan.

36. On September 26, 2001, the registrant issued 333 shares of common stock to a former employee in settlement of a claim.

37. On September 27, 2001, the registrant issued a convertible promissory note in the original principal amount of $750,000 and a warrant to purchase 10,416 shares of common stock at an exercise price of $18.00 per share to each of two investors.

38. On October 16, 2001, the registrant granted a warrant to purchase shares of Series E-1 preferred stock (30,030 shares of common stock) to a service provider at an exercise price of $6.66 per share.

39. On November 28, 2001, the registrant issued a convertible promissory note in the original principal amount of $750,000 and a warrant to purchase shares of Series E-1 preferred stock (22,522 shares of common stock) at an exercise price of $6.66 per share to each of two investors.

40. On December 27, 2001, the registrant issued two convertible promissory notes each in the original principal amount of $750,000 to two investors.

41. On December 31, 2001, the registrant issued shares of Series F preferred stock (2,401,351 shares of common stock) to three investors at $6.20 per share, for an aggregate purchase price of $14.9 million.

42. On December 31, 2001, the registrant granted a warrant to purchase shares of Series F preferred stock (368,305 shares of common stock) to an investor at an exercise price of $0.02 per share and issued shares of Series F preferred stock (368,305 shares of common stock) for an aggregate purchase price of $5,709 upon exercise of the warrant.

43. Between February 25, 2000 and December 1, 2001, the registrant granted options to purchase 306,226 shares of common stock to employees, consultants, and directors at exercise prices ranging from $45.00 to $352.50 per share under the registrant's 2000 stock incentive plan.

44. On January 31, 2002, the registrant issued shares of Series F preferred stock (121,765 shares of common stock) to an investor at $6.20 per share, for an aggregate purchase price of $0.8 million.

45. On February 5, 2002, the registrant granted options to purchase shares of Series E-1 preferred stock (1,694,067 shares of common stock) to employees and directors at an exercise price of $1.90 per share under the registrant's 2002 key executive stock incentive plan.

46. On February 5, 2002, the registrant issued warrants to purchase 7,500 shares of common stock to an investor at an exercise price equal to the initial public offering price.

47. On March 5, 2002, the registrant granted options to purchase shares of Series E-1 preferred stock (7,627 shares of common stock) to a director at an exercise price of $1.90 per share.

48. On April 22, 2002, the registrant granted options to purchase 847,585 shares of common stock to certain employees at an exercise price of $7.00 per share under the registrant's 2002 stock incentive plan.

The issuances of the above securities were intended to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder, or other applicable exemptions of the Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in clauses 2, 3, 7, 26, 34, 35, 43, 45, 47, and 48 above were intended to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder. The recipients of securities in each such transaction, who were primarily accredited investors within the meaning of Rule 501 promulgated under the Securities Act, represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. The registrant believes that all recipients had adequate access to information about the registrant's financial condition and operations through their relationships with the registrant and through the opportunity to ask questions of and receive answers from the registrant's management, and that all such recipients had such knowledge and experience in financial and business matters that they were capable of evaluating, alone or together with their advisors, the merits and risks of their investments in the registrant's securities.

ITEM 16. EXHIBITS.

(a) EXHIBITS. The following exhibits are filed as part of this registration statement:


    NUMBER                                   DESCRIPTION
---------------      ------------------------------------------------------------
      1.1*           Form of Underwriting Agreement.
      3.1(a)*        Registrant's Amended and Restated Certificate of
                     Incorporation (to be replaced by Exhibit 3.1(c) upon the
                     closing of this offering).
      3.1(b)*        Certificate of Amendment to Amended and Restated Certificate
                     of Incorporation.
      3.1(c)*        Form of registrant's Amended and Restated Certificate of
                     Incorporation (to be in effect upon the closing of this
                     offering).
      3.2(a)*        Registrant's Amended and Restated Bylaws (to be replaced by
                     Exhibit 3.2(b) upon the closing of this offering).
      3.2(b)*        Form of registrant's Amended and Restated Bylaws (to be in effect upon the closing of this offering).
      5.1*           Opinion of Morgan, Lewis & Bockius LLP regarding the
                     legality of the common stock being registered.
     10.1*           Registrant's 1999 Stock Option Plan.
     10.2*           Registrant's 2000 Stock Incentive Plan.
     10.3*           Registrant's 2002 Employee Stock Purchase Plan.
     10.4*           Registrant's 2002 Key Executive Stock Incentive Plan.
     10.5*           Registrant's 2002 Employee Stock Incentive Plan.
     10.6*           Employment Agreement effective January 1, 2002 between the registrant and Marc Olin.
     10.7*           Employment Agreement effective January 1, 2002 between the registrant and Joseph J. Whang.
     10.8*           Employment Agreement effective January 1, 2002 between the registrant and Ronald F. Hyland, Sr.
     10.9*           Amended and Restated Strategic Alliance Agreement dated
                     December 31, 2001 between the registrant and Creo Products,
                     Inc.

    NUMBER                                   DESCRIPTION
---------------      ------------------------------------------------------------
     10.10*          2002 Sales Channel Agreement dated as of January 1, 2002
                     between the registrant, Creo Products Inc., and CreoScitex
                     America, Inc.
     10.11*          Form of Indemnification Agreement between the registrant and its directors and certain of its officers.
     10.12*          Credit Agreement dated December 31, 2001 between the
                     registrant and Iris Graphics Inc.
     10.13*          Guarantee and Collateral Agreement dated as of December 31,
                     2001 made by the registrant and certain of its subsidiaries in favor of Iris Graphics Inc.
     10.14*          Series F Preferred Stock Purchase Agreement dated December
                     31, 2001 between the registrant and the purchasers listed on
                     Exhibit A thereto.
     10.15*          Fifth Amended and Restated Investors' Rights Agreement dated
                     December 31, 2001.
     10.16*          Series E Preferred Stock Purchase Agreement dated October
                     30, 2000 between the registrant and the investors listed on
                     Exhibit A thereto, as amended March 12, 2001.
     10.17*          Stock Purchase Agreement dated as of November 8, 1999
                     between the registrant and Marc Olin.
     10.18*          Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and Marc Olin, as borrower.
     10.19*          Pledge Agreement dated as of November 8, 1999 between the
                     registrant and Marc Olin.
     10.20*          Stock Purchase Agreement dated as of December 22, 1999
                     between the registrant and Joseph J. Whang.
     10.21*          Secured Promissory Note dated as of December 22, 1999
                     between the registrant, as lender, and Joseph J. Whang, as borrower.
     10.22*          Pledge Agreement dated as of December 22, 1999 between the registrant and Joseph J. Whang.
     10.23*          Stock Purchase Agreement dated as of November 8, 1999
                     between the registrant and Ronald F. Hyland, Sr.
     10.24*          Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and Ronald F. Hyland, Sr., as
                     borrower.
     10.25*          Pledge Agreement dated as of November 8, 1999 between the
                     registrant and Ronald F. Hyland, Sr.
     10.26*          Separation and Mutual General Release Agreement dated April
                     26, 2001 between the registrant and William L. Guttman.
     10.27*          Letter Agreement dated April 26, 2001 between the registrant and William L. Guttman.
     10.28(a)*       Pledge Agreement dated as of November 8, 1999 between the
                     registrant and William L. Guttman.
     10.28(b)*       Amendment to Pledge Agreement dated April 26, 2001 between the registrant and William L. Guttman.
     10.29*          Stock Purchase Agreement dated as of November 8, 1999
                     between the registrant and William L. Guttman.
     10.30*          Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and William L. Guttman, as
                     borrower.
     10.31+          License Agreement effective March 9, 2000 by and between the registrant and Henry B. Freedman.
     10.32*          Secured Promissory Note dated April 26, 2001 between the
                     registrant, as lender, and William Guttman, as borrower.
     10.33*          Unsecured Promissory Note dated April 26, 2001 between
                     William Guttman, as lender, and the registrant, as borrower.
     10.34*          Option Agreement dated April 26, 2001 by and between William
                     Guttman and the registrant.

    NUMBER                                   DESCRIPTION
---------------      ------------------------------------------------------------
     10.35*          Marketing Alliance Agreement dated January 4, 2001 by and
                     between A.T. Kearney Procurement Solutions, Inc. (f/k/a
                     CoNext Holdings, Inc.).
     10.36*          Prepayment Agreement dated as of March 25, 2002 between the registrant and Iris Graphics Inc.
     10.37*          Waiver Letter dated February 11, 2002 from Iris Graphics
                     Inc.
     10.38*          Form of Oracle License Agreement.
     21.1*           Subsidiaries of the registrant.
     23.1            Consent of Ernst & Young LLP.
     23.2            Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).
     24.1*           Power of Attorney.

------------

 *  Previously filed.

 + Portions of this exhibit have been omitted based on a request for confidential treatment by the Commission. The omitted portions of this exhibit have been filed separately with the Commission.

(b) FINANCIAL STATEMENT SCHEDULES. All financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on May 17, 2002.


                                          PRINTCAFE SOFTWARE, INC.

                                          By: /s/ MARC D. OLIN
                                            ------------------------------------
                                              Marc D. Olin
                                              President and Chief Executive
                                              Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                    CAPACITY                   DATE
---------------------------------------------------  ----------------------------------  ------------

/s/ MARC D. OLIN                                     President, Chief Executive Officer  May 17, 2002
---------------------------------------------------  and Director
Marc D. Olin

/s/ JOSEPH J. WHANG                                  Chief Financial Officer and Chief   May 17, 2002
---------------------------------------------------  Operating Officer (Principal
Joseph J. Whang                                      Financial and Accounting Officer)

*                                                    Chairman of the Board               May 17, 2002
---------------------------------------------------
Amos Michelson

*                                                    Director                            May 17, 2002
---------------------------------------------------
Charles J. Billerbeck

*                                                    Director                            May 17, 2002
---------------------------------------------------
Victor A. Cohn

*                                                    Director                            May 17, 2002
---------------------------------------------------
Thomas J. Gill

*                                                    Director                            May 17, 2002
---------------------------------------------------
Judi Hess

*                                                    Director                            May 17, 2002
---------------------------------------------------
Geraldine B. Sinclair


*By: /s/ MARC D. OLIN
     ---------------------------------
Attorney-in-fact, pursuant to powers
of attorney previously filed as part
     of this registration statement.

                                 EXHIBIT INDEX


  NUMBER                                DESCRIPTION
----------      ------------------------------------------------------------
  1.1*          Form of Underwriting Agreement.
  3.1(a)*       Registrant's Amended and Restated Certificate of
                Incorporation (to be replaced by Exhibit 3.1(c) upon the
                closing of this offering).
  3.1(b)*       Certificate of Amendment to Amended and Restated Certificate
                of Incorporation.
  3.1(c)*       Form of registrant's Amended and Restated Certificate of
                Incorporation (to be in effect upon the closing of this
                offering).
  3.2(a)*       Registrant's Amended and Restated Bylaws (to be replaced by
                Exhibit 3.2(b) upon the closing of this offering).
  3.2(b)*       Form of registrant's Amended and Restated Bylaws (to be in effect upon the closing of this offering).
  5.1*          Opinion of Morgan, Lewis & Bockius LLP regarding the
                legality of the common stock being registered.
 10.1*          Registrant's 1999 Stock Option Plan.
 10.2*          Registrant's 2000 Stock Incentive Plan.
 10.3*          Registrant's 2002 Employee Stock Purchase Plan.
 10.4*          Registrant's 2002 Key Executive Stock Incentive Plan.
 10.5*          Registrant's 2002 Employee Stock Incentive Plan.
 10.6*          Employment Agreement effective January 1, 2002 between the registrant and Marc Olin.
 10.7*          Employment Agreement effective January 1, 2002 between the registrant and Joseph J. Whang.
 10.8*          Employment Agreement effective January 1, 2002 between the registrant and Ronald F. Hyland, Sr.
 10.9*          Amended and Restated Strategic Alliance Agreement dated
                December 31, 2001 between the registrant and Creo Products,
                Inc.
 10.10*         2002 Sales Channel Agreement dated as of January 1, 2002
                between the registrant, Creo Products Inc., and CreoScitex
                America, Inc.
 10.11*         Form of Indemnification Agreement between the registrant and its directors and certain of its officers.
 10.12*         Credit Agreement dated December 31, 2001 between the
                registrant and Iris Graphics Inc.
 10.13*         Guarantee and Collateral Agreement dated as of December 31,
                2001 made by the registrant and certain of its subsidiaries in favor of Iris Graphics Inc.
 10.14*         Series F Preferred Stock Purchase Agreement dated December
                31, 2001 between the registrant and the purchasers listed on
                Exhibit A thereto.
 10.15*         Fifth Amended and Restated Investors' Rights Agreement dated
                December 31, 2001.
 10.16*         Series E Preferred Stock Purchase Agreement dated October
                30, 2000 between the registrant and the investors listed on
                Exhibit A thereto, as amended March 12, 2001.
 10.17*         Stock Purchase Agreement dated as of November 8, 1999
                between the registrant and Marc Olin.
 10.18*         Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and Marc Olin, as borrower.
 10.19*         Pledge Agreement dated as of November 8, 1999 between the
                registrant and Marc Olin.
 10.20*         Stock Purchase Agreement dated as of December 22, 1999
                between the registrant and Joseph J. Whang.
 10.21*         Secured Promissory Note dated as of December 22, 1999
                between the registrant, as lender, and Joseph J. Whang, as borrower.
 10.22*         Pledge Agreement dated as of December 22, 1999 between the registrant and Joseph J. Whang.

  NUMBER                                DESCRIPTION
----------      ------------------------------------------------------------
 10.23*         Stock Purchase Agreement dated as of November 8, 1999
                between the registrant and Ronald F. Hyland, Sr.
 10.24*         Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and Ronald F. Hyland, Sr., as
                borrower.
 10.25*         Pledge Agreement dated as of November 8, 1999 between the
                registrant and Ronald F. Hyland, Sr.
 10.26*         Separation and Mutual General Release Agreement dated April
                26, 2001 between the registrant and William L. Guttman.
 10.27*         Letter Agreement dated April 26, 2001 between the registrant and William L. Guttman.
 10.28(a)*      Pledge Agreement dated as of November 8, 1999 between the
                registrant and William L. Guttman.
 10.28(b)*      Amendment to Pledge Agreement dated April 26, 2001 between the registrant and William L. Guttman.
 10.29*         Stock Purchase Agreement dated as of November 8, 1999
                between the registrant and William L. Guttman.
 10.30*         Secured Promissory Note dated as of November 8, 1999 between the registrant, as lender, and William L. Guttman, as
                borrower.
 10.31+         License Agreement effective March 9, 2000 by and between the registrant and Henry B. Freedman.
 10.32*         Secured Promissory Note dated April 26, 2001 between the
                registrant, as lender, and William Guttman, as borrower.
 10.33*         Unsecured Promissory Note dated April 26, 2001 between
                William Guttman, as lender, and the registrant, as borrower.
 10.34*         Option Agreement dated April 26, 2001 by and between William
                Guttman and the registrant.
 10.35*         Marketing Alliance Agreement dated January 4, 2001 by and
                between A.T. Kearney Procurement Solutions, Inc. (f/k/a
                CoNext Holdings, Inc.).
 10.36*         Prepayment Agreement dated as of March 25, 2002 between the registrant and Iris Graphics Inc.
 10.37*         Waiver Letter dated February 11, 2002 from Iris Graphics
                Inc.
 10.38*         Form of Oracle License Agreement.
 21.1*          Subsidiaries of the registrant.
 23.1           Consent of Ernst & Young LLP.
 23.2           Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).
 24.1*          Power of Attorney.


------------

 *  Previously filed.

 + Portions of this exhibit have been omitted based on a request for confidential treatment by the Commission. The omitted portions of this exhibit have been filed separately with the Commission.